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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                PROFFITT'S, INC.
             (Exact Name of Registrant as Specified in its Charter)

           TENNESSEE                            5311                           62-0331040
(State or other Jurisdiction of     (Primary Standard Industrial              IRS Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number

                              -------------------

                              POST OFFICE BOX 9388
                             ALCOA, TENNESSEE 37701
                                 (615) 983-7000
              (Address, including zip code, and telephone number,
        including area code of Registrant's Principal Executive Office)
                              -------------------

                                 R. BRAD MARTIN
                             5810 SHELBY OAKS DRIVE
                            MEMPHIS, TENNESSEE 38134
                                 (901) 372-4300
           (Name, Address, including zip code, and telephone number,
                   including area code of Agent for Service)
                              -------------------

                                   COPIES TO:

              JAMES A. STRAIN, ESQ.                               BRIAN J. MARTIN, ESQ.
                BARNES & THORNBURG                                   PROFFITT'S, INC.
           1313 MERCHANTS BANK BUILDING                            3455 HIGHWAY 80 WEST
             11 SOUTH MERIDIAN STREET                           JACKSON, MISSISSIPPI 39209
           INDIANAPOLIS, INDIANA 46204                                (601) 968-5215
                (317) 231-7233

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: as soon as practicable after the effective date of the Registration Statement, but not earlier than the date of the meetings of the stockholders of Proffitt's, Inc. and Younkers, Inc., referred to herein.

                              -------------------

                        CALCULATION OF REGISTRATION FEE



          TITLE OF EACH                              PROPOSED MAXIMUM  PROPOSED MAXIMUM
       CLASS OF SECURITIES           AMOUNT TO BE     OFFERING PRICE      AGGREGATE         AMOUNT OF
         TO BE REGISTERED           REGISTERED(1)      PER UNIT(2)    OFFERING PRICE(2)  REGISTRATION FEE
Common Stock, $0.10 Par Value         8,816,215          $25.125      $221,507,401.90   $76,381.86(3)

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of Younkers, Inc., a Delaware corporation ("Younkers"), in the proposed merger of Baltic Merger Corporation, a wholly owned subsidiary of the Registrant, with and into Younkers.
(2) Solely for purposes of calculating the registration fee with Rule 457(f)(1) as of December 27, 1995, being within 5 days of the filing of this Registration Statement.
(3) The Registrant paid $47,793.00 allocable to the registration fee in connection with its filing of preliminary proxy materials under Schedule 14A on November 17, 1995.

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PROFFITT'S, INC.
                             CROSS REFERENCE SHEET
                     (PURSUANT TO RULE 495 OF REGULATION C
                       UNDER THE SECURITIES ACT OF 1933)
                     RELATING TO ITEMS REQUIRED BY FORM S-4

 ITEM                                                              LOCATION OR
NUMBER                    CAPTION                              PROSPECTUS CAPTION
------   -----------------------------------------  -----------------------------------------
  1.     Forepart of Registration Statement and     Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus     Outside Front Cover Page of Prospectus
  2.     Inside Front and Outside Back Cover Pages  Inside Front and Outside Back Cover Pages
         of Prospectus                              of Prospectus
  3.     Risk Factors, Ratio of Earnings to Fixed   "Summary"; "Summary-- The Merger-- Other
         Charges and Other Information              Significant Considerations"; "-- Selected
                                                    Financial and Operating Data";
                                                    "--Comparative Per Share Data"; "--
                                                    Comparative Stock Prices and Dividends";
                                                    "The Merger"; "Business of Proffitt's";
                                                    "Business of Younkers"
  4.     Terms of the Transaction                   "Summary"; "The Merger"; "The Merger
                                                    Agreement"; "Description of Proffitt's
                                                    Capital Stock"; "Comparison of Rights of
                                                    Holders of Proffitt's Common Stock and
                                                    Younkers Common Stock"
  5.     Pro Forma Financial Information            "Unaudited Pro Forma Condensed Combined
                                                    Financial Statements"
  6.     Material Contacts with the Company Being   "The Merger"; "The Merger Agreement"
         Acquired
  7.     Additional Information Required for        Not Applicable
         Reoffering by Persons and Parties Deemed
         to be Underwriters
  8.     Interests of Named Experts and Counsel     "Legal Opinions"; "Experts"
  9.     Disclosure of Commission Position on       Not Applicable
         Indemnification for Securities Act
         Liabilities
 10.     Information With Respect to S-3            "Available Information"; "Incorporation
         Registrants                                of Certain Documents by Reference"
 11.     Incorporation of Certain Information by    "Incorporation of Certain Documents by
         Reference                                  Reference"
 12.     Information With Respect to S-2 or S-3     Not Applicable
         Registrants
 13.     Incorporation of Certain Information by    Not Applicable
         Reference
 14.     Information With Respect to Registrants    Not Applicable
         Other Than S-3 or S-2 Registrants
 15.     Information With Respect to S-3 Companies  "Available Information"; "Incorporation
                                                    of Certain Documents by Reference"
 16.     Information With Respect to S-3 or S-2     Not Applicable
         Companies
 17.     Information With Respect to Companies      Not Applicable
         Other Than S-3 or S-2 Companies
 18.     Information if Proxies, Consents or        "The Special Meetings"; "The Merger"
         Authorizations Are to be Solicited
 19.     Information if Proxies, Consents or        Not Applicable
         Authorizations Are Not to be Solicited or
         in an Exchange Offer

                                PROFFITT'S, INC.
                                      AND
                                 YOUNKERS, INC.
                             JOINT PROXY STATEMENT
                                 --------------
                                PROFFITT'S, INC.
                                   PROSPECTUS
                                 --------------
              SPECIAL MEETING OF STOCKHOLDERS OF PROFFITT'S, INC.
                         TO BE HELD ON JANUARY 31, 1996
               SPECIAL MEETING OF STOCKHOLDERS OF YOUNKERS, INC.
                         TO BE HELD ON JANUARY 31, 1996

    This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to stockholders of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), and to stockholders of Younkers, Inc., a Delaware corporation ("Younkers"), in connection with the solicitation of proxies by the Board of Directors of each corporation for use at the Special Meeting of Stockholders of Proffitt's (the "Proffitt's Special Meeting") and the Special Meeting of Stockholders of Younkers (the "Younkers Special Meeting" and, together with the Proffitt's Special Meeting, the "Special Meetings"), respectively, in each case including any adjournments or postponements thereof. The Special Meetings are both scheduled to be held on January 31, 1996. This Joint Proxy Statement/Prospectus relates to (i) the proposed merger (the "Merger") of Baltic Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Proffitt's ("Sub"), with and into Younkers pursuant to the Agreement and Plan of Merger, dated as of October 22, 1995 (the "Merger Agreement"), among Proffitt's, Sub and Younkers, with Younkers, as the surviving corporation in the Merger, to become a wholly-owned subsidiary of Proffitt's; and (ii) the issuance of shares (the "Stock Issuance") of Proffitt's Common Stock (as defined below) in connection with the Merger. In addition, this Joint Proxy Statement/Prospectus describes a proposed amendment (the "Incentive Plan Amendment") to Proffitt's 1994 Long-Term Incentive Plan (the "Incentive Plan") to be considered at the Proffitt's Special Meeting. APPROVAL OF THE STOCK ISSUANCE AND THE INCENTIVE PLAN AMENDMENT ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER.

    Subject to certain provisions described herein with respect to certain shares owned by Proffitt's, Younkers and their respective wholly-owned subsidiaries, each outstanding share of Common Stock, par value $0.01 per share, of Younkers (the "Younkers Common Stock"), will be converted in the Merger into
0.98 validly issued, fully paid and nonassessable shares of Common Stock, par value $0.10 per share, of Proffitt's (the "Proffitt's Common Stock"). Cash will be paid in lieu of fractional shares of Proffitt's Common Stock.

    This Joint Proxy Statement/Prospectus constitutes a prospectus of Proffitt's regarding up to 8,816,215 shares of Proffitt's Common Stock issuable to Younkers stockholders pursuant to the Merger Agreement, assuming the exercise of all currently outstanding stock options of Younkers.

    The Proffitt's Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "PRFT," and the Younkers Common Stock is listed for trading on the NASDAQ National Market System under the symbol "YONK." On October 20, 1995, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales prices of Proffitt's Common Stock and Younkers Common Stock as reported on the NASDAQ National Market System were $28 3/4 and $19 1/16 per share, respectively. On January 2, 1996, the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the last sales prices of Proffitt's Common Stock and Younkers Common Stock as reported on the NASDAQ National Market System were $26.00 and $25.00 per share, respectively. For a description of Proffitt's Common Stock, see "DESCRIPTION OF PROFFITT'S CAPITAL STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND YOUNKERS COMMON STOCK." Proffitt's and Younkers stockholders are urged to obtain current market quotations for the Proffitt's Common Stock and the Younkers Common Stock.

    This Joint Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to stockholders of Proffitt's and Younkers on or about January 4, 1996.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

  The date of this Joint Proxy Statement/Prospectus is January 3, 1996.

                               TABLE OF CONTENTS

                                              PAGE
                                              ----

AVAILABLE INFORMATION......................     3
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE..................................     3
SUMMARY....................................     5
  The Companies............................     5
  The Merger Agreement.....................     6
  The Special Meetings.....................     6
    Time, Date and Place...................     6
    Matters To Be Considered at the Special
      Meetings.............................     6
    Votes Required.........................     6
    Record Date............................     7
    Security Ownership of Management.......     7
  The Merger...............................     8
    Effect of Merger.......................     8
    Recommendations of the Boards of
      Directors............................     8
    Opinions of Financial Advisors.........     8
    Effective Time of the Merger...........     9
    Interests of Certain Persons in the
      Merger...............................     9
    Conditions to the Merger...............     9
    Termination of the Merger Agreement....    10
    No Stockholders' Rights of Appraisal...    10
    Certain Federal Income Tax
      Consequences.........................    10
    Accounting Treatment of the Merger.....    10
    Comparison of Rights of Holders of
      Proffitt's Common Stock and Younkers
      Common Stock.........................    11
    Other Significant Considerations.......    11
  Selected Financial and Operating Data....    12
  Comparative Per Share Data...............    18
  Comparative Stock Prices and Dividends...    19
INTRODUCTION...............................    20
THE SPECIAL MEETINGS.......................    20
  Matters To Be Considered at the Special
    Meetings...............................    20
  Votes Required...........................    21
  Voting of Proxies........................    22
  Revocability of Proxies..................    22
  Record Dates; Stock Entitled to Vote;
    Quorum.................................    22
  Appraisal Rights.........................    23
  Solicitation of Proxies; General.........    23
  Holders of Younkers Common Stock Should
    Not Send Stock Certificates............    24
  Accountants..............................    24
THE MERGER.................................    24
  General..................................    24
  Background of the Merger.................    24


                                              PAGE
                                              ----

  Recommendations of the Board of
    Directors; Reasons for the Merger......    26
  Opinions of Financial Advisors...........    29
  Merger Consideration.....................    36
  Effective Time of the Merger.............    37
  Conversion of Shares; Procedures for
    Exchange of Long-Term Certificates.....    37
  Governmental and Regulatory Approvals....    38
  Certain Federal Income Tax Consequences..    39
  Accounting Treatment.....................    41
  Interests of Certain Persons in the
    Merger.................................    41
  NASDAQ National Market System Listing....    43
THE MERGER AGREEMENT.......................    43
Terms of the Merger........................    43
  Surrender and Payment....................    44
  Fractional Shares........................    45
  Conditions to the Merger.................    45
  Representations and Warranties...........    46
  Conduct of Business Pending the Merger...    47
  Younkers Stock Options...................    49
  Composition of Proffitt's Board of
    Directors Post-Merger..................    49
  No Solicitation..........................    49
  Indemnification; Directors and Officers
    Insurance..............................    50
  Termination..............................    50
  Fees and Expenses........................    51
  Amendment................................    53
  Waiver...................................    53
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS.......................    54
DESCRIPTION OF PROFFITT'S CAPITAL STOCK....    62
COMPARISON OF RIGHTS OF HOLDERS OF
  PROFFITT'S COMMON STOCK AND YOUNKERS
  COMMON STOCK.............................    64
SECURITY OWNERSHIP OF MANAGEMENT AND
  CERTAIN BENEFICIAL OWNERS................    70
PROPOSED AMENDMENT TO PROFFITT'S 1994
  LONG-TERM INCENTIVE PLAN.................    73
BUSINESS OF PROFFITT'S.....................    75
BUSINESS OF YOUNKERS.......................    76
LEGAL OPINIONS.............................    77
EXPERTS....................................    77
OTHER INFORMATION AND STOCKHOLDER
PROPOSALS..................................    77


Annexes
Appendix I     Agreement and Plan of Merger dated as October 22, 1995, among Proffitt's, Inc., Baltic
               Merger Corporation and Younkers, Inc.
Appendix II    Opinion of Smith Barney Inc.
Appendix III   Opinion of Goldman, Sachs & Co.
Appendix IV    Form of Proffitt's 1994 Incentive Plan as proposed to be amended

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROFFITT'S OR YOUNKERS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROFFITT'S OR YOUNKERS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    Proffitt's and Younkers are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Proffitt's and Younkers with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    Proffitt's has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Proffitt's Common Stock to be issued in connection with the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Proffitt's (Commission File No. 0-15907) and Younkers (Commission File No. 0-19947) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy
Statement/Prospectus:

        1. Proffitt's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "Proffitt's 1995 10-K");

        2. Proffitt's Quarterly Reports on Form 10-Q for the quarters ended April 29, July 29, and October 28, 1995;

        3. Proffitt's Current Reports on Form 8-K reporting events occurring on October 23, 1995 and November 1, 1995;

        4. The description of Proffitt's Common Stock contained in Proffitt's Registration Statement on Form 8-A dated May 27, 1987 and Proffitt's Registration Statement on Form S-3 dated October 19, 1993 (Registration No. 33-70000);

        5. Proffitt's Registration Statement on Form 8-A dated April 3, 1995 in respect of the Proffitt's Share Purchase Rights Plan;

        6. Younkers' Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "Younkers' 1995 10-K");

        7. Younkers' Quarterly Reports on Form 10-Q for the quarters ended April 29, July 29 (as amended), and October 28, 1995;

        8. Younkers' Current Report on Form 8-K dated October 24, 1995;

        9. The description of Younkers' Common Stock contained in Younkers' Registration Statement on Form 8-A dated March 13, 1992; and

        10. Younkers' Registration Statement on Form 8-A dated November 3, 1994 and Registration Statement on Form 8-A/A dated November 1, 1995 in respect of the Younkers Rights Plan (as defined below).

    All documents and reports filed by Proffitt's and Younkers pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, IN THE CASE OF DOCUMENTS RELATING TO PROFFITT'S, TO PROFFITT'S, INC., P.O. BOX 9388, ALCOA, TENNESSEE 37701 (TELEPHONE NUMBER: (615) 983-7000), ATTENTION: INVESTOR RELATIONS; OR, IN THE CASE OF DOCUMENTS RELATING TO YOUNKERS, TO YOUNKERS, INC., 7TH AND WALNUT STREETS, DES MOINES, IOWA 50397 (TELEPHONE NUMBER: (515) 244-1112), ATTENTION: CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY JANUARY 22, 1996.

    All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Proffitt's or Sub has been supplied by Proffitt's, and all such information relating to Younkers has been supplied by Younkers.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Appendices hereto. As used herein, unless the context otherwise requires, "Younkers" means Younkers, Inc. and its consolidated subsidiaries, "Proffitt's" means Proffitt's, Inc. and its consolidated subsidiaries and "Sub" means Baltic Merger Corporation, a wholly-owned subsidiary of Proffitt's.

    Stockholders of Proffitt's and Younkers are urged to read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety. Stockholders should carefully consider the information set forth below under the heading "Other Significant Considerations."

THE COMPANIES

    Proffitt's and Sub. Founded in 1919, Proffitt's is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. Proffitt's stores are primarily anchor stores in leading regional malls. Proffitt's currently operates under two divisions, the Proffitt's Division with 26 stores and the McRae's Division with 28 department stores and one specialty store. The stores operated under the Proffitt's Division are located in Tennessee (13 stores), Virginia (8 stores), Georgia (2 stores), Kentucky (2 stores) and North Carolina (1 store). The McRae's department stores are located in Alabama (13 stores), Mississippi (12 stores), Florida (2 stores) and Louisiana (1 store). Proffitt's operates separate merchandising, sales promotion and store operating divisions for the Proffitt's and McRae's Divisions, but operates centralized administrative and support functions, such as accounting, information systems and credit. Proffitt's is incorporated in Tennessee, its principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (615) 983-7000. For further information concerning Proffitt's, see "--Selected Financial and Operating Data," "BUSINESS OF PROFFITT'S," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    Sub was organized as a Delaware corporation on October 20, 1995 for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than those incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (615) 983-7000.

    Younkers. Younkers is a leading fashion department store chain in Iowa, Nebraska and Wisconsin. Younkers operates 53 stores in those three states and the contiguous states of Michigan, Illinois, Minnesota and South Dakota. Younkers' stores are generally located in mid-sized to smaller cities where Younkers is one of the primary department stores and competition is more limited than in major metropolitan areas. Younkers' stores are full-line department stores which offer basic apparel for the entire family. In addition to apparel, these stores carry major cosmetic and fragrance lines, as well as a wide selection of housewares, china, linens, gift items and other merchandise. Younkers also sells furniture and operates restaurants in certain of its stores. Younkers is incorporated in Delaware, its principal executive offices are located at 7th and Walnut Streets, Des Moines, Iowa 50397, and its telephone number is (515) 244-1112. For further information concerning Younkers, see "--Selected Financial and Operating Data," "BUSINESS OF YOUNKERS," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE MERGER AGREEMENT

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, Sub will be merged with and into Younkers at the effective time of the Merger (the "Effective Time"), and Younkers will continue as the surviving corporation and a wholly-owned subsidiary of Proffitt's. Subject to the terms and conditions of the Merger Agreement, each share of Younkers Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares held by Proffitt's, Younkers or their respective subsidiaries) will be converted into .98 (the "Conversion Number" or the "Exchange Ratio") shares of Proffitt's Common Stock. See "THE MERGER AGREEMENT."

    The Conversion Number was determined through arms-length negotiations between Proffitt's and Younkers.

THE SPECIAL MEETINGS

    Time, Date and Place. The Proffitt's Special Meeting will be held at 10:00 a.m., local time, on January 31, 1996, at Proffitt's corporate offices, Midland Shopping Center, 115 North Calderwood, Alcoa, Tennessee. The Younkers Special Meeting will be held at 9:00 a.m., local time, January 31, 1996, in the Younkers Tea Room, 7th and Walnut Streets, Des Moines, Iowa.

    Matters to be Considered at the Special Meetings.

    Proffitt's Special Meeting. At the Proffitt's Special Meeting, holders of Proffitt's Common Stock will consider and vote upon proposals to (i) approve the Merger Agreement, a conformed copy of which appears as Appendix I to this Joint Proxy Statement/Prospectus; (ii) approve the issuance of shares of Proffitt's Common Stock in connection with the Merger Agreement, including the issuance of shares of Proffitt's Common Stock in the Merger, and upon exercise of stock options of Younkers which, pursuant to the terms of the related stock option plans, following the Merger, will constitute options to purchase shares of Proffitt's Common Stock upon the terms set forth in such stock options plans and the Merger Agreement (collectively, the "Stock Issuance"); and (iii) approve an amendment to Proffitt's 1994 Long-Term Incentive Plan to increase the number of shares of Proffitt's Common Stock authorized for issuance under such plan (the "Incentive Plan Amendment"), a copy of which Incentive Plan, as proposed to be amended, appears as Appendix IV to this Joint Proxy Statement/Prospectus. APPROVAL OF THE MERGER AGREEMENT, THE STOCK ISSUANCE AND THE INCENTIVE PLAN AMENDMENT (COLLECTIVELY, THE "PROFFITT'S STOCKHOLDER APPROVALS") ARE ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER. Holders of shares of Proffitt's Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Proffitt's Special Meeting or any adjournments and postponements thereof.

    Younkers Special Meeting. At the Younkers Special Meeting, holders of shares of Younkers Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. Holders of shares of Younkers Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Younkers Special Meeting or at any adjournments or postponements thereof.

    Votes Required

    Proffitt's. Each holder of Proffitt's Common Stock is entitled to one vote per share held of record on the record date. The approval of the Merger Agreement requires the affirmative vote of a majority of the votes eligible to be cast on the proposal. The affirmative vote of a majority of the votes cast in person or by proxy is required to approve each of the Stock Issuance and the Incentive Plan Amendment, provided a quorum is present.

    Abstentions will be counted as shares present for purposes of determining the presence of a quorum at the Proffitt's Special Meeting. Abstentions with respect to the Merger Agreement will have the effect of votes against the approval of such matter. In addition, brokers who hold shares of Proffitt's Common Stock as nominees will not have discretionary authority to vote shares of Proffitt's Common Stock in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") will have the effect of a vote against the Merger Agreement. Neither abstentions nor broker non-votes with respect to the Stock Issuance and the Incentive Plan Amendment will have the effect of a vote for or against the matter. See "THE SPECIAL MEETINGS--Votes Required-- Proffitt's."

    Stockholders of Proffitt's should be aware that a stockholder who votes to approve the Merger Agreement and the Stock Issuance may be deemed to have ratified the terms of the Merger and the Stock Issuance, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger and the Stock Issuance in a subsequent legal proceeding. Proffitt's may use a stockholder's affirmative vote in favor of the Merger Agreement and the Stock Issuance as a defense to any subsequent challenge to the Merger and the Stock Issuance. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on the stockholder's rights to challenge the Merger and the Stock Issuance.

    Younkers. Each holder of Younkers Common Stock is entitled to one vote per share held of record on the record date. The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Younkers Common Stock.

    Abstentions will be counted as shares present for purposes of determining a quorum. Abstentions will have the effect of votes against adoption of the Merger Agreement. In addition, brokers who hold shares of Younkers Common Stock as nominees will not have discretionary authority to votes shares of Younkers Common Stock in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the effect of votes against the adoption of the Merger Agreement. See "THE SPECIAL MEETINGS--Votes Required--Younkers."

    Stockholders of Younkers should be aware that, under Delaware law, a stockholder who votes to adopt the Merger Agreement may be deemed to have ratified the terms of the Merger, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger in a subsequent legal proceeding. Younkers may use a stockholder's affirmative vote in favor of adoption of the Merger Agreement as a defense to any subsequent challenge to the Merger. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on the stockholder's rights to challenge the Merger.

    Record Date. The record date for the determination of holders of Proffitt's Common Stock and Younkers Common Stock entitled to notice of and to vote at the Special Meetings is December 22, 1995. On that date, there were 10,257,055 shares of Proffitt's Common Stock issued and outstanding, and there were 8,996,138 shares of Younkers Common Stock issued and outstanding.

    Security Ownership of Management. As of December 22, 1995, directors and executive officers of Proffitt's and their affiliates were beneficial owners of an aggregate of 2,572,929 shares (approximately 24.4%) of the outstanding shares of Proffitt's Common Stock (including 309,681 shares subject to options exercisable within 60 days). As of December 22, 1995, directors and executive officers of Younkers and their affiliates were beneficial owners of an aggregate of 535,051 shares (approximately 5.72%) of the outstanding shares of Younkers Common Stock (including 355,663 shares subject to options exercisable within 60 days).

THE MERGER

    Effect of Merger. At the Effective Time, Sub will be merged with and into Younkers, which will continue as the surviving corporation in the Merger. As a result of the Merger, Younkers will become a wholly-owned subsidiary of Proffitt's. Subject to certain provisions described herein with respect to certain shares owned by Proffitt's, Younkers and the respective subsidiaries of Proffitt's and Younkers, in the Merger each issued and outstanding share of Younkers Common Stock will be converted into .98 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

    Recommendations of the Board of Directors. The Board of Directors of Proffitt's has determined that the Merger is in furtherance of and consistent with its long-term business strategies and is in the best interests of the holders of shares of Proffitt's Common Stock. Accordingly, the Board has unanimously approved the Merger Agreement and the Merger, including the Stock Issuance, and recommends that Proffitt's stockholders vote in favor of the Merger Agreement and the Stock Issuance at the Proffitt's Special Meeting. The Board of Directors of Younkers believes that the terms of the Merger Agreement are consistent with and in furtherance of Younkers' long-term business strategy, and in the best interests of Younkers and its stockholders of Younkers and unanimously recommends that the stockholders of Younkers vote for adoption of the Merger Agreement.

     Carson Agreement. On January 2, 1996, Carson, Pirie Scott & Co. ("Carson"), Younkers and Proffitt's entered into an agreement pursuant to which, in exchange for Proffitt's granting registration rights to Carson for the Proffitt's shares it will own after the Merger, Carson has agreed to (1) publicly announce its support, and vote all of its Younkers shares in favor, of the Merger; (2) dismiss its lawsuit against Younkers without prejudice; and (3) without the prior approval of the Younkers board, not make a competing bid for Younkers so long as Carson is obligated to vote its shares in favor of the Merger. In addition, Carson signed a separate agreement with Younkers pursuant to which Younkers has agreed to sell two Younkers stores located in Rockford, Illinois to Carson for an aggregate consideration of $5 million. For a further discussion regarding the January 2, 1996 agreement with Carson, see "THE MERGER--Background of the Merger--Carson Agreement".


    THE BOARD OF DIRECTORS OF PROFFITT'S RECOMMENDS THAT THE HOLDERS OF PROFFITT'S COMMON STOCK APPROVE THE MERGER AGREEMENT AND THE RELATED STOCK ISSUANCE.

    THE BOARD OF DIRECTORS OF YOUNKERS RECOMMENDS THAT THE HOLDERS OF YOUNKERS COMMON STOCK ADOPT THE MERGER AGREEMENT.

    For additional information with respect to the determinations made by, and the recommendations of, the Proffitt's and Younkers Boards of Directors, see "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger."

    Opinions of Financial Advisors. Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Proffitt's in connection with the Merger and has delivered a written opinion, dated October 22, 1995, to the Board of Directors of Proffitt's to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to Proffitt's. The full text of the written opinion of Smith Barney dated October 22, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix II to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Conversion Number from a financial point of view to Proffitt's, does not address any other aspect of the Merger or related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Proffitt's Special Meeting. See "THE MERGER--Opinions of Financial Advisors-- Smith Barney Opinion to the Proffitt's Board of Directors."

    Goldman, Sachs & Co. ("Goldman Sachs") delivered its written opinion, dated October 22, 1995, to the Younkers Board of Directors that the Exchange Ratio was fair to the holders of Younkers Common Stock. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix III to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Goldman Sachs' opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any stockholder of Younkers as to how such stockholder should vote at the Younkers Special Meeting. See "THE MERGER--Opinions of Financial Advisors--Goldman Sachs Opinion to the Younkers Board of Directors."

    Effective Time of the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions to the Merger."

    Interests of Certain Persons in the Merger. Certain members of Younkers' management and Board of Directors have interests in the Merger in addition to their interests solely as stockholders of Younkers. Each of W. Thomas Gould, Chairman and Chief Executive Officer of Younkers, and Robert M. Mosco, President and Chief Operating Officer of Younkers, has entered into an Employment Agreement with Proffitt's dated as of October 22, 1995 (each, an "Employment Agreement" and together, the "Employment Agreements"). Pursuant to the Employment Agreements, as of the Effective Time Mr. Gould will serve as Vice Chairman of Proffitt's and Chairman of the Younkers Division, and Mr. Mosco will serve as President and Chief Executive Officer of the Younkers Division. See "THE MERGER--Interests of Certain Persons in the Merger."

    Mr. Gould has entered into a five-year Employment Agreement with Proffitt's pursuant to which he will receive a minimum base salary of $750,000 and be granted options on 100,000 shares of Proffitt's Common Stock unless Proffitt's and Mr. Gould agree to an alternative arrangement with respect to incentive compensation. This Employment Agreement is terminable by either party upon thirty days' notice at any time after one year after the Effective Time, and unless the termination is due to conviction by Mr. Gould of certain felonies, the base salary and medical and life insurance provisions will continue during the remaining term of the Employment Agreement.

    Mr. Mosco has entered into a three-year Employment Agreement with a minimum base salary of $450,000 which provides for the grant of options to purchase 50,000 shares of Proffitt's Common Stock. If Mr. Mosco is terminated without Cause or quits for Good Reason (as each is defined in Mr. Mosco's Employment Agreement), he will receive three times his highest annual salary in the prior 12 months and three times his average bonus in the preceding three fiscal years.

    The Merger Agreement provides that at the Effective Time four members of Younkers' current Executive Committee of the Board will be appointed to Proffitt's Board of Directors to serve until Proffitt's next regularly scheduled annual meeting of stockholders. The Merger Agreement further provides that for Proffitt's three annual meetings following the Effective Time, Proffitt's will use its reasonable best efforts to cause three or more current members of Younkers Executive Committee to be nominated for election as members of Proffitt's Board of Directors. See "THE MERGER AGREEMENT--Composition of Proffitt's Board of Directors Post-Merger."

    Conditions to the Merger. The obligations of Proffitt's, Sub and Younkers to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite stockholder approvals (including approval of the Incentive Plan Amendment), the authorization for listing on the NASDAQ National Market System of the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the receipt of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment, the effectiveness of the Registration Statement and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of Proffitt's to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, that there shall not be instituted or pending any action or proceeding by anyone as a result of the Merger Agreement which in the opinion of counsel to Proffitt's would have a material adverse effect on Proffitt's (assuming the Merger is consummated). The obligation of Younkers to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, the receipt of certain tax opinions from counsel to Younkers.

See "THE MERGER-- Governmental and Regulatory Approvals," "--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT --Conditions to the Merger."

    Certain of the foregoing conditions may not be waived by the parties, including stockholder approvals, the effectiveness of the Registration Statement and the absence of any order or legal restraint. Although the receipt of the accounting opinion of Coopers & Lybrand L.L.P. and the tax opinions of Younkers' counsel may be waived by the parties, Proffitt's and Younkers do not intend to consummate the Merger in the event either of such opinions are not or cannot be delivered.

    Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances, including, among other things, (i) by mutual written consent of Proffitt's and Younkers,
(ii) by either Proffitt's or Younkers if the Merger has not been effected prior to the close of business on June 30, 1996, (iii) by either Proffitt's or Younkers if the requisite stockholder approvals are not obtained, (iv) by either Proffitt's or Younkers in certain circumstances involving a competing transaction, and (v) by either Proffitt's or Younkers if the other party's Board of Directors withdraws or modifies its recommendation of the Merger, recommends a competing transaction or fails to recommend against a tender or exchange offer by a third party. See "THE MERGER AGREEMENT--Termination." The Merger Agreement provides that if the Merger Agreement is terminated (i) following the modification or withdrawal by the Younkers Board of Directors of its recommendation of the Merger, (ii) in certain situations in which the Younkers Board of Directors has recommended a competing transaction with respect to Younkers, or (iii) in certain situations involving a tender or exchange offer for Younkers Common Stock or certain acquisitions of Younkers Common Stock, and the Younkers stockholders did not approve the Merger prior to such termination, then Younkers will pay $6 million to Proffitt's. The Merger Agreement also provides that in the event that Younkers terminates the Merger Agreement pursuant to clause (ii) in the first sentence of this paragraph and a superior business combination transaction occurs with another person within twelve months following such termination, Proffitt's will receive a fee of $6 million. In addition, if the Merger Agreement is terminated (i) following the modification or withdrawal by Proffitt's Board of Directors of its recommendation for the Proffitt's Stockholder Approvals, (ii) in certain situations in which Proffitt's enters into certain business combination transactions with another person or
(iii) in certain situations involving a tender or exchange offer for Proffitt's Common Stock or certain acquisitions of Proffitt's Common Stock, and the Proffitt's stockholders did not approve the Merger prior to such termination, then Proffitt's will pay $6 million to Younkers.

    No Stockholders' Rights of Appraisal. In accordance with the Tennessee Business Corporation Act, stockholders of Proffitt's will not be entitled to appraisal rights in connection with the Merger. In accordance with the General Corporation Law of the State of Delaware, stockholders of Younkers will not be entitled to appraisal rights in connection with the Merger. See "THE SPECIAL MEETINGS-- Appraisal Rights."

    Certain Federal Income Tax Consequences. The obligation of Younkers to consummate the Merger is conditioned upon the receipt of an opinion of Sullivan & Cromwell, counsel to Younkers, to the effect, among other things, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by Younkers stockholders upon the receipt of Proffitt's Common Stock in exchange for Younkers Common Stock (except with respect to cash received in lieu of fractional shares of Proffitt's Common Stock). See "THE MERGER--Certain Federal Income Tax Consequences."

    Accounting Treatment of the Merger. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. The obligations of Proffitt's, Sub and Younkers to consummate the Merger are subject to the receipt by Proffitt's of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER--Accounting Treatment" and "THE MERGER AGREEMENT--Conditions to the Merger."

    Comparison of Rights of Holders of Proffitt's Common Stock and Younkers Common Stock. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND YOUNKERS COMMON STOCK" for a summary of the material differences between the rights of holders of Proffitt's Common Stock and Younkers Common Stock.

    Other Significant Considerations. In determining whether to approve the transactions contemplated by the Merger Agreement, Proffitt's and Younkers stockholders should consider that the price of Proffitt's Common Stock may vary from the price at the Effective Time, as well as from the prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of Proffitt's or Younkers, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic considerations and other factors. Because the Effective Time may occur at a later date than the date of the Special Meetings, there can be no assurance that the sales price of Proffitt's Common Stock on the date of the Special Meetings will be indicative of the sales price of Proffitt's Common Stock at the Effective Time or thereafter.

    Anticipated non-recurring charges related to direct costs of the Merger are estimated at $12.6 million. This includes estimated investment banking fees of $6.3 million payable by Proffitt's and Younkers, estimated legal, accounting and other transaction costs of $1.8 million, and estimated severance costs resulting from the Merger of $4.5 million. These non-recurring costs would represent a reduction in pro forma earnings per common share of $0.66 for the year ended January 28, 1995, and $0.65 per share for the nine months ended October 28, 1995. After the deduction of these non-recurring charges, pro forma net income would be $18,840,000 for the year ended January 28, 1995, and $449,000 for the nine-month period ended October 28, 1995. After the further deduction of preferred stock dividends, pro forma net income available to common stockholders would be $16,779,000 for the year ended January 28, 1995, and the net loss to common stockholders would be $1,013,000 for the nine months ended October 28, 1995. These charges do not include any charges or benefits related to the combination of the operations of the businesses.

    Stockholders of Proffitt's and Younkers also should consider that the Conversion Number is a fixed ratio in the Merger Agreement. As a result, the Conversion Number will not be adjusted in the event of an increase or decrease in the market price of either Proffitt's Common Stock or Younkers Common Stock, or both. Proffitt's and Younkers stockholders are urged to obtain current market quotations for the Proffitt's Common Stock and the Younkers Common Stock.

    Immediately prior to the Effective Time, there will be approximately 10,257,055 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of options. Immediately following the Effective Time, there will be approximately 19,073,270 shares of Proffitt's Common Stock outstanding, assuming the absence of any exercise of stock options. The shares of Proffitt's Common Stock issued to stockholders of Younkers pursuant to the Merger Agreement will comprise approximately 46.2% of the total number of shares of Proffitt's Common Stock outstanding after the Merger (and approximately 39.2% on a fully diluted basis, assuming exercise of all options exercisable within 60 days of the record date for the Proffitt's Special Meeting and the conversion of all Series A Preferred Stock and all 4.75% Convertible Subordinated Debentures due 2003 convertible within 60 days of the record date for the Proffitt's Special Meeting).

                     SELECTED FINANCIAL AND OPERATING DATA
                                      AND
                PRO FORMA SELECTED FINANCIAL AND OPERATING DATA

    Set forth on the following pages are selected historical financial and operating data of Proffitt's and Younkers, and selected unaudited pro forma combined financial and operating data of Proffitt's and Younkers. The historical data with respect to Proffitt's and Younkers is derived from the respective historical financial statements of Proffitt's and Younkers and should be read in conjunction with the financial statements and notes of Proffitt's and Younkers, respectively, incorporated herein by reference.

    The selected unaudited pro forma combined financial and operating data should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements."

SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S

    The selected financial and operating data below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Proffitt's and with Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Joint Proxy Statement/Prospectus. The selected financial and operating data as of and for the nine months ended October 29, 1994 and October 28, 1995 are derived from unaudited financial statements as of such dates and for such periods, but in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                                                                           NINE MONTHS
                                                          FISCAL YEAR ENDED(1)                              ENDED(2)
                                 ----------------------------------------------------------------------    -----------
                                  2/2/91     2/1/92(3)   1/30/93(4)(5)    1/29/94(4)(6)(7) 1/28/95(5)(8)   10/29/94(8)
                                 --------    --------    -------------    ----------      -------------    -----------

                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net Sales(10).................   $ 98,767    $104,873      $ 128,262       $200,884         $ 617,363       $ 392,158
Costs and expenses:
 Cost of sales(5).............     60,878      64,673         78,225        129,679           400,605         253,802
 Selling, general and
   administrative
expenses(5)...................     26,213      27,539         31,834         49,851           145,560          99,738
 Other operating expenses.....      7,109       7,303          8,793         15,754            43,711          30,949
                                 --------    --------    -------------    ----------      -------------    -----------
   Operating income...........      4,567       5,358          9,410          5,600            27,487           7,669
Other income (expense):
 Finance charge income, net of
   allocation to purchase of
   accounts receivable(11)....      4,005       4,030          4,457          5,964            13,653          10,058
 Interest expense.............     (5,404)     (4,616)        (2,881)        (2,976)          (15,655)        (11,353)
 Other income (expense) net...        194          92           (109)           805             1,109             777
                                 --------    --------    -------------    ----------      -------------    -----------
   Income before provision for
     income taxes and
     cumulative effect of
accounting changes............      3,362       4,864         10,877          9,393            26,594           7,151
Provision for income taxes....      1,297       1,851          4,130          3,663            10,466           2,971
                                 --------    --------    -------------    ----------      -------------    -----------
 Income before cumulative
   effect of accounting
changes.......................      2,065       3,013          6,747          5,730            16,128           4,180
Cumulative effect of
 accounting changes (net of
tax)(5).......................                                                  333
                                 --------    --------    -------------    ----------      -------------    -----------
   Net income.................      2,065       3,013          6,747          6,063            16,128           4,180
Preferred stock dividends.....                                                                  1,694           1,206
                                 --------    --------    -------------    ----------      -------------    -----------
   Net income available to
     common shares............   $  2,065    $  3,013      $   6,747       $  6,063         $  14,434       $   2,974
                                 --------    --------    -------------    ----------      -------------    -----------
                                 --------    --------    -------------    ----------      -------------    -----------
Earnings per common share
 before cumulative effect of
 accounting changes...........   $   0.55    $   0.78      $    1.02       $   0.62         $    1.46       $    0.30
Cumulative effect of
 accounting changes (net of
tax)(5).......................                                                 0.04
                                 --------    --------    -------------    ----------      -------------    -----------
Earnings per common share.....   $   0.55    $   0.78      $    1.02       $   0.66         $    1.46       $    0.30
                                 --------    --------    -------------    ----------      -------------    -----------
                                 --------    --------    -------------    ----------      -------------    -----------
Weighted average common shares
outstanding (in thousands)....      3,787       3,858          6,591          9,236             9,912           9,858

OPERATING DATA:
Comparable store net sales
increases(12).................          6%          7%            13%            14%                3%              5%
Stores open at end of
period(13)....................         11          11             15             25                53              53
Capital expenditures..........   $    814    $  1,239      $  24,735       $ 64,095         $  24,505       $  11,575

BALANCE SHEET DATA:
Working capital...............   $ 34,621    $ 47,019      $  48,538       $121,357         $ 103,139       $ 113,812
Total assets..................     88,657      97,941        133,502        259,881           540,055         610,075
Senior Long-term debt, less
 current portion..............     49,068      27,215         43,086         24,968           125,421         143,201
Subordinated debt due
2003-2004.....................                                               86,250           100,269         100,214
Stockholders' equity..........     22,204      54,467         61,627        124,043           180,676         169,308


                                10/28/95(9)
                                -----------

STATEMENT OF INCOME DATA:
Net Sales(10).................   $ 482,594
Costs and expenses:
 Cost of sales(5).............     306,856
 Selling, general and
   administrative
expenses(5)...................     124,369
 Other operating expenses.....      36,074
                                -----------
   Operating income...........      15,295
Other income (expense):
 Finance charge income, net of
   allocation to purchase of
   accounts receivable(11)....      11,032
 Interest expense.............     (14,473)
 Other income (expense) net...         575
                                -----------
   Income before provision for
     income taxes and
     cumulative effect of
accounting changes............      12,429
Provision for income taxes....       5,104
                                -----------
 Income before cumulative
   effect of accounting
changes.......................       7,325
Cumulative effect of
 accounting changes (net of
tax)(5).......................
                                -----------
   Net income.................       7,325
Preferred stock dividends.....       1,462
                                -----------
   Net income available to
     common shares............   $   5,863
                                -----------
                                -----------
Earnings per common share
 before cumulative effect of
 accounting changes...........   $    0.57
Cumulative effect of
 accounting changes (net of
tax)(5).......................
                                -----------
Earnings per common share.....   $    0.57
                                -----------
                                -----------
Weighted average common shares
outstanding (in thousands)....      10,335
OPERATING DATA:
Comparable store net sales
increases(12).................           4%
Stores open at end of
period(13)....................          54
Capital expenditures..........   $  29,037
BALANCE SHEET DATA:
Working capital...............   $ 134,881
Total assets..................     664,212
Senior Long-term debt, less
 current portion..............     171,616
Subordinated debt due
2003-2004.....................     100,444
Stockholders' equity..........     191,637

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR PROFFITT'S (IN THOUSANDS)

 (1) Proffitt's fiscal year ends on the Saturday nearest January 31. All fiscal years presented consisted of 52 weeks.

 (2) The business of Proffitt's is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

 (3) Proffitt's completed a public offering of 2,645 shares of Common Stock in January 1992, the proceeds of which were utilized, in part, to reduce long-term debt.

 (4) Proffitt's purchased nineteen Hess Department Stores: eight in October 1992 for approximately $15.0 million, nine in January 1993 (of which one was subsequently closed) for approximately $7.4 million and two in July 1993 for approximately $1.6 million.

 (5) Effective January 31, 1993, Proffitt's changed its method of accounting for inventory to include certain purchasing and distribution costs. Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold. The cumulative effect of this change for periods prior to January 31, 1993 of $702 (net of income taxes of $449) is shown separately in the consolidated statement of income.

     Effective January 31, 1993, Proffitt's also changed its method of accounting for store pre-opening costs to expensing such costs when incurred. Previously, these costs were amortized over the 12 months immediately following the individual store openings. The cumulative effect of this change for periods prior to January 31, 1993 of $369 (net of income taxes of $236) is shown separately in the consolidated statement of income.

     In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Proffitt's adopted the new accounting standard effective January 31, 1993. Adoption of the new standard had no effect on Proffitt's financial position or results of operations. There would have been no impact on 1992 had the standard been applied retroactively.

     Effective January 30, 1994, Proffitt's changed its method of accounting for inventory to the last-in, first-out (LIFO) method for approximately 76% of its inventories. Previously, all inventories were valued using the first-in, first-out (FIFO) method. At January 28, 1995 and at October 28, 1995 inventories costed under LIFO approximated FIFO. The cumulative effect of this change is not presented because it is not determinable.

 (6) Proffitt's completed a public offering of 2,395 shares of common stock in March 1993, the proceeds of which were utilized to reduce outstanding bank debt and fund capital expenditures related to the renovation, acquisition and opening of new stores.

 (7) In October 1993, Proffitt's completed a public offering of $86,250 of 4.75% Convertible Subordinated Debentures, due November 1, 2003, the proceeds of which were utilized to reduce Proffitt's outstanding bank debt, fund capital expenditures related to the renovation and expansion of stores, and for working capital and general corporate purposes.

 (8) On March 31, 1994, Proffitt's acquired all of the common stock of Macco Investments, Inc. ("Macco"), a privately held corporation and the parent company of McRae's, Inc. ("McRae's"), the owner and operator of 28 department stores in Alabama, Florida, Louisiana and Mississippi, for a total acquisition price of approximately $212 million.

 (9) In March and April 1995 Proffitt's acquired Parks-Belk Company, the owner and operator of four department stores in northeast Tennessee for consideration paid in Proffitt's Common Stock and cash (aggregated less than $20 million).

(10) Net sales include leased departments sales, which represent sales by retail vendors that lease store space. Leased department sales accounted for approximately 1 to 2% of net sales in the fiscal years ended February 2, 1991, February 1, 1992, January 30, 1993 and January 29, 1994, and approximately 4% in subsequent periods.

(11) On April 1, 1994, Proffitt's sold an ownership interest in its accounts receivable, recognizing no gain or loss on the transaction. Under the agreement with the purchaser, which expires March 1997, the ownership interest which may be transferred to the purchaser is limited to $175 million and is further restricted on the basis of the level of eligible receivables and a minimum ownership interest to be maintained by Proffitt's. The ownership interest held by the purchaser, which is reflected as a reduction of accounts receivable, was $138,740 at January 28, 1995 and $131,109 at October 28, 1995.

     Finance charges allocated to the purchaser were $5,567 in the year ended January 28, 1995, and they were $3,485 and $6,316 in the nine-month periods ended October 29, 1994 and October 28, 1995, respectively.

(12) Comparable store data for a fiscal year or a nine-month period within a fiscal year (i) reflects stores open throughout such fiscal year or nine-month period and throughout the prior fiscal year or corresponding nine-month period of the prior fiscal year, and (ii) are adjusted so that all annual amounts relate to a 52-week year. New stores become comparable stores in the first full month following the anniversary of the opening of those stores. For purposes of this calculation, renovated and expanded stores are classified as comparable stores and not as new stores.

(13) Where Proffitt's operations within a particular shopping mall are divided among two or more buildings, the combined operation is counted as one store.

SELECTED FINANCIAL AND OPERATING DATA FOR YOUNKERS

    The selected financial and operating data below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company and with Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Joint Proxy Statement/Prospectus. The selected financial and operating data as of and for the nine months ended October 29, 1994 and October 28, 1995 are derived from unaudited financial statements as of such dates and for such periods, but in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such data.

                                                           FISCAL YEAR ENDED(1)                           NINE MONTHS ENDED(2)
                                      ---------------------------------------------------------------    -----------------------
                                      1/26/91(3)    1/25/92      1/30/93(4)(6)   1/29/94(5)  1/28/95     10/29/94    10/28/95(9)
                                      --------      --------     ----------      --------    --------    --------    -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net Sales(7).......................   $318,673      $330,411      $473,415       $597,895    $599,135    $397,241     $ 406,301
Costs and expenses:
 Cost of sales.....................    200,949       208,367       284,395        379,911     385,791     255,483       262,140
 Selling, general and
administrative expenses............     82,408        85,254       127,086        153,852     148,312     105,522       104,406
 Other operating expenses..........     27,441        27,631        35,223         50,863      54,110      39,460        38,907
   Operating income................      7,875         9,159        26,711         13,269      10,922      (3,224)          848
                                      --------      --------     ----------      --------    --------    --------    -----------
Other income (expense):
 Finance charge income.............     10,965        11,164        10,944         13,348      14,281      10,599        11,431
 Interest expense..................    (12,580)(8)   (10,486)(8)    (6,564)        (6,269)     (5,126)     (3,412)       (4,538)
 Other income (expense) net........      1,043         1,725          (271)(9)      2,118       2,756       2,267         1,434
                                      --------      --------     ----------      --------    --------    --------    -----------
   Income before provision for
income taxes.......................      7,303        11,562        30,820         22,466      22,833       6,230         9,175
Provision for income taxes.........      4,639         5,194        11,437          9,116       9,316       2,542         3,524
 Income before extraordinary loss
   and cumulative effect of
accounting changes.................      2,664         6,368        19,383         13,350      13,517       3,688         5,651
Extraordinary loss--loss on
 extinguishment of debt (net of
tax)...............................       (516)                                    (1,088)
 Income before cumulative effect of
   accounting changes..............      2,148         6,368        19,383         12,262      13,517       3,688         5,651
Cumulative effect of accounting
 changes (net of tax)..............      6,226(10)                  (1,794)(11)
                                      --------      --------     ----------      --------    --------    --------    -----------
   Net income......................   $  8,374      $  6,368      $ 17,589       $ 12,262    $ 13,517    $  3,688     $   5,651
                                      --------      --------     ----------      --------    --------    --------    -----------
                                      --------      --------     ----------      --------    --------    --------    -----------
Earnings per common share before
 extraordinary loss and cumulative
 effect of accounting changes......   $   0.52      $   1.27      $   3.11       $   1.55    $   1.47    $   0.40     $    0.61
Extraordinary loss-loss on
 extinguishment of debt (net of
tax)...............................      (0.10)                                     (0.12)
Cumulative effect of accounting
 changes (net of tax)..............       1.23                       (0.29)
                                      --------      --------     ----------      --------    --------    --------    -----------
Earnings per common share..........   $   1.65      $   1.27      $   2.82       $   1.43    $   1.47    $   0.40     $    0.61
                                      --------      --------     ----------      --------    --------    --------    -----------
                                      --------      --------     ----------      --------    --------    --------    -----------
Weighted average common shares
 outstanding (in thousands)........      5,074         5,031         6,241          8,603       9,194       9,196         9,202
OPERATING DATA:
Comparable store net sales
 increases (decreases)(12).........          2%            4%            5%             5%          0%         (3)%           2%
Stores open at end of period.......         34            29            54             53          53          53            53
Capital expenditures...............   $  5,755      $  4,604      $ 14,278(13)   $ 14,380    $ 18,920    $ 12,902     $  16,599
BALANCE SHEET DATA:
Working capital....................   $ 81,259      $ 79,771      $132,317       $164,022    $178,952    $179,112     $ 182,462
Total assets.......................    186,328       177,790       323,083        313,926     336,700     353,322       368,845
Long-term debt, less current
portion............................     91,702        78,851       150,469         70,809      76,114      80,000        80,644
Stockholders' equity...............     42,318        47,526        82,244        165,294     178,864     168,924       184,915

NOTES TO SELECTED FINANCIAL AND OPERATING DATA FOR YOUNKERS (IN THOUSANDS)

 (1) In conjunction with its initial public offering in April 1992, Younkers changed to a fiscal year ending on the Saturday nearest January 31. Prior fiscal years have been restated, and all fiscal years presented consisted of 52 weeks except for the fiscal year ended January 30, 1993 which consisted of 53 weeks.

 (2) The business of Younkers is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

 (3) As a result of financial restructuring, Younkers made a capital distribution of a $36,000 note to its parent company in the year ended January 26, 1991.

 (4) Younkers completed a public offering of 6,170 shares of common stock in April 1992, the proceeds of which were used to repay debt.

 (5) Younkers completed a public offering of 2,419 shares of common stock in April 1993, the proceeds of which were used to repay debt.

 (6) In September 1992, Younkers purchased the merchandise inventories, properties and certain other assets of the Prange department store division of H.C. Prange Company for approximately $68 million in cash and $6 million in assumptions of net liabilities. During June 1993, Younkers completed the sale and lease back of the eight owned store properties acquired from Prange with net proceeds of approximately $31 million, incurring no gain or loss in the transaction.

 (7) Net sales include leased departments sales, which represent sales by retail vendors that lease store space. Leased department sales accounted for approximately 8% of net sales.

 (8) Includes accruals for interest expense of $1,050 and $1,400 in the years ended January 26, 1991 and January 25, 1992 resulting from an Internal Revenue Service audit.

 (9) Includes nonrecurring start-up costs of $1,210 connected with the acquired Prange stores.

(10) Reflects a cumulative effect adjustment which increased net earnings by $6,226, due to Younkers' adoption of SFAS 109 (Accounting for Income Taxes).

(11) Reflects a cumulative effect adjustment of $1,794, net of income taxes of $1,225 due to Younkers' adoption of SFAS 106, under which employers recognize the cost of retiree health and life insurance benefits over the employees' period of service.

(12) The comparable store sales growth calculation is based upon stores operated by Younkers for the entire preceding year, including stores which were relocated or remodeled, and are adjusted so that all annual amounts relate to a 52 week year.

(13) Excludes amounts expended in connection with the purchase of the Northern Region stores in September 1992.

SELECTED PRO FORMA FINANCIAL AND OPERATING DATA

    The pro forma selected financial and operating data below have been prepared on a consolidated basis based upon the historical financial statements of Proffitt's and Younkers. The pro forma combined information gives effect to the Merger accounted for as pooling of interests, based on the Conversion Number of
0.98 shares of Proffitt's Common Stock for each share of Younkers Common Stock. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                               FISCAL YEAR ENDED                NINE MONTHS ENDED
                                      ------------------------------------    ---------------------
                                      1/30/93      1/29/94       1/28/95      10/29/94    10/28/95
                                      --------    ----------    ----------    --------    ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net Sales..........................   $601,677    $1,217,560    $1,279,540    $852,441    $ 888,895

Costs and expenses:
  Cost of sales....................    362,620       786,241       835,553     556,093      574,319
  Selling, general and
    administrative expenses........    158,920       293,405       300,397     214,147      223,328
  Other operating expenses.........     44,016        94,603       102,026      74,614       74,981
                                      --------    ----------    ----------    --------    ---------
  Operating income.................     36,121        43,311        41,564       7,587       16,267
Other income (expense):
  Finance charge income, net of
    allocation to purchaser of
accounts receivable................     15,401        29,031        29,692      22,415       22,463
  Interest expense.................     (9,445)      (19,702)      (22,720)    (16,704)     (19,011)
  Other income (expense), net......       (380)        3,967         3,913       3,092        2,009
                                      --------    ----------    ----------    --------    ---------
  Income before provision for
    income taxes...................     41,697        56,607        52,449      16,390       21,728
Provision for income taxes.........     15,567        22,545        21,009       6,735        8,679
                                      --------    ----------    ----------    --------    ---------
  Income before extraordinary loss
    and cumulative effect of
accounting changes.................     26,130        34,062        31,440       9,655       13,049
Preferred stock dividends..........                    2,061         2,061       1,573        1,462
                                      --------    ----------    ----------    --------    ---------
  Income before extraordinary loss
    and cumulative effect of
    accounting changes after
preferred stock dividends..........   $ 26,130    $   32,001    $   29,379    $  8,082    $  11,587
                                      --------    ----------    ----------    --------    ---------
                                      --------    ----------    ----------    --------    ---------
Earnings per common share before
  extraordinary loss and cumulative
effect of accounting changes.......      $2.06         $1.76         $1.55       $0.43        $0.60
Weighted average common shares
outstanding (in thousands).........     12,707        18,190        18,994      18,966       19,353

OPERATING DATA:
Comparable store net sales
increases..........................          6%            6%            1%          1%           3%
Stores open at end of period.......         69            78           106         106          107
Capital expenditures...............   $ 39,013    $   78,475    $   43,425    $ 24,477    $  45,636
BALANCE SHEET DATA:
Working capital....................   $180,855    $  287,207    $  284,097    $294,870    $ 319,302
Total assets.......................    456,585       576,853       879,683     966,640    1,036,330
Senior Long-term debt, less current
portion............................    193,555        95,777       201,535     223,201      252,260
Subordinated debt due 2003-2004....                   86,250       100,269     100,214      100,444
Stockholders' equity...............    143,871       291,165       361,375     340,178      378,511

COMPARATIVE PER SHARE DATA

    Set forth below are income from continuing operations and book value per common share data of Proffitt's and Younkers on both historical and pro forma combined basis. Neither Proffitt's nor Younkers have paid any dividends on their common stock. Pro forma combined income from continuing operations per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling of interests method of accounting as if the Merger had occurred at January 31, 1992, combining the results of Proffitt's and Younkers for the periods presented. The equivalent pro forma combined data for Younkers is based upon the Conversion Number of .98 shares of Proffitt's Common Stock for each share of Younkers Common Stock as provided in the Merger Agreement. Book values per share for Younkers and for the pro forma combined presentation is based upon outstanding common shares, adjusted in the case of the pro forma combined presentation to include the shares of Proffitt's Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Proffitt's and Younkers incorporated by reference in this Joint Proxy Statement/Prospectus and the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                                             EQUIVALENT PRO
                                                               PROFFITT'S/                   FORMA COMBINED
                                                                 YOUNKERS                     PER SHARE OF
                                                 PROFFITT'S     PRO FORMA       YOUNKERS     YOUNKERS COMMON
                                                 HISTORICAL    COMBINED(2)     HISTORICAL         STOCK
                                                 ----------    ------------    ----------    ---------------
INCOME FROM CONTINUING OPERATIONS:
January 30, 1993..............................     $ 1.02        $   2.06       $   3.11         $  2.02
January 29, 1994..............................       0.62            1.76           1.55            1.72
January 28, 1995..............................       1.46            1.55           1.47            1.52
October 28, 1995..............................       0.57            0.60(1)        0.61(1)         0.59
BOOK VALUE (AT END OF PERIOD):
January 28, 1995..............................     $15.23          $17.73         $19.94         $ 17.38
October 28, 1995..............................      15.89           18.35          20.58           17.98

------------
(1) See Note 12 to the Notes to Pro Forma Condensed Combined Income Statements under "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) See Note 5 to the Notes to Pro Forma Condensed Combined Income Statements under "Unaudited Pro Forma Condensed Combined Financial Statements."

COMPARATIVE STOCK PRICES AND DIVIDENDS

    The Proffitt's Common Stock and the Younkers Common Stock are listed and traded on the NASDAQ Stock Market (Symbols: PRFT and YONK, respectively). The following table sets forth for the periods indicated the reported high and low bid quotations for Proffitt's Common Stock and Younkers Common Stock. The source of these quotations is the Monthly Statistical Report of the National Association of Securities Dealers, Inc. These quotations represent inter-dealer prices for actual transactions, without adjustment for retail markup, markdown or commission. Neither Proffitt's nor Younkers have declared or paid any dividends on their common stock.

                                                                                 SALES PRICE
                                                                               ----------------
PROFFITT'S COMMON STOCK                                                     HIGH              LOW
--------------------------------------------------------------------   --------------    --------------
1993
  First Quarter.....................................................   $26 1/2           $21 1/2
  Second Quarter....................................................    27 1/4            21 3/4
  Third Quarter.....................................................    36 3/4            23 1/2
  Fourth Quarter....................................................    35 1/2            18 1/4
1994
  First Quarter.....................................................    25 3/4            16 1/2
  Second Quarter....................................................    19 3/4            14 3/4
  Third Quarter.....................................................    21 3/4            14 3/4
  Fourth Quarter....................................................    25 1/4            17 3/4
1995
  First Quarter.....................................................    26 1/2            20 3/4
  Second Quarter....................................................    33                24
  Third Quarter (prior to Merger announcement on October 23,
    1995)...........................................................    34 1/4            24
  Third Quarter (after Merger announcement on October 23, 1995).....    27 3/4            23 1/8
  Fourth Quarter (through January 2, 1996)..........................    29                23 3/8

                                                                                 SALES PRICE
                                                                               ----------------
YOUNKERS COMMON STOCK                                                       HIGH              LOW
--------------------------------------------------------------------   --------------    --------------
1993
  First Quarter.....................................................   $35               $26
  Second Quarter....................................................    33 1/2            21 1/4
  Third Quarter.....................................................    28 1/8            19 1/4
  Fourth Quarter....................................................    26 1/4            19 1/2
1994
  First Quarter.....................................................    20 1/2            15 1/2
  Second Quarter....................................................    16                12 1/4
  Third Quarter.....................................................    19 3/4            13 3/4
  Fourth Quarter....................................................    19 3/4            15 1/2
1995
  First Quarter.....................................................    19 1/4            17 3/8
  Second Quarter....................................................    19                16 1/8
  Third Quarter (prior to Merger announcement on October 23,
    1995)...........................................................    19 3/8            15 7/8
  Third Quarter (after Merger announcement on October 23, 1995).....    23 3/4            21 3/4
  Fourth Quarter (through January 2, 1996)..........................    27 1/8            21 3/4

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is being furnished to stockholders of Proffitt's in connection with the solicitation of proxies by the Proffitt's Board of Directors for use at the Proffitt's Special Meeting to be held at Midland Shopping Center, 115 North Calderwood, Alcoa, Tennessee, on January 31, 1996, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus is being furnished to stockholders of Younkers in connection with the solicitation of proxies by the Younkers Board of Directors for use at the Younkers Special Meeting to be held in the Younkers Tea Room, 7th and Walnut Streets, Des Moines, Iowa, on January 31, 1996, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

    At the Proffitt's Special Meeting, stockholders of Proffitt's will be asked to approve the Merger Agreement, the Stock Issuance in connection with the consummation of the transactions pursuant thereto and the Incentive Plan Amendment. RECEIPT OF ALL THREE PROFFITT'S STOCKHOLDERS APPROVALS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER. At the Younkers Special Meeting, stockholders of Younkers will be asked to adopt the Merger Agreement. A conformed copy of the Merger Agreement and a copy of the Incentive Plan appear as Appendix I and Appendix IV, respectively, to this Joint Proxy Statement/Prospectus.

    This Joint Proxy Statement/Prospectus constitutes a prospectus of Proffitt's with respect to up to 8,816,215 shares of Proffitt's Common Stock issuable to Younkers stockholders pursuant to the Merger Agreement, assuming the exercise of all currently outstanding stock options of Younkers.

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    Proffitt's Special Meeting. At the Proffitt's Special Meeting, holders of shares of Proffitt's Common Stock will consider and vote upon proposals to approve the Merger Agreement, the Stock Issuance and the Incentive Plan Amendment. Holders of shares of Proffitt's Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Proffitt's Special Meeting or at any adjournments or postponements thereof. RECEIPT OF ALL THREE PROFFITT'S STOCKHOLDERS APPROVALS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER.

    THE BOARD OF DIRECTORS OF PROFFITT'S HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE STOCK ISSUANCE, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE. SEE "THE MERGER --RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER." THE BOARD OF DIRECTORS OF PROFFITT'S HAS ALSO UNANIMOUSLY APPROVED THE INCENTIVE PLAN AMENDMENT AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL RELATING THERETO. SEE "PROPOSED AMENDMENT TO PROFFITT'S 1994 LONG-TERM INCENTIVE PLAN."

    Younkers Special Meeting. At the Younkers Special Meeting, holders of shares of Younkers Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. Holders of shares of Younkers Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Younkers Special Meeting or at any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF YOUNKERS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER."

    Subject to certain provisions described herein with respect to certain shares owned by Younkers, Proffitt's, and their respective subsidiaries, in the Merger each issued and outstanding share of Younkers Common Stock will be converted into 0.98 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock. Cash will be paid in lieu of fractional shares of Proffitt's Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT --Fractional Shares."

VOTES REQUIRED

    Proffitt's. Each holder of Proffitt's Common Stock is entitled to one vote per share held of record on the record date. The approval of the Merger Agreement requires the affirmative vote of a majority of the votes eligible to be cast on the proposal. The approval of the Stock Issuance and the Incentive Plan Amendment require the affirmative vote of a majority of the votes cast, provided a quorum is present.

    Abstentions will be counted as shares present for purposes of determining the presence of a quorum at the Proffitt's Special Meeting. See "--Record Dates; Stock Entitled to Vote; Quorum." Abstentions with respect to the Merger Agreement will have the effect of votes against the approval of such matter. In addition, brokers who hold shares of Proffitt's Common Stock as nominees will not have discretionary authority to votes shares of Proffitt's Common Stock in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") will have the effect of a vote against the Merger Agreement. Neither abstentions nor broker non-votes with respect to the Stock Issuance and the Incentive Plan Amendment will have the effect of a vote for or against the matter.

    Stockholders of Proffitt's should be aware that a stockholder who votes to approve the Merger Agreement and the Stock Issuance may be deemed to have ratified the terms of the Merger and the Stock Issuance, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger and the Stock Issuance in a subsequent legal proceeding. Proffitt's may use a stockholder's affirmative vote in favor of the Merger Agreement and the Stock Issuance as a defense to any subsequent challenge to the Merger and the Stock Issuance. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on the stockholder's rights to challenge the Merger and the Stock Issuance.

    As of December 22, 1995, directors and executive officers of Proffitt's and their affiliates were beneficial owners of an aggregate of approximately 2,572,929 shares (approximately 24.4%) of the outstanding shares of Proffitt's Common Stock (including 309,681 shares subject to options exercisable within 60 days).

    Younkers. Each holder of Younkers Common Stock is entitled to one vote per share held of record on the record date. The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Younkers Common Stock.

    Abstentions will be counted as shares present for purposes of determining a quorum. See "-- Record Dates; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against adoption of the Merger Agreement. In addition, brokers who hold shares of Younkers Common Stock as nominees will not have discretionary authority to vote shares of Younkers Common Stock in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the effect of votes against adoption of the Merger Agreement.

    Stockholders of Younkers should be aware that, under Delaware law, a stockholder who votes to adopt the Merger Agreement may be deemed to have ratified the terms of the Merger, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger in a subsequent legal proceeding. Younkers may use a stockholder's affirmative vote in favor of adoption of the Merger Agreement as a defense to any subsequent challenge to the Merger. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on the stockholder's rights to challenge the Merger.

    As of December 22, 1995, directors and executive officers of Younkers and their affiliates were beneficial owners of an aggregate of approximately 535,051 shares (approximately 5.72%) of the outstanding shares of Younkers Common Stock (including 355,663 shares subject to options exercisable within 60 days).

VOTING OF PROXIES

    Shares represented by properly executed proxies received in time for the Special Meetings and which have not been revoked will be voted at such meetings in the manner specified by the holders thereof. Proxies which do not contain an instruction to vote for or against or to abstain from voting on a particular matter described in the proxy will be voted in favor of such matter.

    It is not expected that any matter other than those referred to in this Joint Proxy Statement/Prospectus will be brought before either of the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed Proffitt's or Younkers form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Proffitt's (in the case of a Proffitt's stockholder) or the Secretary of Younkers (in the case of a Younkers stockholder) a duly executed revocation, or by voting in person at the respective Special Meeting. Attendance at the relevant Special Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

    Proffitt's. Only holders of records of Proffitt's Common Stock at the close of business on December 22, 1995 (the "Proffitt's Record Date") will be entitled to receive notice of and to vote at the Proffitt's Special Meeting. On the Proffitt's Record Date, Proffitt's had outstanding 10,257,055 shares of Proffitt's Common Stock. The holders of Proffitt's Common Stock are entitled to one vote per share on each matter submitted to a vote at the Proffitt's Special Meeting. The holders of a majority of the shares of Proffitt's Common Stock entitled to vote must be present in person or by proxy at the Proffitt's Special Meeting in order for a quorum to be present. Shares of Proffitt's Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum at the Proffitt's Special Meeting. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum but will not be treated as shares having voted at the Proffitt's Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

    In the event a quorum is not present in person or by proxy at the Proffitt's Special Meeting, the Proffitt's Special Meeting is expected to be adjourned or postponed; provided, however, that proxies directing votes AGAINST the Merger will not be used to vote FOR adjournment of the Proffitt's Special Meeting by the persons named therein as proxies.

    Younkers. Only holders of records of Younkers Common Stock at the close of business on December 22, 1995 (the "Younkers Record Date") will be entitled to receive notice of and to vote at the

Younkers Special Meeting. On the Younkers Record Date, Younkers had outstanding 8,996,138 shares of Younkers Common Stock. The holders of Younkers Common Stock are entitled to one vote per share on each matter submitted to a vote at the Younkers Special Meeting. The holders of a majority of the shares of Younkers Common Stock entitled to vote must be present in person or by proxy at the Younkers Special Meeting in order for a quorum to be present. Shares of Younkers Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares having voted at the Younkers Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

    In the event a quorum is not present in person or by proxy at the Younkers Special Meeting, the Younkers Special Meeting is expected to be adjourned or postponed; provided, however, that proxies directing votes AGAINST adoption of the Merger Agreement will not be used to vote FOR adjournment of the Younkers Special Meeting by the persons named therein as proxies.

APPRAISAL RIGHTS

    At the Proffitt's Special Meeting, holders of shares of Proffitt's Common Stock will consider and vote upon proposals to approve the Merger Agreement, the Stock Issuance, and the Incentive Plan Amendment. Because shares of Proffitt's Common Stock are listed on the NASDAQ National Market System, holders of Proffitt's Common Stock will not be entitled to appraisal rights under the Tennessee Business Corporation Act. Because shares of Younkers Common Stock are listed on the NASDAQ National Market System and holders of Younkers Common Stock will receive stock listed on the NASDAQ National Market System pursuant to the Merger Agreement, holders of shares of Younkers Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND YOUNKERS COMMON STOCK--Appraisal Rights."

SOLICITATION OF PROXIES; GENERAL

    Subject to the Merger Agreement, each of Proffitt's and Younkers will bear the cost of the solicitation of proxies from its own stockholders, except that Proffitt's and Younkers will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each corporation and its subsidiaries may solicit proxies from stockholders of such corporation by telephone, in person or by other means. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Proffitt's and Younkers will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Younkers has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation, for which D.F. King is to receive a fee estimated at $10,000, together with reimbursement for its reasonable out-of-pocket expenses. Younkers has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. It is anticipated that D.F. King will employ approximately 35 persons to solicit stockholders for the Younkers Special Meeting.

HOLDERS OF YOUNKERS COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES.

    If the requisite stockholder approvals are obtained and the Merger is consummated, materials for submitting Younkers stock certificates in exchange for Proffitt's stock certificates will be provided to the Younkers stockholders. DO NOT SEND IN YOUR YOUNKERS STOCK CERTIFICATES AT THIS TIME.

ACCOUNTANTS

    Representatives of Coopers & Lybrand L.L.P. and Deloitte & Touche LLP are expected to be present at the Proffitt's Special Meeting and the Younkers Special Meeting, respectively, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                   THE MERGER

    The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

    Proffitt's, Sub and Younkers have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "THE MERGER AGREEMENT--Conditions to the Merger"), Sub will be merged into Younkers, and Younkers will be the surviving corporation and a wholly-owned subsidiary of Proffitt's. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

    The Carson Proposals. On October 27, 1994 Carson Pirie Scott & Co. ("Carson") made an unsolicited proposal to Younkers that it acquire Younkers by means of a merger in which each share of Younkers Common Stock would be exchanged for $17 in cash (the "October Proposal"). Carson subsequently filed a
Schedule 13D reflecting that it had acquired 11.7% of the outstanding shares of Younkers Common Stock in October 1994 at prices ranging from $18 to $13 1/2, and that it was filing under the Hart-Scott-Rodino Antitrust Improvements Act to acquire in excess of 50% of the outstanding shares of Younkers Common Stock.

    On October 30, 1994, the Younkers Board adopted a Stockholder Protection Rights Plan (the "Younkers Rights Plan") to enable Younkers to consider the October Proposal without the threat of further stock accumulation and ultimately to ensure that stockholders are not deprived of the full value of their investment. The rights plan is similar in purpose and effect to those adopted by more than 1,500 corporations, including Carson and Proffitt's. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Rights Plan".

    On November 7, 1994, the Younkers Board, based upon the factors specified below with respect to its actions on January 8 (other than Younkers' November and December results) and the advice of its financial advisors, Goldman Sachs, which had been formally retained on November 4, 1994, that a price of $17 per share of Younkers Common Stock was inadequate, rejected the October Proposal. Goldman

Sachs reviewed with the Board many of the factors referred to in the previous sentence, as well as other financial criteria used in assessing an offer. In a press release, Younkers stated that its goal was to build on its "valuable franchise" and to focus on the "all-important upcoming holiday season."

    On January 5, 1995, a subsidiary of Carson commenced a cash tender offer for all outstanding shares of Younkers Common Stock at $17 in cash per share of Younkers Common Stock (the "$17 Offer") and Carson announced its intention to solicit proxies to elect three nominees to replace the Younkers directors who were up for reelection at the Annual Meeting and to approve a non-binding stockholder resolution urging the Younkers Board to arrange for the sale of Younkers to the highest bidder and, if no higher bids were received, to permit Carson's tender offer to proceed.

    On January 8, 1995, the Younkers Board determined that the $17 Offer was grossly inadequate, and recommended that stockholders reject it. In reaching this conclusion, the Younkers Board took into account numerous factors, including, but not limited to, the Younkers Board's familiarity with the business, financial condition, prospects and current business strategy of Younkers, the nature of the business in which Younkers operates and the Younkers Board's belief that the $17 Offer did not reflect the long-term values inherent in Younkers. In this regard, the Younkers Board particularly considered:

        (i) Younkers' recent return to a more aggressive posture on promotions and advertising had resulted in a positive effect on operating trends, including a 6.8% increase in comparable store growth for the November and December 1994 holiday season;

        (ii) Younkers had completed several operating and merchandising initiatives in 1994 that would benefit the operating profitability of Younkers in 1995;

        (iii) Younkers was undertaking a series of specific steps to improve Younkers' operating efficiency and profitability in the near term; and

        (iv) Younkers should have acquisition opportunities in an increasingly concentrated retail industry, especially given Younkers' previously announced policy of expansion.

    The Younkers Board stated that the interests of the stockholders would be best served by Younkers' continued pursuit of its strategic plan, and that the Board did not intend to seek to sell Younkers to Carson or any other buyer, but rather to continue the business of Younkers as an independent entity. At its January 8 meeting, the Board also approved the adoption of enhanced severance payments in the event employment is terminated following a "change in control". See "--Interests of Certain Persons in the Merger."

    On March 9, 1995, Carson increased the price in the tender offer to $19 per share (the "$19 Offer"). On March 15, 1995, the Younkers Board, based on the same factors as in January and Younkers' continuing favorable results, as well as the advice of Goldman Sachs that a price of $19 per share was inadequate, determined that the $19 Offer was grossly inadequate and recommended that stockholders reject the $19 Offer.

    The Younkers Board opposed the election of the Carson nominees (John Burden, Alan Cooper and Chaim Edelstein) on the grounds that given Younkers' turnaround, it was not the time to sell Younkers and election of Carson's slate would prove disruptive to continuing the turnaround. Messrs. Burden, Cooper and Edelstein were elected at the 1995 Annual Meeting, which was held on May 17 and adjourned to June 2, and the non-binding stockholder resolution was adopted. Following the seating of Messrs. Burden, Cooper and Edelstein as Younkers directors on June 2, 1995, two of the Younkers directors tendered their resignations, effective upon the election of their successors, the Board was expanded by one seat, and W. Thomas Gould, Chairman and Chief Executive Officer, G. David Hurd, and Ferd O. Lawson, Jr., the three nominees who had been defeated at the 1995 meeting, were elected (with Messrs. Burden, Cooper and Edelstein dissenting) to the Board. In addition, the Younkers Board (with Messrs. Burden, Cooper and Edelstein dissenting) voted not to put Younkers up for sale.

    Carson has sued, and a preported class action lawsuit has been brought in Delaware Chancery Court, seeking to invalidate the June 2 elections. Younkers believes that these actions were taken in the best interests of Younkers stockholders, to provide the strongest, most retail-oriented Board in order to continue Younkers' turnaround, and in full compliance with Younkers' charter and by-laws and Delaware law. Carson has agreed to dismiss its litigation. Whatever the outcome of this litigation, however, it should have no effect on the Merger Agreement, because all the persons who could conceivably have been directors of Younkers on October 22, 1995 were given notice of, and attended the board meeting at which the Merger Agreement was approved and all such persons, including Messrs. Burden, Cooper and Edelstein, voted to approve the Merger Agreement.

    On June 15, 1995, Carson proposed to Younkers raising its price to $20 per share if Younkers would enter into an acquisition agreement that would close by September 1, 1995. The Younkers Board, with Messrs. Burden, Cooper and Edelstein abstaining, based upon the same factors previously considered, including the opinion of Goldman Sachs that a price of $20 per share was inadequate, rejected this proposal. On June 30, 1995, the $19 Offer expired without any shares of Younkers Common Stock being purchased. Carson also requested Younkers to raise the threshold under the Younkers Rights Plan to 20% so that Carson could acquire additional shares of Younkers Common Stock, which request the Younkers Board, with Messrs. Burden, Cooper and Edelstein dissenting, rejected.

    Proffitt's. Due to industry associations and their membership in a retail merchandising organization for department stores, Mr. Gould has known R. Brad Martin, Chairman of the Board and Chief Executive Officer of Proffitt's, for a number of years, and, in the past, has discussed with him the need for consolidation in the retail industry.

    During the pendency of the Carson proposals, Mr. Martin called Mr. Gould on a number of occasions to express an interest in a business combination with Younkers. At those times, Mr. Gould declined to enter into negotiations. In late August, when it became apparent that acquisition opportunities that Younkers had been pursuing were unlikely to come to fruition, and that the range of premiums that Mr. Martin had suggested in his earlier calls were likely to exceed the value that Younkers could achieve on an independent basis in the foreseeable future, Mr. Gould agreed to meet with Mr. Martin. Moreover, because Proffitt's was proposing a stock merger, rather than a sale for cash, Younkers' stockholders would continue to be able to participate in the benefits of Younkers' turnaround. On August 30, 1995, Younkers and Proffitt's signed confidentiality agreements and Proffitt's retained Smith Barney on September 1, 1995. Over the next month and a half, the parties performed extensive due diligence and on October 22, 1995, the Merger Agreement was executed. Younkers did not receive any other offer for Younkers.

    Carson Agreement. On January 2, 1996, Carson, Younkers and Proffitt's entered into an agreement pursuant to which, in exchange for Proffitt's granting registration rights to Carson for the Proffitt's shares it will own after the Merger, Carson has agreed to (1) publicly announce its support, and vote all of its Younkers shares in favor, of the Merger, unless (A) there is a pending offer to acquire Younkers on terms more favorable than those of the Merger which the Younkers' board has not announced to be grossly inadequate, (B) there is a Material Adverse Change (as defined in the Merger Agreement) with respect to Proffitt's or Younkers, (C) Proffitt's or Younkers breaches the agreement with Carson which has a material adverse effect on Carson or (D) the Merger does not qualify for pooling of interests accounting treatment for reasons other than the failure of Carson to perform its agreements; (2) dismiss its lawsuit against Younkers without prejudice; and (3) without the prior approval of the Younkers board, not make a competing bid for Younkers so long as Carson is obligated to vote its shares in favor of the Merger. In the agreement, Carson agreed not to transfer Younkers or Proffitt's common stock if, in the reasonable opinion of Proffitt's accountants, the transfer would materially adversely affect the pooling of interests accounting treatment. In addition, Carson signed a separate agreement with Younkers pursuant to which Younkers has agreed to sell two Younkers stores located in Rockford, Illinois to Carson for an aggregate consideration of $5 million.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

    Recommendations of the Proffitt's Board of Directors; Reasons for the Merger. At a special meeting held on October 20, 1995, the Board of Directors of Proffitt's by unanimous vote determined that the Merger is in furtherance of and consistent with Proffitt's long-term business strategies and is in the best interests of the holders of shares of Proffitt's Common Stock, approved the Merger Agreement, the Merger and the other transactions contemplated thereby and resolved to recommend that the holders of shares of Proffitt's Common Stock vote in favor of the Merger Agreement and the Stock Issuance.

    In reaching these conclusions, the Proffitt's Board of Directors considered, with the assistance of management and its legal and financial advisors, the following material factors:

        (i) information concerning the financial performance and condition, business operations, assets, liabilities and prospects of Proffitt's and Younkers and their respective projected future values and prospects as separate entities and on a combined basis;

        (ii) the possible strategic growth opportunities that might be available to Proffitt's absent the Merger, including possible future acquisitions of specialty retail department stores;

        (iii) the strategic fit between Proffitt's and Younkers and the complementary nature of their respective businesses;

        (iv) potential operating synergies and cost savings, estimated on a preliminary basis to be a minimum of approximately $3 million in the first year and $6 million in the second year post merger, including possible synergies and cost savings with respect to (a) the consolidation of corporate, administrative and support functions, (b) the elimination of public reporting obligations of Younkers, and (c) other unspecified opportunities (it being recognized that such opportunities were likely in a combination of large complementary businesses but that, until the Merger was completed or nearly completed, many of those opportunities could not be identified with specificity);

        (v) current industry, economic and market conditions, including the consolidation in the retail department store industry;

        (vi) the structure of the transaction, including the expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in earnings due to the amortization of goodwill which would result under purchase accounting);

        (vii) the terms of the Merger Agreement, including the amount and the form of consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement;

        (viii) the increased number of shares of Proffitt's Common Stock that would be held by public stockholders after the Merger;

        (ix) the analyses and recommendation of the transaction by Proffitt's management; and

        (x) the financial analyses of its financial advisor, Smith Barney, and the opinion of Smith Barney as to the fairness to Proffitt's of the Conversion Number from a financial point of view (see "--Opinions of Financial Advisors--Smith Barney Opinion to the Proffitt's Board of Directors").

    The foregoing discussion of the information and factors considered and given weight by the Proffitt's Board of Directors is not intended to be exhaustive. In addition, no assurance can be given that the operating synergies and cost savings described in (iv) above will be achieved. In view of the variety of factors considered in connection with its evaluation of the Merger, the Proffitt's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Proffitt's Board of Directors may have given different weights to different factors.

    THE PROFFITT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PROFFITT'S COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE.

    Recommendation of the Younkers Board of Directors; Reasons for the Merger. The Younkers Board believes that the terms of the Merger Agreement are consistent with and in furtherance of Younkers' long-term business strategy, and in the best interests of Younkers and its stockholders and unanimously recommends that the stockholders of Younkers vote FOR adoption of the Merger Agreement. The Younkers Board believes that the Merger offers the Younkers stockholders an interest in a solid, rapidly growing company with high performance standards and a proven track record, while the Exchange Ratio provides them a substantial premium over recent Younkers stock prices and the Carson $19 Offer. Based on closing stock prices on October 20, 1995 and
January 2, 1996, .98 of a share of Proffitt's Common Stock was worth $28.18 and $25.48, respectively, on such dates. In addition, the Proffitt's organizational structure and management philosophy will allow the Younkers organization to operate as a separate division within Proffitt's, and at the same time, enjoy the benefits of shared resources and economies of scale.

    In arriving at its determination, the Younkers Board considered a number of factors, including the opinion of Goldman Sachs, financial advisor to Younkers, described herein. See "--Fairness Opinions." In addition, the Younkers Board considered the following material factors:

        (i) The Exchange Ratio provides a substantial premium to holders of shares of Younkers Common Stock;

        (ii) The Younkers Board's view that in the future larger retailers will be better able to compete in the retail industry and that the combined company will have greater efficiencies of scale to provide it with the resources that are likely to be critical to growth and success in the retail industry;

        (iii) The Younkers Board's view that the combined company will have the ability to pursue strategic acquisitions which should become available in a consolidating retail industry;

        (iv) The operating cost savings and synergies that the combined company expects to achieve through the elimination of corporate overhead, adoption of "best practices", and efficiencies of scale;

        (v) The Younkers management's projections concerning the probable financial performance and condition, business operations and prospects of Younkers as a separate entity and the analysis of combined company on a pro forma basis;

        (vi) The Younkers Board's belief in the compatibility of Younkers' and Proffitt's organizational structure and management philosophy;

        (vii) The fact that the Younkers stockholders will hold approximately 46.5% (43.2% on a fully diluted basis, excluding shares issuable upon conversion of Proffitt's 4.75% Convertible Debentures and 38.8%, including shares issuable upon the conversion of such Debentures) of the equity in the combined company;

        (viii) The role that Younkers management and Younkers directors are expected to play in the management of the combined company;

        (ix) The Younkers Board's expectation that the Merger will be accounted for as a "pooling of interests" for financial reporting purposes and will be a tax free transaction to Younkers stockholders;

        (x) The Younkers Board's assessment of Younkers strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Proffitt's;

        (xi) The presentations of Younkers financial advisor, Goldman Sachs, and the delivery of its written opinion, that, as of October 22, 1995, the Exchange Ratio was fair to the holders of Younkers Common Stock; and

        (xii) The fact that no gain or loss will be recognized by Younkers, Proffitt's or the Merger Sub for United States federal income tax purposes.

    The Younkers Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination.

    THE YOUNKERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OUTSTANDING SHARES OF YOUNKERS COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

  Smith Barney Opinion to the Proffitt's Board of Directors.

    Smith Barney was retained by Proffitt's to act as its financial advisor in connection with the Merger. In connection with such engagement, Proffitt's requested that Smith Barney evaluate the fairness, from a financial point of view, to Proffitt's of the consideration to be paid by Proffitt's in the Merger. On October 20, 1995, at a meeting of the Board of Directors of Proffitt's held to evaluate the proposed Merger, Smith Barney rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated October 22, 1995) to the Board of Directors of Proffitt's to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Number was fair, from a financial point of view, to Proffitt's.

    In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Proffitt's and certain senior officers and other representatives and advisors of Younkers concerning the businesses, operations and prospects of Proffitt's and Younkers. Smith Barney examined certain publicly available business and financial information relating to Proffitt's and Younkers as well as certain financial forecasts and other data for Proffitt's and Younkers which were provided to Smith Barney by or otherwise discussed with the respective managements of Proffitt's and Younkers, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Proffitt's Common Stock and Younkers Common Stock; the historical and projected earnings and operating data of Proffitt's and Younkers; and the capitalization and financial condition of Proffitt's and Younkers. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered relevant in evaluating those of Proffitt's and Younkers. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Proffitt's. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

    In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Proffitt's and Younkers advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Proffitt's and Younkers as to the future financial performance of Proffitt's and Younkers and the strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the Board of Directors of Proffitt's, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of Proffitt's and Younkers. Smith Barney did not express any opinion as to what the value of the Proffitt's Common Stock actually will be when issued pursuant to the Merger or the price at which the Proffitt's Common Stock will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Proffitt's or Younkers nor did Smith Barney make any physical inspection of the properties or assets of Proffitt's or Younkers. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Proffitt's or the effect of any other transaction in which Proffitt's might engage. In arriving at its opinion, Smith Barney took into account the views of management of Proffitt's that, consistent with Proffitt's established strategy of growth through acquisitions, the Merger represents a significant strategic opportunity for Proffitt's to further enhance its growth prospects and ability to participate in future industry consolidation. In addition, although Smith Barney evaluated the Conversion Number from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined by Proffitt's and Younkers through arms-length negotiations. No other limitations were imposed by Proffitt's on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED OCTOBER 22, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX II AND IS INCORPORATED HEREIN BY REFERENCE. PROFFITT'S STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PROFFITT'S SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In preparing its opinion to the Board of Directors of Proffitt's, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Proffitt's, Younkers, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Proffitt's and Younkers. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    The following is a summary of the material analyses performed by Smith Barney in connection with its oral opinion rendered to the Proffitt's Board of Directors on October 20, 1995:

    Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Proffitt's, Younkers and the following selected regional department store companies: Carson Pirie Scott & Co.; Gottschalks Inc.; Jacobson Stores Inc.; Strawbridge & Clothier; and The Bon-Ton Stores, Inc. (the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, latest 12 months and estimated net income, and adjusted market values (equity market value, plus total debt, less cash) as multiples of latest 12 months net revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"), and compared these multiples against the multiples for Younkers implied by the Conversion Number. Net income and EPS projections for the Selected Companies were based on estimates of selected investment banking firms, and net income and EPS projections for Proffitt's and Younkers were based both on estimates of selected investment banking firms and internal estimates of the management of Proffitt's and Younkers. All multiples were based on closing stock prices as of October 19, 1995. The ranges of multiples of latest 12 months net revenue, EBITDA and EBIT and latest 12 months and estimated 1995 and 1996 net income of the Selected Companies (excluding multiples which appeared to be affected by company specific circumstances) were as follows: (i) latest 12 months net revenue: 0.33x to 0.69x (with a mean of 0.44x); (ii) latest 12 months EBITDA: 5.0x to 7.7x (with a mean of 6.5x); (iii) latest 12 months
EBIT: 5.6x to 9.9x (with a mean of 8.3x); (iv) latest 12 months net income: 8.8x to 17.8x (with a mean of 13.7x); and (v) estimated 1995 and 1996 net income:
8.5x to 17.3x (with a mean of 12.9x) and 6.0x to 11.8x (with a mean of 9.8x), respectively. The multiples of latest 12 months revenues, EBITDA and EBIT and latest 12 months and estimated 1995 and 1996 net income of Proffitt's were 0.69x, 6.2x, 8.4x, 17.8x, 15.0x and 11.8x, respectively. The multiples of latest 12 months revenues, EBITDA and EBIT and latest 12 months and estimated 1995 and 1996 net income of Younkers were 0.35x, 4.6x, 6.9x, 11.9x, 10.5x and 9.7x, respectively. Based on a closing sale price of Proffitt's Common Stock on October 19, 1995 (the last trading day prior to approval of the Merger by the Proffitt's Board) of $28.25, the Conversion Number equated to implied multiples of latest 12 months revenues, EBITDA and EBIT and latest 12 months and estimated 1995 and 1996 net income for Younkers of 0.48x, 6.4x, 9.5x, 17.0x, 13.5x and 11.6x, respectively.

    Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction multiples paid or proposed to be paid in the following selected transactions involving regional department store companies (acquiror/target):
Federated Department Stores, Inc./Broadway Stores, Inc. (8/95); The Bon-Ton Stores, Inc./Hess Department Stores, Inc. (8/94); The May Department Stores Company/Hess Department Stores, Inc. (8/94); Federated Department Stores, Inc./R.H. Macy & Company, Inc. (7/94); The Bon-Ton Stores, Inc./Adam, Meldrum & Anderson Co., Inc. (5/94); Federated Department Stores, Inc./Joseph Horne Co., Inc. (4/94); Proffitt's/McRae's, Inc. (3/94); Younkers/HC Prange Company Department Store (7/92); Mercantile Stores Co., Inc./Maison Blanche, Inc. (1/92); Dillard Department Stores, Inc./Maison Blanche, Inc. (eight department stores) (6/91); The May Department Stores Company/Thalhimer Brothers, Inc. (10/90); Dillard Department Stores, Inc./JB Ivey & Co. (5/90); Investcorp./Saks Fifth Avenue (BAT Industries PLC) (4/90); Dayton Hudson Corp./Marshall Field & Co. (4/90); CAL Holdings Inc./Caldor Corp. (10/89); Management-led investor group/Parisian Inc. (L.G. Hooker) (6/89); PA Bergner & Co./Carson Pirie Scott & Co. (4/89); PBL Acquisition Corp./Peebles Holdings, Inc. (1/89); Dillard Department Stores, Inc./DH Holmes Co., Ltd. (11/88); R.H. Macy & Company, Inc./I. Magnin, Bullock's (Federated) (5/88); (Federated) The May Department Stores Company/Foley's, Filene's Department Stores (5/88); Campeau Corp./Federated Department Stores, Inc. (1/88); Parisian Acquisition Corp./Parisian Inc. (7/87); Dillard Department Stores, Inc./Joske's Cain-Sloan (5/87); E-B Acquisition Corp./The Elder-Beerman Stores Corp. (3/87); Campeau Acquisition Corp./Allied Stores Corp. (9/86); and The May Department Stores Company/Associated Dry Goods Corp. (6/86) (the "Selected Transactions"), and compared these multiples with the multiples implied by the Conversion Number described above under "--Selected Company Analysis." Smith Barney compared the purchase prices in such transactions as a multiple of, among other things, latest 12 months net income and transaction values as a multiple of latest 12 months sales, EBITDA and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. The ranges of multiples of latest 12 months sales, EBITDA, EBIT and net income of the Selected Transactions (excluding outliers) were as follows: (i) latest 12 months sales: 0.3x to 1.3x (with a mean of 0.7x); (ii) latest 12 months EBITDA:
6.0x to 11.4x (with a mean of 8.6x); (iii) latest 12 months EBIT: 7.5x to 14.8x (with a mean of 11.7x); and (iv) latest 12 months net income: 9.8x to 44.3x (with a mean of 23.6x). Based on a closing sale price of Proffitt's Common Stock on October 19, 1995 (the last trading day prior to approval of the Merger by the Proffitt's Board) of $28.25, the Conversion Number equated to implied multiples of latest 12 months sales, EBITDA, EBIT and net income for Younkers of 0.48x, 6.4x, 9.5x and 17.0x, respectively.

    No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Proffitt's, Younkers or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

    Contribution Analysis. Smith Barney analyzed the respective contributions of Proffitt's and Younkers to the revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1995 through 1997 (with particular focus on fiscal years 1995 and 1996) based on internal estimates provided by the respective managements of Proffitt's and Younkers. This analysis indicated that
(i) in fiscal year 1995, Proffitt's would contribute approximately 54.4% of revenue, 62.7% of EBITDA, 64.7% of EBIT and 55.6% of net income, and Younkers would contribute approximately 45.6% of revenue, 37.3% of EBITDA, 35.3% of EBIT and 44.4% of net income and (ii) in fiscal year 1996, Proffitt's would contribute approximately 55.3% of revenue, 63.1% of EBITDA, 64.5% of EBIT and 58.1% of net income, and Younkers would contribute approximately 44.7% of revenue, 36.9% of EBITDA, 35.5% of EBIT and 41.9% of net income. Immediately following consummation of the Merger, stockholders of Proffitt's and Younkers would own approximately 61.2% and 38.8%, respectively, of the combined company on a fully diluted basis.

    Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow (EBIT, plus depreciation, less income taxes, capital expenditures and investment in working capital) of Younkers for the fiscal years 1995 through 1998 based on internal estimates provided by the management of Younkers and assuming, among other things, discount rates of 12%, 14% and 16% and terminal multiples of EBITDA of 5.0x to 6.5x. This analysis resulted in equity reference ranges for Younkers of approximately $25.50 to $37.28 per share assuming no cost savings and other potential synergies anticipated from the Merger were achieved, and approximately $27.33 to $39.77 per share assuming certain cost savings and other potential synergies anticipated from the Merger were achieved.

    Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS, and debt to capitalization and debt to equity ratios, of Proffitt's for the fiscal years ended 1996 through 1998, based on EPS and growth rate estimates of selected investment banking firms. The results of the pro forma merger analysis suggested that the Merger would be accretive to Proffitt's EPS in fiscal years 1996, 1997 and 1998 by approximately 4.8%, 6.4% and 8.1%, respectively, on a primary share basis, and approximately 9.6%, 10.2% and 11.0%, respectively, on a fully diluted share basis, assuming certain cost savings and other potential synergies anticipated from the Merger were achieved and excluding the anticipated non-recurring charges related to direct costs of the Merger. This analysis also suggested that, on a pro forma basis, the total debt to capitalization ratio of Proffitt's would be reduced from approximately 58.5% to 48.4% and the total debt to equity ratio of Proffitt's would be reduced from approximately 140.8% to 93.9%. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    Other Factors Considered. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Proffitt's and Younkers historical and projected financial results; (ii) the history of trading prices for Proffitt's Common Stock and Younkers Common Stock, the common stock of the Selected Companies and movements in the S&P 400 index; (iii) identifiable cost savings and other potential synergies anticipated from the Merger; (iv) the premiums paid in selected stock-for-stock transactions with transaction values in excess of $250 million; and (v) the pro forma ownership of the combined company.

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
    Pursuant to the terms of Smith Barney's engagement, Proffitt's has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $2.5 million. Proffitt's also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

    Smith Barney has advised Proffitt's that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of Proffitt's and Younkers for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Proffitt's unrelated to the Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group, Inc. and its affiliates) may maintain relationships with Proffitt's and Younkers.

    Smith Barney is a nationally recognized investment banking firm and was selected by Proffitt's based on Smith Barney's experience, expertise and familiarity with Proffitt's and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Goldman Sachs Opinion to the Younkers Board of Directors.

    Younkers retained Goldman Sachs to act as Younkers' financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Goldman Sachs' prior investment banking relationship and familiarity with Younkers, described herein. On October 22, 1995, Goldman Sachs delivered its written opinion to the Younkers Board that, as of the date of such opinion, the Exchange Ratio was fair to the holders of Younkers Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF OCTOBER 22, 1995, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. YOUNKERS STOCKHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF YOUNKERS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE YOUNKERS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF GOLDMAN SACHS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Younkers and Proffitt's for the five fiscal years ended January 31, 1995; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Younkers and Proffitt's; (iv) certain other communications from Younkers and Proffitt's to their respective stockholders; and (v) certain internal financial analyses and forecasts for Younkers and Proffitt's prepared by their respective management teams. Goldman Sachs also held discussions with members of the senior management of Younkers and Proffitt's regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined pursuant to the Merger Agreement. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Younkers Common Stock and the Proffitt's Common Stock, compared certain financial and stock market information for Younkers and Proffitt's with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Younkers or Proffitt's or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed with Younkers' consent that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to Younkers' Board of Directors on October 22, 1995.

    Historical Stock Trading Analysis. Goldman Sachs examined the history of the trading prices for the shares of Younkers Common Stock and the Proffitt's Common Stock in relation to each other and to the Large Cap Retailers and Small Cap Retailers (defined below) for the past year.

    Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Younkers to corresponding financial information, ratios and public market multiples for certain large market capitalization retailers, consisting of Dayton-Hudson Corporation, Dillard Department Stores, Inc., Federated Department Stores, Inc., The May Department Stores Company, Mercantile Stores Company, Inc., Nordstrom, Inc. and JC Penney Company, Inc. (the "Large Cap Retailers") and certain smaller market capitalization retailers, consisting of The Bon-Ton Stores, Inc., Carson, Pirie Scott & Co., Gottschalks, Inc., Jacobson Stores, Inc., Kohl's Corporation and Strawbridge & Clothier (the "Small Cap Retailers" and together with the Large Cap Retailers, the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Younkers. No company in either the Large Cap Retailer category or in the Small Cap Retailer category is identical to Younkers or Proffitt's (including after the Merger). Accordingly, any analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors affecting the companies being compared. Goldman Sachs calculated and compared various financial multiples and ratios for Younkers and each of the Selected Companies based on the most recent publicly available information. Goldman Sachs considered for the Selected Companies estimated fiscal year 1995 and 1996 price/earnings multiples (based on October 20, 1995 stock prices), which ranged from 11.9x to 16.1x for 1995 and 10.6x to 13.6x for 1996 for Large Cap Retailers and 9.2x to 34.4x for 1995 and 5.9x to 20.8x for 1996 for Small Cap Retailers compared to 10.8x in 1995 and 9.9x in 1996, respectively, for Younkers. All of these estimates were based on First Call earnings estimates. Goldman Sachs also considered Levered Market Capitalization (i.e., market value of common equity plus preferred equity and book value of debt less cash and marketable securities) as a multiple of the latest twelve months ("LTM") sales, as a multiple of LTM earnings before interest, taxes and depreciation ("EBITD") and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated entity multiples of LTM sales, which ranged from 0.49x to 1.08x (with median of 0.84x) for Large Cap Retailers and from 0.40x to 1.15x (with a median of 0.43x) for Small Cap Retailers, LTM EBITD, which ranged from 4.2x to 9.9x (with a median of 6.7x) for Large Cap Retailers and from 4.5x to 11.8x (with a median of 8.0x) for Small Cap Retailers, and LTM EBIT, which ranged from 5.4x to 17.4x (with a median of 9.5x) for Large Cap Retailers and from 5.4x to 22.6x (with a median of 12.0x) for Small Cap Retailers, compared to multiples of 0.35x, 5.0x and 7.6x, respectively, for Younkers.

    Discounted Future Stock Price Analysis. Goldman Sachs performed a discounted future stock price analysis using a base case of 3% growth as well as Younkers management's higher growth projections. Goldman Sachs calculated Younkers' stock price in the year 1998 based on multiples ranging from 9x to 14x projected earnings. These future stock prices were then discounted to present value using discount rates from 9% to 15%. Based upon the foregoing discounted future stock price analysis, the net present value per share of Younkers Common Stock ranged from $12.34 to $22.96 in the 3% growth case and $17.23 to $32.04 in the management case.

    Selected Combination Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the retail industry since 1986 (the "Selected Combinations"). Such analysis indicated that for the Selected Combinations the median of the price paid as a multiple of LTM sales was 0.56 for the transactions in 1992-1995, and 0.72 for the transactions in 1986-1995, with the Younkers multiple at 0.50 (based on the closing price for Proffitt's Common Stock on October 20, 1995), the median of the price paid as a multiple of LTM EBIT was 11.9 for the 1992-1995 transactions and 11.8 for the 1986-1995 transactions, with the Younkers multiple at 10.8, the median of the price paid on LTM earnings per share was 10.7 for 1992-1995 transactions, 21.1 for 1986-1995 transactions, and 17.8 for Younkers and the median of the price paid per levered square foot was $45.80 for 1992-1995 transactions, $107 for 1986-1995 transactions and $68.68 for Younkers. No company or transaction used in the above analyses as a comparison is identical to Younkers, Proffitt's or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information for Younkers and Proffitt's based on Younkers and Proffitt's managements' forecasts for their respective companies for the years 1995 and 1996. Goldman Sachs' analysis of the relative income statement contributions of Younkers and Proffitt's on a pro forma basis did not take into account any of the synergies that may be realized following the Merger. The foregoing pro forma analysis would indicate that in 1995 Younkers would contribute 45.5% to combined revenue, 41.6% to combined EBITDAR (earnings before interest, taxes, depreciation, amortization and rentals), 33.8% to combined EBIT, and 46.7% to net income available to common stockholders. The analysis described above also indicated that in 1996 Younkers would contribute 44.1% to combined revenues, 41.7% to combined EBITDAR, 36.0% to combined EBIT and 44.7% to net income available to common stockholders.

    Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact on Proffitt's of the Merger. Using earnings and synergies estimates for Younkers and Proffitt's prepared by their respective managements (which in Younkers' case excluded Carson-related takeover expenses in 1995), as well as publicly available research analysts' earnings estimates for the years 1995 and 1996, the analysis showed that the proposed transaction would be accretive to Proffitt's stockholders on an EPS basis in the years 1995 and 1996 under both management and analysts' estimates.

    Leveraged Buy-out Analysis. Goldman Sachs also performed a leveraged buy-out analysis which indicated that under the criteria normally used to finance a leveraged buy-out, a leveraged buy-out could not be financed or consummated at per share values competitive with the Exchange Ratio.

    The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Younkers or Proffitt's or the Merger. The analyses were prepared exclusively for purposes of Goldman Sachs' rendering its opinion to the Younkers Board as to the fairness of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Younkers, Proffitt's, Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As noted in "THE MERGER--Reasons for the Merger and Younkers Board Recommendation," Goldman Sachs' opinion to the Younkers Board was only one of many factors taken into consideration by the Younkers Board in making its determination to approve the Merger Agreement. The foregoing summary is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix III hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Younkers selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs has provided certain investment banking services to Younkers from time to time, including acting as managing underwriter of a public offering of 6,170,000 shares of Younkers Common Stock in April, 1992 and a public offering of 2,419,000 shares of Younkers Common Stock in April 1993, and as financial advisor in connection with the Carson proposals.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Younkers and/or Proffitt's for its own account and for the account of customers. As of the close of business on October 20, 1995, Goldman Sachs had accumulated a long position of 90 shares of Younkers Common Stock and a short position of 6,500 shares of Younkers Common Stock.

    Pursuant to the terms of an engagement letter dated November 4, 1994, if the Merger is consummated Younkers is obligated to pay Goldman Sachs, a fee of 1.5% of the aggregate value of shares of Proffitt's Common Stock issuable in the Merger (including pursuant to options), based on the average price of Proffitt's Common Stock for the five trading days ending five days prior to the Effective Time, for acting as financial advisor in connection with the proposed Merger, including rendering the fairness opinion described above if the Merger is consummated. Younkers has already paid Goldman Sachs a fee of $150,000. Whether or not the proposed Merger is consummated, Younkers has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify Goldman Sachs and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the Federal securities laws.

MERGER CONSIDERATION

    Subject to certain provisions described herein with respect to certain shares of Younkers Common Stock owned by Proffitt's, Younkers or any subsidiary of Proffitt's or Younkers, upon consummation of the Merger each issued and outstanding share of Younkers Common Stock will be converted into .98 (the "Conversion Number" or the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Proffitt's Common Stock.

    Fractional shares of Proffitt's Common Stock will not be issued in the Merger. Holders of Younkers Common Stock otherwise entitled to a fractional share of Proffitt's Common Stock will be paid cash in lieu of such fractional shares determined and paid as described in "THE MERGER AGREEMENT-- Fractional Shares" below.

    The Conversion Number was determined through arms-length negotiations between Proffitt's and Younkers. Based on the number of shares of Younkers Common Stock and the number of Younkers stock options outstanding on the Younkers Record Date, a maximum of 8,816,215 shares of Proffitt's Common Stock may be issued in respect of shares of Younkers Common Stock in the Merger.

    The shares of Younkers Common Stock held in treasury to fund the deferred compensation plans of W. Thomas Gould and Robert M. Mosco will be converted into the right to receive on the same terms and conditions as provided in such plans authorized but unissued shares of Proffitt's Common Stock calculated by multiplying such number of shares by the Conversion Number. Such shares and any other shares of Younkers Common Stock owned by Younkers or any of its subsidiaries or by Proffitt's, Sub or any other subsidiary of Proffitt's will automatically be cancelled at the Effective Time and will cease to exist and no capital stock of Proffitt's or other consideration will be delivered in exchange therefor.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of Younkers Common Stock into Proffitt's Common Stock will occur at the Effective Time. Each certificate for Younkers Common Stock shall, from and after the Effective Time until surrendered in exchange for Proffitt's Common Stock, for all purposes be deemed to represent the number of shares of Proffitt's Common Stock calculated by multiplying the number of shares represented by the certificate by the Conversion Number. As soon as practicable after the Effective Time, Proffitt's will deposit with Union Planters National Bank, as exchange agent (the "Exchange Agent"), in trust for the holders of certificates which immediately prior to the Effective Time represented shares of Younkers Common Stock (the "Certificates") certificates representing the shares of Proffitt's Common Stock issuable in exchange for outstanding shares of Younkers Common Stock and cash as required to make payments in lieu of any fractional shares of Proffitt's Common Stock (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund").

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to mail to each holder of record of a Certificate whose shares are converted into shares of Proffitt's Common Stock a letter of transmittal (which will be in customary form, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Proffitt's Common Stock and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate have been converted at the Effective Time pursuant to the Merger, and cash in lieu of fractional shares and certain dividends and other distributions as described below, and the Certificate so surrendered will be cancelled.

    YOUNKERS STOCKHOLDERS SHOULD NOT FORWARD THE CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    No dividends or other distributions that are declared on or after the Effective Time on Proffitt's Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Proffitt's Common Stock until such person surrenders the related Certificate or Certificates, as provided above, and no cash payment in lieu of fractional shares will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there will be paid to each record holder of a new certificate representing such Proffitt's Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Proffitt's Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Proffitt's Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Proffitt's Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Proffitt's Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Proffitt's Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    Proffitt's or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Younkers Common Stock such amounts as Proffitt's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Proffitt's or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Younkers Common Stock in respect of which such deduction and withholding was made by Proffitt's or the Exchange Agent.

    Certificates representing shares of Younkers Common Stock surrendered for exchange by an "affiliate" of Younkers for purposes of Rule 145(c) of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, will not be exchanged until Proffitt's receives an affiliate letter from such affiliate. Shares of Proffitt's Common Stock issued to "affiliates" will not be transferable until the financial results covering at least 30 days of combined operations of Proffitt's and Younkers have been published in the manner provided by Commission policies regardless of whether the affiliate has provided an affiliate letter to Proffitt's, except to the extent permitted by generally accepted accounting principles. Shares of Proffitt's Common Stock shall not be transferable, regardless of whether the affiliate has provided an affiliate letter to Proffitt's, if such transfer, either alone or in the aggregate with other transfers by the affiliate, would preclude Proffitt's ability to account for the Merger as a pooling of interests.

GOVERNMENTAL AND REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Proffitt's and Younkers currently operate.

    HSR Act. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On November 17, 1995, Proffitt's and Younkers filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On December 18, 1995, the waiting period under the HSR expired.

At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's or Younkers. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's and Younkers. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, Proffitt's and Younkers believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Proffitt's and Younkers would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of Proffitt's and Younkers to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority making the Merger or any of the transactions contemplated by the Merger Agreement illegal. Each party has agreed to use its reasonable best efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material federal income tax consequences of the Merger to holders of Younkers Common Stock who or which hold their shares as capital assets. This discussion deals only with holders who or which are (i) citizens or residents of the United States; (ii) domestic corporations; or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of Younkers Common Stock ("U.S. Holders"). This discussion may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Younkers Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Younkers Common Stock as part of a straddle or conversion transaction. The discussion also does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

    This discussion is based on current laws, regulations, rulings, practice and judicial decisions in effect on the date of this Joint Proxy Statement/Prospectus and the opinion of Sullivan & Cromwell. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes may or may not be retroactive and could affect the tax consequences to U.S. Holders described herein. The opinion of Sullivan & Cromwell set forth in this discussion is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Proffitt's and Younkers.

    In the opinion of Sullivan & Cromwell, the following will be the material federal income tax consequences of the Merger to U.S. Holders of Younkers Common
Stock:

        (i) no gain or loss will be recognized by U.S. Holders, except as described below with respect to U.S. Holders of Younkers Common Stock who receive cash in lieu of fractional shares of Proffitt's Common Stock;

        (ii) the aggregate adjusted tax basis of shares of Proffitt's Common Stock (including fractional shares of Proffitt's Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of Younkers Common Stock exchanged therefor;

        (iii) the holding period of the shares of Proffitt's Common Stock (including the holding period of fractional shares of Proffitt's Common Stock) received by a U.S. Holder will include the holding period of the Younkers Common Stock exchanged therefor; and

        (iv) a U.S. Holder of Younkers Common Stock who receives cash in the Merger in lieu of fractional shares of Proffitt's Common Stock will be treated as having received such factional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Proffitt's Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

    The obligation of Younkers to consummate the Merger is subject to the receipt of the opinion of tax counsel outlined below. Neither Younkers nor Proffitt's has requested or will request a ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    The obligation of Younkers to consummate the Merger is conditioned on the receipt by Younkers of an opinion of its counsel, Sullivan & Cromwell, in form and substance satisfactory to Younkers, dated immediately prior to the Effective Time, to the effect that for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Younkers, Sub and Proffitt's will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Proffitt's or Younkers as a result of the Merger; (iii) no gain or loss will be recognized by stockholders of Younkers upon the conversion of their shares into shares of Proffitt's Common Stock (except cash received in lieu of fractional shares); (iv) the aggregate tax basis of shares of Proffitt's Common Stock received in exchange for shares of Younkers Common Stock pursuant to the Merger (including fractional shares of Proffitt's Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Younkers Common Stock; (v) the holding period of the shares of Proffitt's Common Stock received in exchange for shares of Younkers Common Stock pursuant to the Merger will include the holding period for such shares of Younkers Common Stock, provided that such shares were held as capital assets as of the Effective Time; and (vi) a stockholder of Younkers who receives cash in lieu of a fractional share of Proffitt's Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. See "THE MERGER AGREEMENT--Conditions of the Merger."

    The above-described tax opinion will be based upon certain customary representations and assumptions which are consistent with the state of facts existing as of the Effective Time to be referred to in the opinion letters. Subject to the receipt of such customary representations, Sullivan & Cromwell anticipate that they will render the above-described tax opinions.

    EACH STOCKHOLDER OF YOUNKERS IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Proffitt's and Younkers will be carried forward to the combined corporation at their recorded amounts, income of the combined corporation will include income of Proffitt's and Younkers for the entire fiscal year in which the combination occurs, and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

    The obligations of Proffitt's, Sub and Younkers to consummate the Merger is subject to the receipt by Proffitt's of an opinion dated as of the Effective Time from Coopers & Lybrand L.L.P. in form and substance reasonably satisfactory to Proffitt's and Younkers, that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Younkers' management and Board of Directors have interests in the Merger in addition to their interests solely as stockholders of Younkers. Each of W. Thomas Gould, Chairman and Chief Executive Officer of Younkers, and Robert M. Mosco, President and Chief Operating Officer of Younkers, has entered into an Employment Agreement with Proffitt's dated as of October 22, 1995 (each, an "Employment Agreement" and together, the "Employment Agreements"). Pursuant to the Employment Agreements, as of the Effective Time Mr. Gould will serve as Vice Chairman of Proffitt's and Chairman of the Younkers Division, and Mr. Mosco will serve as President and Chief Executive Officer of the Younkers Division. Mr. Gould's Employment Agreement also provides that Proffitt's will appoint Mr. Gould to the Boards of Directors of each of Proffitt's and the Younkers Division to serve until the next annual meeting of each respective company. During the five-year term of Mr. Gould's Employment Agreement Proffitt's will also use its best efforts to cause Mr. Gould to be nominated for reelection to the Boards of Directors of Proffitt's and the Younkers Division.

    Mr. Gould's Employment Agreement has a five year term and provides that Mr. Gould will be paid a minimum annual base salary of $750,000 and be eligible to participate, in the sole discretion of Proffitt's Compensation Committee, in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Mr. Gould's Employment Agreement also provides for the grant to Mr. Gould on the Effective Date of options to purchase 100,000 shares of Proffitt's Common Stock pursuant to Proffitt's 1994 Long-Term Incentive Plan, unless Proffitt's and Mr. Gould agree to an alternative arrangement to compensate Mr. Gould. Each of Proffitt's and Mr. Gould may terminate Mr. Gould's Employment Agreement prior to its expiration upon thirty days' prior written notice; provided, however, that such notice may not be provided for at least one year from the Effective Time. If Mr. Gould's employment with Proffitt's terminates before expiration of the Employment Agreement other than by Proffitt's upon a conviction of Mr. Gould of certain felonies, Proffitt's will continue to pay Mr. Gould his annual salary and continue to provide Mr. Gould with medical and life insurance coverage during the remaining term of the Employment Agreement. In the event Mr. Gould's payments are subject to an excise tax under Section 4999 of the Internal Revenue Code (the "Code"), he will receive a reimbursement payment to offset such tax. Mr. Gould's rights under his current employment agreement and severance agreement terminate when the Employment Agreement becomes effective.

    Mr. Mosco's Employment Agreement has a three year term and provides that Mr. Mosco will be paid a minimum annual base salary of $450,000 and be eligible to participate in Proffitt's bonus and other similar incentive plans for senior management of Proffitt's. Mr. Mosco's Employment Agreement also provides for the grant to Mr. Mosco on the Effective Date of options to purchase 50,000 shares of Proffitt's Common Stock pursuant to Proffitt's 1994 Long-Term Incentive Plan. Proffitt's may terminate Mr. Mosco's employment for Cause (as defined in the Employment Agreement) or without Cause. If Proffitt's terminates Mr. Mosco's employment other than for Cause or as a result of his death or disability, or Mr. Mosco terminates his employment for Good Reason (as defined in the Employment Agreement), Proffitt's will pay Mr. Mosco a lump-sum severance payment in an amount equal to (i) salary through the date of termination and pro rata bonus for the then-current year (based upon the his three-year average bonus or 50% of his target bonus for the then-current year), (ii) three times Mr. Mosco's highest annual salary in effect during the 12-month period prior to termination and three times the greater of Mr. Mosco's average bonus in respect of the three immediately preceding fiscal years or 50% of target bonus, (iii) any unvested benefit under Younkers' defined benefit pension plan, and (iv) any unvested employer contributions under Younkers' defined contribution plan. Proffitt's will also continue to provide Mr. Mosco with medical and life insurance coverage for a period of three years. Mr. Mosco's payments are limited to avoid imposition of excise tax under Section 4999 of the Code. Mr. Mosco's rights under his current employment agreement and severance agreement terminate when the Employment Agreement becomes effective.

    Younkers has Control Severance Agreements ("Severance Agreements") with ten executive officers (excluding those of Messrs. Gould and Mosco which will terminate when the Employment Agreements become effective at the Effective
Time). The Severance Agreements for the ten executive officers other than Messrs. Gould and Mosco provide for the following benefits if employment is terminated by Younkers without "Cause" (as defined in the Severance Agreement) or by the employees for "Good Reason" (as described below) during the two-year period following a "Change in Control" of Younkers (as described below): (i) a lump sum cash amount equal to the sum of (x) a bonus payment in an amount at least equal to the greatest of (A) the average bonus paid or payable to the employee in respect of the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs, (B) 50% of the employee's target bonus for the fiscal year in which the Change in Control occurs, or (C) 50% of the employee's target bonus for the fiscal year in which his date of termination occurs (the greatest of (A), (B), and (C) is hereafter the "Bonus Payment") multiplied by (D) a fraction, the numerator of which is the number of days in the fiscal year in which the employee's employment terminates through his date of termination, and the denominator of which is 365 or 366, plus (y) any compensation previously deferred (other than pursuant to a tax-qualified plan) and any accrued vacation pay, to the extent unpaid; (ii) a lump sum cash amount equal to the sum of (x) two times the employee's highest annual base salary during the twelve-month period preceding the date of termination, plus (y) two times the Bonus Payment; (iii) a lump sum cash amount equal to the actuarial equivalent, determined as of the date of termination, of any unvested accrued benefit under Younkers' defined benefit pension plan ("Pension Plan"); (iv) a lump sum cash amount equal to the value of any unvested portion of employer contributions made on behalf of the employee to any defined contribution plan of Younkers; and (v) two years of continued coverage under the Younkers' medical, accident, disability, and life insurance plans, provided that all payments are limited such that no payments would be subject to the imposition of any excise tax under Section 4999 of the Code. The payments set forth in clauses (i) and
(ii) above would be paid in lieu of any other severance payments with respect to salary and bonus compensation to be paid under other employment agreements or severance agreements or plans of Younkers. The employee would also be reimbursed for all legal fees and expenses incurred with respect to any disputes arising in connection with his Severance Agreement.

    Under the Severance Agreements, the executives cannot voluntarily terminate employment (without Good Reason) during the period of an attempted Change in Control or the ninety-day period following a Change in Control. In the event that prior to a Change in Control, an executive is terminated without Cause at the request of a third party who has indicated an intention or taken steps reasonably calculated to effectuate a Change in Control (and subsequently effectuates a Change in Control) or Good Reason occurs prior to a Change in Control at the request of such a third party, the executive would receive payments under his or her Severance Agreement as if such events had occurred following a Change in Control.

    A Change in Control is defined in the Severance Agreements as generally: (i) the acquisition of 25% or more of the outstanding Common Stock or voting securities of Younkers by any person or group

(other than Younkers, an employee benefit plan sponsored or maintained by Younkers or any corporation controlled by Younkers, any corporation pursuant to a reorganization, merger or consolidation involving Younkers in which the conditions listed in subclauses (A), (B) and (C) in clause (iii) below apply, or the executive); (ii) a change in the majority of the Board (other than changes approved by a majority of the members of the incumbent Board as of the date of the Severance Agreement); (iii) stockholder approval of a reorganization, merger or consolidation of the Younkers (unless immediately after such transaction, (A) the Younkers' stockholders continue to own both more than 50% of the outstanding Common Stock and more than 50% of the outstanding voting securities of Younkers,
(B) after the reorganization, merger or consolidation, no person (other than Younkers, an employee benefit plan sponsored or maintained by Younkers or any corporation controlled by Younkers, or any person who beneficially owned 25% or more of the outstanding Common Stock or voting securities of the Younkers immediately prior to the reorganization, merger or consolidation) beneficially owns either 25% or more of the outstanding Common Stock or 25% or more of the outstanding voting securities of the resulting corporation, and (C) a majority of the Board of Directors has not changed); or (iv) stockholder approval of a plan of complete liquidation or dissolution of Younkers, or the sale or other disposition of all or substantially all of the assets of Younkers (other than pursuant to a transaction with respect to which the conditions listed in subclauses (A), (B) and (C) in clause (iii) above apply).

    For purposes of the Severance Agreements, "Good Reason" means generally a material adverse change in position, duties, responsibilities, title, offices or status, failure to be re-elected to any position held immediately prior to the Change in Control, a reduction in base salary, a relocation of the employee or substantially more burdensome travel requirements, a reduction in or failure to maintain any employee benefit or compensation plan (without the substitution of a comparable plan) or a failure of Younkers to require a successor to assume the Severance Agreement. If all ten (10) executives were terminated following the Merger, approximately $4.5 million would be payable to such executives in the aggregate.

    Younkers also has a Severance Plan under which vice presidents and divisional vice presidents would receive twelve months salary and directors, buyers, certain persons in information services and certain store managers would receive six months salary (plus incidental benefits in both cases) following a termination without Cause or a termination by the employee for Good Reason within two years after a Change in Control.

NASDAQ NATIONAL MARKET SYSTEM LISTING

    It is a condition to the parties' obligations under the Merger Agreement that the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, which appears as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following summary includes the material terms of such agreement but is not necessarily complete and is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the approval of the Merger Agreement, the Stock Issuance and the Incentive Plan Amendment (collectively, the "Proffitt's Stockholders' Approvals") by the holders of Proffitt's Common Stock and adoption of the Merger Agreement by the holders of Younkers Common Stock, Sub will be merged with and into Younkers at the Effective Time, and Younkers will continue as the surviving corporation.

    After the conditions precedent to the Merger have been fulfilled or waived (where permissible), the filing of a duly executed Certificate of Merger will be made with the Secretary of State of the State of Delaware and the Merger will become effective at the Effective Time, which will occur upon the filing thereof or such later time established by the Certificate of Merger (provided that such later date is not more than 30 days after the Certificate of Merger is filed).

    Pursuant to the Merger Agreement, as of the Effective Time, all shares of Younkers Common Stock that are held in the treasury of Younkers or by any wholly-owned subsidiary of Younkers, and any shares of Younkers Common Stock owned by Proffitt's or by any wholly-owned subsidiary of Proffitt's will be cancelled and no capital stock of Proffitt's or other consideration will be delivered in exchange therefor; provided, however, that shares of Younkers Common Stock held in treasury to fund the deferred compensation plans of W. Thomas Gould and Robert M. Mosco (the "Deferred Comp Shares") will be converted into the right to receive on the same terms and conditions as provided in such plans authorized but unissued shares of Proffitt's Common Stock calculated by multiplying the Conversion Number times the number of Deferred Comp Shares.

    Each issued and outstanding share of common stock of Sub, par value $.01 per share, will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

    Subject to the terms and conditions of the Merger Agreement, each share of Younkers Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled) will be converted into 0.98 validly issued, fully paid and nonassessable shares of Proffitt's Common Stock. All such shares of Younkers Common Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired, and each holder of a Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, certificates representing the shares of Proffitt's Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate.

    In the event of any reclassification, stock split or stock dividend with respect to Proffitt's Common Stock, any change or conversion of Proffitt's Common Stock into other securities or any other dividend or distribution with respect to Proffitt's Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time or any issuance of securities (other than rights pursuant to Proffitt's Rights Plan (as defined below) or Younkers Rights Plan, appropriate and proportionate adjustments, if any, will be made to the Conversion Number, and all references to the Conversion Number in the Merger Agreement will be deemed to be to the Conversion Number as so adjusted.

SURRENDER AND PAYMENT

    Proffitt's has authorized Union Planters National Bank to act as Exchange Agent. As soon as practicable after the Effective Time, Proffitt's will deposit with the Exchange Agent, in trust for the holders of shares of Younkers Common Stock converted in the Merger, certificates representing the shares of Proffitt's Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Younkers Common Stock and cash, as required to make payments in lieu of any fractional shares (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto, being the "Exchange Fund"). The Exchange Agent will deliver the Proffitt's Common Stock issuable pursuant to the Merger Agreement out of the Exchange Fund.

    As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to mail to each record holder of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Younkers Common Stock converted in the Merger a letter of transmittal (which will be in customary form, will specify that delivery will be effected, and risk of loss and title to the Certificates will pass only upon actual delivery of the Certificates to the Exchange Agent, and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Proffitt's Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Certificate will have been converted at the Effective Time, cash in lieu of any fractional shares, and certain dividends and other distributions in accordance with the Merger Agreement, and any Certificate so surrendered will forthwith be cancelled.

    All shares of Proffitt's Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement (including any cash paid pursuant to the Merger Agreement) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Younkers Common Stock represented by such Certificates.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Proffitt's Common Stock will be issued upon the surrender for exchange of Certificates, and no Proffitt's dividend or other distribution or stock split will relate to any fractional share, and no fractional share will entitle the owner thereof to vote or to any other rights of a security holder of Proffitt's. In lieu of any such fractional share, each holder of Younkers Common Stock who would otherwise have been entitled to a fraction of a share of Proffitt's Common Stock upon surrender of Certificates for exchange will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Proffitt's Common Stock multiplied by the per share closing price on the NASDAQ National Market System of Proffitt's Common Stock on the date of the Effective Time (or, if the shares of Proffitt's Common Stock do not trade on the NASDAQ National Market System on such date, the first date of trading of the Proffitt's Common Stock on the NASDAQ National Market System after the Effective Time).

CONDITIONS TO THE MERGER

    The respective obligations of Proffitt's, Younkers and Sub to effect the Merger will be subject to the fulfillment of certain conditions at or prior to the Effective Time, including: (a) adoption of the Merger Agreement by the requisite vote of stockholders of Younkers, and the obtaining of the Proffitt's Stockholders Approvals by the requisite vote of the stockholders of Proffitt's;
(b) the authorization for listing on the NASDAQ National Market System subject to official notice of issuance, of the shares of Proffitt's Common Stock issuable in the Merger and upon exercise of Younkers stock options; (c) expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (d) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have a material adverse effect on Proffitt's (assuming the Merger had taken place), will have been obtained, will have been made or will have occurred; (e) receipt, by Proffitt's, of an opinion dated as of the Effective Time of Coopers & Lybrand L.L.P., that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with the Merger Agreement; (f) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Proffitt's or Younkers, threatened by the Commission; (g) no court or other governmental entity having jurisdiction over Younkers or Proffitt's, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal and (h) the

Employment Agreements shall have remained in full force and effect without breach thereof. See "THE MERGER--Governmental and Regulatory Approvals."

    The obligations of Younkers to effect the Merger are also subject to the satisfaction of certain conditions at or prior to the Effective Time, including:
(a) each of the representations and warranties of Proffitt's and Sub in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Proffitt's and Sub that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date) and each of Proffitt's and Sub shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Younkers shall have received from Proffitt's and Sub a certificate to that effect; (b) Younkers shall have received an opinion of Barnes & Thornburg, counsel to Proffitt's, to the effect that the Proffitt's Common Stock issued in the Merger is duly authorized, validly issued and nonassessable; and (c) Younkers shall have received an opinion of Sullivan & Cromwell relating to certain tax matters. See "THE MERGER-- Certain Federal Income Tax Consequences."

    The obligations of Proffitt's and Sub to effect the Merger are subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of Younkers in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Younkers (except as specified) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date) and Younkers shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement; and Proffitt's shall have received from Younkers a certificate to that effect; and (b) there shall not be instituted or pending any suit, action or proceeding as a result of the Merger Agreement or any of the transactions contemplated therein which, in the opinion of Barnes & Thornburg, would have a material adverse effect on Proffitt's (assuming that the Merger had occurred).

    Certain of the foregoing conditions may not be waived by the parties, including stockholder approvals, the effectiveness of the Registration Statement and the absence of any order or legal restraint. Although the receipt of the accounting opinion of Coopers & Lybrand L.L.P. and the tax opinion of Younkers' counsel may be waived by the parties, Proffitt's and Younkers do not intend to consummate the Merger in the event either of such opinions are not or cannot be delivered.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Proffitt's and Sub, including, among other things; (a) that the documents filed by Proffitt's with the Commission since January 1, 1993 did not contain any material misstatements or omissions at the time they were filed; (b) that the information supplied by Proffitt's and Sub to be included herein and in the Registration Statement in connection with the Merger will be free from material misstatements and omissions; (c) that there has been no material adverse change with respect to Proffitt's since January 28, 1995 except as disclosed in its documents filed with the Commission prior to the date of the Merger Agreement;
(d) as to governmental licenses and permits, and compliance with laws; (e) as to compliance with relevant tax laws; (f) with respect to actions and proceedings pending against or involving Proffitt's; (g) as to employee benefit plans and labor matters; (h) as to compliance with worker safety laws and environmental laws; (i) as to intellectual property; (j) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger;
(k) as to certain liabilities; (l) as to the receipt of a fairness opinion from Smith Barney and (m) as to brokers. In addition, the Merger

Agreement contains representations and warranties by each of Proffitt's and Sub as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

    The Merger Agreement also contains similar customary representations and warranties of Younkers, as well as additional representations and warranties, including, among other things: (a) as to the receipt of a fairness opinion from Goldman Sachs; and (b) that the Board of Directors has taken all action necessary to exempt Younkers, its subsidiaries and affiliates, the Merger, the Merger Agreement and the transactions contemplated thereby from certain state takeover statutes.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Proffitt's and Younkers has agreed that, during the period from the date of the Merger Agreement through the Effective Time (except as otherwise expressly permitted by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course as conducted as of the date of the Merger Agreement and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

    Actions by Proffitt's. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Proffitt's will not, and will not permit any of its subsidiaries to, without the prior written consent of Younkers: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular semi-annual dividends of not more than $1.625 per share on Proffitt's Series A Preferred Stock declared and paid on dates consistent with past practice, and (B) dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) subject to the limitations of the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of Proffitt's or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of stock options and shares of Proffitt's Common Stock to employees of Proffitt's in the ordinary course of business consistent with past practice; (2) the issuance of Proffitt's securities pursuant to the Rights Agreement dated March 28, 1995 between Proffitt's and Union Planters National Bank (the "Proffitt's Rights Agreement"); and (3) the issuance by any wholly-owned subsidiary of Proffitt's of its capital stock to Proffitt's or another wholly-owned subsidiary of Proffitt's; (c) amend its Charter or By-laws, other than to increase its authorized capital stock; (d) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (1) the entering into a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (2) in the case of any individual acquisition, merger, consolidation or purchase, the equity value of which does not exceed $50 million; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (1) transactions in the ordinary course of business consistent with past practice and not material to Proffitt's and its subsidiaries taken as a whole, (2) as may be required by any governmental entity, or (3) subject to the terms of the Merger Agreement, dispositions involving an aggregate consideration not in excess of $50 million; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practice, and (2) indebtedness, loans, advances, capital contributions and investments between Proffitt's and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries; (g) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (h) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or (i) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Actions by Younkers. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, Younkers will not, and will not permit any of its subsidiaries to, without the prior written consent of Proffitt's: (a)(1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(3) purchase, redeem or otherwise acquire any shares of capital stock of Younkers or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of shares of Younkers Common Stock upon the exercise of Younkers stock options outstanding on the date of the Merger Agreement in accordance with their then current terms, and (2) the issuance of Younkers securities pursuant to the Younkers Rights Plan; (c) amend its Charter or By-laws; (d) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than transactions that are in the ordinary course of business consistent with past practice and that are not material; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for (1) transactions in the ordinary course of business consistent with past practice and not material to Younkers taken as a whole, and (2) as may be required by any governmental entity; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) in the ordinary course of business consistent with past practices, and (2) indebtedness, loans, advances, capital contributions and investments between Younkers and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries; (g) alter the corporate structure or ownership of Younkers or any subsidiary; (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Younkers benefit plan or employment or consulting agreement other than as required by law; (i) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of Younkers or any of its subsidiaries who are not officers of Younkers or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Younkers or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any plan or arrangement for the benefit of any director, officer or employee; (j) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (l) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or (m) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

YOUNKERS STOCK OPTIONS

    At the Effective Time, each Younkers stock option will be assumed by Proffitt's. All references to Younkers in the Younkers stock option plans, the applicable stock option or other awards agreements issued thereunder and in any other Younkers stock options will be deemed to refer to Proffitt's. Each Younkers stock option will be converted into a stock option to purchase a number of shares of Proffitt's Common Stock equal to the number of shares of Younkers Common Stock that could have been purchased under such Younkers stock option multiplied by the Conversion Number, at an exercise price per share of Proffitt's Common Stock equal to the per share option exercise price specified in the Younkers stock option divided by the Conversion Number. Pursuant to their original terms, all Younkers stock options will become fully vested as of the Effective Time.

COMPOSITION OF PROFFITT'S BOARD OF DIRECTORS POST-MERGER

    The Merger Agreement provides that at the Effective Time Proffitt's will cause the four members of Younkers' current Executive Committee (W. Thomas Gould, Gerard K. Donnelly, G. David Hurd and Donald F. Dunn) to be appointed to Proffitt's Board of Directors to serve until the next regularly scheduled meeting of Proffitt's stockholders. The Merger Agreement further provides that for the three annual meetings of Proffitt's stockholders after the Effective Time, Proffitt's will use its reasonable best efforts to cause three or more members of Younkers' Executive Committee to be nominated for election to Proffitt's Board of Directors, subject to all fiduciary obligations imposed on Proffitt's under applicable law.

NO SOLICITATION

    Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, neither Proffitt's nor Younkers will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as defined below) or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that either Proffitt's or Younkers may engage in discussions or negotiations with, or furnish information concerning itself and its subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal if the Board of Directors of either Proffitt's or Younkers concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Each of Proffitt's and Younkers will promptly (but in no case later than 24 hours) notify the other of any Takeover Proposal, including the material terms and conditions thereof. As used in the Merger Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest by any third party relating to Proffitt's or Younkers' willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Proffitt's or any of its subsidiaries or as permitted under the Merger Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving either Proffitt's or Younkers or any of their respective subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, either Proffitt's or Younkers or any of their respective subsidiaries.

    During the period from the date of the Merger Agreement through the Effective Time, Younkers will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Younkers or any of its subsidiaries is a party (other than any involving Proffitt's), unless the Board of Directors of Younkers concludes in good faith on the basis of the advice of its outside counsel that the failure to do so would violate the fiduciary obligations of the Board.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    The Merger Agreement provides that for three years from and after the Effective Time, Proffitt's agrees to, and to cause the surviving corporation to, indemnify and hold harmless all past and present officers and directors of Younkers and of its subsidiaries to the full extent such persons may be indemnified as of the date of the Merger Agreement by Younkers pursuant to Younkers' Restated Certificate of Incorporation and By-laws and indemnification agreements in existence on the date of the Merger Agreement with any officers and directors of Younkers and its subsidiaries for acts or omissions occurring at or prior to the Effective Time; provided, however, that Proffitt's agrees to, and to cause the surviving corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. In addition, Proffitt's will cause the surviving corporation to provide, for an aggregate period of not less than two years from the Effective Time, Younkers' current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than Younkers' existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the surviving corporation will not be required to pay an annual premium for such insurance in excess of 200 percent of the last annual premium paid prior to the date of the Merger Agreement.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Younkers or Proffitt's: (a) by mutual written consent of Younkers and Proffitt's; (b) by either Proffitt's or Younkers if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (c) by either Proffitt's or Younkers if there has been (1) a breach by the other party (in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects, or (2) a breach by the other party (in the case of Proffitt's, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, which breach in either (c)(1) or
(c)(2) has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (d) by Proffitt's or Younkers if the Merger has not been effected on or prior to the close of business on June 30, 1996 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this clause will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (e) by Proffitt's or Younkers if the stockholders of Younkers do not adopt the Merger

Agreement at the Younkers Special Meeting; (f) by Proffitt's or Younkers if the Proffitt's Stockholders Approvals are not obtained at the Proffitt's Special Meeting; (g) by Proffitt's or Younkers if the Board of Directors of Younkers reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below); provided, however, that Younkers may not terminate the Merger Agreement pursuant to this clause unless and until three business days have elapsed following delivery to Proffitt's of a written notice of such determination by the Board of Directors of Younkers, which notice shall inform Proffitt's of the material terms and conditions of the Takeover Proposal but need not identify the identity of such third party; (h) by Proffitt's if (1) the Board of Directors of Younkers has not recommended, or has resolved not to recommend, or has modified or withdrawn its recommendation of adoption of the Merger Agreement or declaration that the Merger is advisable and fair to and in the best interest of Younkers and its stockholders, or has resolved to do so,
(2) the Board of Directors of Younkers has recommended to the stockholders of the Younkers any Takeover Proposal or has resolved to do so, or (3) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Younkers is commenced, and, after ten business days, the Board of Directors of Younkers fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); (i) by Younkers if (1) the Board of Directors of Proffitt's has not recommended, or has modified or withdrawn its recommendation of the Proffitt's Stockholders Approvals or declaration that the Merger is advisable and fair to and in the best interests of Proffitt's and its stockholders, or has resolved to do so, (2) the event referred to in clause (D) of the definition of Proffitt's Third Party Acquisition Event below (the "Younkers Clause D Event") has occurred, or (3) an offer of the type described in clause (C) of the definition of Proffitt's Third Party Acquisition Event below is commenced, and, after ten business days, the Board of Directors of Proffitt's fails to recommend against acceptance of such offer by its stockholders (including by taking no position with respect to the acceptance of such offer by its stockholders).

    "Superior Proposal" means a bona fide proposal or offer made by a third party to acquire Younkers pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Younkers on terms which a majority of the members of the Board of Directors of Younkers determines in its good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to Younkers and to its stockholders than the transactions contemplated by the Merger Agreement, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

FEES AND EXPENSES

    Regardless of whether the Merger is consummated, except as described below upon certain events of termination of the Merger Agreement and with respect to certain real estate transfer and gains taxes, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided that all printing expenses and filing fees shall be divided equally between Proffitt's and Younkers.

    Notwithstanding the foregoing, Younkers will pay to Proffitt's a fee of $6.0 million in cash (i) if any event referred to in clause (h) under "--Termination" above occurs, the Merger Agreement is terminated thereafter by Younkers or Proffitt's (whether or not pursuant to such clause) and prior to such termination the stockholders of Younkers did not approve the Merger Agreement, or (ii) if (A) the Merger Agreement is terminated by Younkers pursuant to clause
(d) under "--Termination" above, and within twelve months after such a termination a Superior Younkers Acquisition Transaction (as hereinafter defined) occurs; (B) (1) the Merger Agreement is terminated by Younkers or Proffitt's at a time when Proffitt's is entitled to terminate the Merger Agreement pursuant to clause (e) under "--Termination" above, (2) prior to the Younkers Special Meeting but after the date of the Merger Agreement a Younkers Third Party Acquisition Event (as hereinafter defined) has occurred and (3) by reason thereof or otherwise a Younkers Clause D Event occurs after the date hereof but prior to the first anniversary of such termination; (C) the Merger Agreement is terminated by Younkers or Proffitt's pursuant to clause (g) under "--Termination" above; or
(D) the Merger Agreement is terminated by Proffitt's pursuant to clause (h) under "--Termination" above, following the occurrence of a Younkers Third Party Acquisition Event.

    Notwithstanding the foregoing Proffitt's will pay to Younkers a fee of $6.0 million in cash (i) if any event referred to in Clause (i) under "--Termination" above occurs, the Merger Agreement is terminated thereafter by Younkers or Proffitt's (whether or not pursuant to such clause) and prior to such termination the stockholders of Proffitt's did not approve the Merger Agreement;
(ii) if (A) the Merger Agreement is terminated by Younkers or Proffitt's when Younkers is entitled to terminate the Merger Agreement pursuant to clause (f) under "--Termination" above, (B) prior to the Proffitt's Special Meeting but after the date of the Merger Agreement a Proffitt's Third Party Acquisition Event has occurred and (C) by reason thereof or otherwise the event referred to in clause (D) of the definition of Proffitt's Third Party Acquisition Event occurs after the date of the Merger Agreement but prior to the first anniversary of such termination, or (iii) if the Merger Agreement is terminated by Younkers pursuant to clause (i) under "--Termination" above following the occurrence of a Proffitt's Third Party Acquisition Event.

    For purposes of the Merger Agreement, a "Younkers Third Party Acquisition Event" means any of the following events: (A) any person, other than Proffitt's or its affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Younkers Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Younkers Common Stock, other than a group which includes or may be reasonably deemed to include Proffitt's or its affiliates; (C) any person, other than Proffitt's or its affiliates, has commenced a tender or exchange offer for 30% or more of the then outstanding shares of Younkers Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Younkers or other similar business combination involving Younkers; (D) Younkers enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Younkers or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Younkers (other than the transactions contemplated by the Merger Agreement); (E) any person, other than Proffitt's or its affiliates, is granted an option or right to acquire or otherwise become the beneficial owner of shares of Younkers Common Stock which, together with all shares of Younkers Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 30% or more of the outstanding shares of Younkers Common Stock; or (F) there is a public announcement with respect to a plan or intention by Younkers or any person, other than Proffitt's and its affiliates, to effect any of the foregoing transactions. For the purposes of this Fees and Expenses section, the terms "group" and "beneficial owner" are defined by reference to
Section 13(d) of the Exchange Act.

    For purposes of the Merger Agreement, a "Proffitt's Third Party Acquisition Event" means any of the following events: (A) any person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Proffitt's Common Stock (other than by reason of an issuance of shares of Proffitt's Common Stock pursuant to the Merger Agreement); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Proffitt's Common Stock (other than a group which includes or may be reasonably deemed to include Proffitt's or any of its affiliates); (C) any person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Proffitt's Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Proffitt's, or other similar business combination involving Proffitt's; (D) Proffitt's enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Proffitt's (other than the Merger Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Proffitt's; or (E) there is a public announcement with respect to a plan or intention by any person to effect any of the foregoing transactions.

    For purposes of the Merger Agreement, a "Superior Younkers Acquisition Transaction" means the event referred to in clause (D) of Younkers Third Party Acquisition Event above, provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Younkers stockholders than the financial and other terms of the Merger.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of Proffitt's and Younkers, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

WAIVER

    The Merger Agreement provides that, at any time prior to the Effective Time, the parties thereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein which may legally be waived.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to the Merger of Proffitt's and Younkers under the pooling of interests method of accounting. These pro forma financial statements have been prepared by the managements of Proffitt's and Younkers based upon their respective consolidated financial statements, as well as available information and certain assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on the Conversion Number of 0.98 shares of Proffitt's Common Stock for each share of Younkers Common Stock. The unaudited pro forma condensed combined income statements, which include results of operations as if the Merger had been consummated, do not reflect Merger expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the companies' separate Annual Reports on Form 10-K for the year ended January 28, 1995 and Quarterly Reports on Form 10-Q for the periods ended April 29, 1995, July 29, 1995 and October 28, 1995, incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                      FOR THE YEAR ENDED JANUARY 30, 1993
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                             PRO FORMA
                                                                                              MERGER
                                                              PROFFITT'S    YOUNKERS (1)    ADJUSTMENTS
                                                              ----------    ------------    -----------
Net Sales..................................................    $ 128,262      $473,415       $ 601,677
Other expenses:
Cost of sales..............................................       78,225       284,395         362,620
Selling, general, and administrative expenses..............       31,834       127,086         158,920
Other operating expenses...................................        8,793        35,223          44,016
                                                              ----------    ------------    -----------
Operating Income...........................................        9,410        26,711          36,121
Other income (expense):
Finance charge income......................................        4,457        10,944          15,401
Interest expense...........................................       (2,881)       (6,564)         (9,445)
Other income (expense), net................................         (109)         (271)           (380)
                                                              ----------    ------------    -----------
Income before provision for income taxes and cumulative
  effect of accounting change..............................       10,877        30,820          41,697
Provision for income taxes.................................        4,130        11,437          15,567
                                                              ----------    ------------    -----------
Net income before cumulative effect of accounting change...    $   6,747      $ 19,383       $  26,130
                                                              ----------    ------------    -----------
                                                              ----------    ------------    -----------
Earnings per common share before cumulative effect of
  change in accounting for postretirement benefits.........    $    1.02      $   2.06
                                                              ----------    ------------    -----------
                                                              ----------    ------------    -----------
Weighted average common shares.............................        6,591       6,116(2)         12,707
                                                              ----------    ------------    -----------
                                                              ----------    ------------    -----------

          See Notes to Pro Forma Condensed Combined Income Statements.

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                      FOR THE YEAR ENDED JANUARY 29, 1994
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                         PRO FORMA
                                                              PRO FORMA      PROFFITT'S/                  MACCO
                                                               MERGER        YOUNKERS                    PURCHASE       PRO FORMA
                             PROFFITT'S(5)   YOUNKERS(1)   ADJUSTMENTS(13)   PRO FORMA   MACCO (5)    ADJUSTMENTS(5)      TOTAL
                             -------------   -----------   ---------------   ---------   ----------   --------------   ------------
Net Sales..................    $ 200,884      $ 597,895                      $798,779    $  418,781                    $  1,217,560
Other expenses:
 Cost of sales.............      129,679        379,911          11,397(3)    520,987       265,254                         786,241
 Selling, general, and
administrative expenses....       49,851        153,852         (11,675)(3)   192,028       101,377                         293,405
 Other operating
expenses...................       15,754         50,863                        66,617        25,714          (161)(6)        94,603
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
 Operating Income                  5,600         13,269             278        19,147        26,436        (2,272)           43,311
Other income (expense):
 Finance charge income, net
   of allocation to
   purchaser of accounts
receivable.................        5,964         13,348                        19,312        12,073        (2,354)(8)        29,031
 Interest expense..........       (2,976)        (6,269)                       (9,245 )      (7,104)       (3,353)(9)       (19,702)
 Other income (expense),
net........................          805          2,118                         2,923         1,044                           3,967
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
 Income before provision
   for income taxes........        9,393         22,466             278        32,137        32,449        (7,979)           56,607
Provision for income
taxes......................        3,663          9,116             113(4)     12,892        12,817        (3,164)(10)       22,545
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
 Net income before
   extraordinary loss and
   cumulative effect of
   changes in accounting
methods....................        5,730         13,350             165        19,245        19,632        (4,815)           34,062
Preferred stock
dividends..................                                                                                 2,061(9)          2,061
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
 Net income before
   extraordinary loss and
   cumulative effect of
   changes in accounting
   methods after preferred
stock dividends............    $   5,730      $  13,350       $     165      $ 19,245    $   19,632      $ (6,876)     $     32,001
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
                             -------------   -----------   ---------------   ---------   ----------        ------      ------------
Earnings per common share
 before extraordinary loss
 and cumulative effect of
 changes in accounting
methods....................    $    0.62                                     $   1.09                                  $       1.76
                             -------------                                   ---------                                 ------------
                             -------------                                   ---------                                 ------------
Weighted average common
shares.....................        9,236                          8,431(2)     17,667                         523(11)        18,190
                             -------------                 ---------------   ---------                     ------      ------------
                             -------------                 ---------------   ---------                     ------      ------------

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                      FOR THE YEAR ENDED JANUARY 28, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                  MACCO       PRO FORMA
                                                                 PRO FORMA        PROFFITT'S/  TWO MONTHS       MACCO
                                                                  MERGER           YOUNKERS       ENDED        PURCHASE
                                  PROFFITT'S(5)  YOUNKERS(1)  ADJUSTMENTS(13)      PRO FORMA   03/31/94(5)  ADJUSTMENTS(5)
                                  -------------  -----------  ---------------     -----------  -----------  --------------
Net Sales........................   $ 617,583     $ 599,135                       $ 1,216,498   $  63,042
Cost and expenses:
 Cost of sales...................     400,805       385,791         8,957(3)          795,353      40,200
 Selling, general, and
   administrative expenses.......     145,560       148,312        (9,124)(3)         284,748      15,649
 Other operating expenses........      43,711        54,110                            97,821       3,818           (21)(6)
                                                                                                                    408(7)
                                  -------------  -----------       ------         -----------  -----------       ------
 Operating Income................      27,487        10,922           167              38,576       3,375          (387)
Other income (expense):
 Finance charge income, net of
   allocation to purchaser of
   accounts receivable...........      13,653        14,281                            27,934       2,169          (411)(8)
 Interest expense................     (15,655)       (5,126)                          (20,781)     (1,210)         (729)(9)
Other income (expense), net......       1,109         2,756                             3,865          48
                                  -------------  -----------       ------         -----------  -----------       ------
 Income before provision for
   income taxes..................      26,594        22,833           167              49,594       4,382        (1,527)
Provision for income taxes.......      10,466         9,316            68(4)           19,850       1,744          (585)(10)
                                  -------------  -----------       ------         -----------  -----------       ------
 NET INCOME......................      16,128        13,517            99              29,744       2,638          (942)
Preferred stock dividends........       1,694                                           1,694                       367(9)
                                  -------------  -----------       ------         -----------  -----------       ------
 Net income available to common
stockholders.....................   $  14,434     $  13,517       $    99         $    28,050   $   2,638      $ (1,309)
                                  -------------  -----------       ------         -----------  -----------       ------
                                  -------------  -----------       ------         -----------  -----------       ------
Earnings per common share........   $    1.46                                     $      1.48
                                  -------------                                   -----------
                                  -------------                                   -----------
Weighted average common shares...       9,912                       9,010(2)           18,922                        72(11)
                                  -------------                    ------         -----------                    ------
                                  -------------                    ------         -----------                    ------


                                   PRO FORMA
                                     TOTAL
                                   ----------
Net Sales........................  $1,279,540
Cost and expenses:
 Cost of sales...................     835,553
 Selling, general, and
   administrative expenses.......     300,397
 Other operating expenses........     102,026

                                   ----------
 Operating Income................      41,564
Other income (expense):
 Finance charge income, net of
   allocation to purchaser of
   accounts receivable...........      29,692
 Interest expense................     (22,720)
Other income (expense), net......       3,913
                                   ----------
 Income before provision for
   income taxes..................      52,449
Provision for income taxes.......      21,009
                                   ----------
 NET INCOME......................      31,440
Preferred stock dividends........       2,061
                                   ----------
 Net income available to common
stockholders.....................  $   29,379
                                   ----------
                                   ----------
Earnings per common share........  $     1.55
                                   ----------
                                   ----------
Weighted average common shares...      18,994
                                   ----------
                                   ----------

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                   FOR THE NINE MONTHS ENDED OCTOBER 29, 1994
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                            MACCO       PRO FORMA
                                                           PRO FORMA        PROFFITT'S/  TWO MONTHS       MACCO
                                                            MERGER           YOUNKERS       ENDED        PURCHASE         PRO FORMA
                            PROFFITT'S(5)  YOUNKERS(1)  ADJUSTMENTS(13)      PRO FORMA   03/31/94(5)  ADJUSTMENTS(5)        TOTAL
                            -------------  -----------  ---------------     -----------  -----------  --------------      ---------
Net Sales..................   $ 392,158     $ 397,241                        $ 789,399    $  63,042                       $852,441
 Cost and expenses:
 Cost of sales.............     253,802       255,483         6,608(3)         515,893       40,200                        556,093
 Selling, general, and
administrative expenses....      99,738       105,522        (6,762)(3)        198,498       15,649                        214,147
 Other operating
expenses...................      30,949        39,460                           70,409        3,818           (21)(6)       74,614
                                                                                                              408(7)
                            -------------  -----------       ------         -----------  -----------       ------         ---------
 Operating Income..........       7,669        (3,224)          154              4,599        3,375          (387)           7,587
Other income (expense):
 Finance charge income, net
   of allocation to
   purchaser of accounts
receivable.................      10,058        10,599                           20,657        2,169          (411)(8)       22,415
 Interest expense..........     (11,353)       (3,412)                         (14,765)      (1,210)         (729)(9)      (16,704 )
 Other income (expense),
net........................         777         2,267                            3,044           48                          3,092
                            -------------  -----------       ------         -----------  -----------       ------         ---------
 Income before provision
   for income taxes........       7,151         6,230           154             13,535        4,382        (1,527)          16,390
Provision for income
taxes......................       2,971         2,542            63(4)           5,576        1,744          (585)(10)       6,735
                            -------------  -----------       ------         -----------  -----------       ------         ---------
   NET INCOME..............       4,180         3,688            91              7,959        2,638          (942)           9,655
Preferred stock
dividends..................       1,206                                          1,206                        367(9)         1,573
                            -------------  -----------       ------         -----------  -----------       ------         ---------
 Net income available to
common stockholders........   $   2,974     $   3,688       $    91          $   6,753    $   2,638      $ (1,309)        $  8,082
                            -------------  -----------       ------         -----------  -----------       ------         ---------
                            -------------  -----------       ------         -----------  -----------       ------         ---------
Earnings per common
share......................   $    0.30                                      $    0.36                                    $   0.43
                            -------------                                   -----------                                   ---------
                            -------------                                   -----------                                   ---------
Weighted average common
shares.....................       9,858                       9,012(2)          18,870                         96(11)       18,966
                            -------------                    ------         -----------                    ------         ---------
                            -------------                    ------         -----------                    ------         ---------

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)
                   FOR THE NINE MONTHS ENDED OCTOBER 28, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                             PRO
                                                                                            MERGER          FORMA
                                                          PROFFITT'S    YOUNKERS(1)     ADJUSTMENTS(13)     TOTAL
                                                          ----------    ------------    ---------------    --------
Net sales..............................................    $ 482,594      $406,301                         $888,895
Costs and expenses:
  Cost of sales........................................      306,856       262,140            5,323(4)      574,319
  Selling, general, and administrative expenses........      124,369       104,406           (5,447)(4)     223,328
  Other operating expenses.............................       36,074        38,907                           74,981
                                                          ----------    ------------        -------        --------
  Operating Income.....................................       15,295           848              124          16,267
Other income (expense):
  Finance charge income, net of allocation to purchaser
    of accounts receivable.............................       11,032        11,431                           22,463
  Interest expense.....................................      (14,473)       (4,538)                         (19,011)
  Other income (expense), net..........................          575         1,434                            2,009
                                                          ----------    ------------        -------        --------
  Income before provision for income taxes.............       12,429         9,175              124          21,728
Provision for income taxes.............................        5,104         3,524               51(5)        8,679
                                                          ----------    ------------        -------        --------
  NET INCOME...........................................        7,325         5,651               73          13,049
Preferred stock dividends..............................        1,462                                          1,462
                                                          ----------    ------------        -------        --------
  Net income available to common stockholders..........    $   5,863      $  5,651          $    73        $ 11,587
                                                          ----------    ------------        -------        --------
                                                          ----------    ------------        -------        --------
Earnings per common share..............................    $    0.57                                       $   0.60
                                                          ----------                                       --------
                                                          ----------                                       --------
Weighted average common shares.........................       10,335                          9,018(2)       19,353
                                                          ----------                        -------        --------
                                                          ----------                        -------        --------

                                PROFFITT'S, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                               INCOME STATEMENTS
                                 (IN THOUSANDS)

 (1) Certain reclassifications have been made to Younkers income statements to conform to Proffitt's presentation. Finance charge income and "other operating expenses" (property and equipment rentals, depreciation and amortization, and taxes other than income taxes) which have been included in Younkers historical financial statements as selling, general and administrative expenses, are reported separately in the pro forma financial statements.

 (2) To reflect the weighted average common shares of Proffitt's that would have been held by Younkers stockholders, based on the Conversion Number of 0.98 shares of Proffitt's Common Stock for each share of Younkers Common Stock.

 (3) To conform Younkers' method of accounting for inventory to the method used by Proffitt's consistent with the method change effective January 31, 1993.

 (4) To reflect the income tax impact of the pro forma merger adjustments.

 (5) The historical income statements of Proffitt's do not reflect the operating results of Macco prior to Proffitt's acquisition of Macco on March 31, 1994. Therefore, Macco's historical income statement for year ended January 29, 1994 and for the two months ended March 31, 1994 have been included in the Pro Forma Condensed Combined Income Statements for the years ended January 29, 1994 and January 28, 1995, and for the nine-month period ended October 29, 1994. The Pro Forma Macco Purchase Adjustments represent the impact of the application of "push down accounting" on the historical results of Macco.

 (6) To reflect the impact of the purchase of certain stores owned by the controlling shareholders of Macco.

 (7) To reflect the increase in depreciation and amortization resulting from the increased carrying value of the acquired Macco assets after the application of push down accounting.

 (8) To reflect the finance charges allocated to a third party purchaser of an interest in trade accounts receivable, assuming that this financing facility was fully utilized during the year.

 (9) To recognize interest expense on debt of approximately $89 million and dividends on preferred stock issued related to the purchase of Macco, assuming that the debt and Series A Preferred Stock were outstanding during the entire year, and that the Series B Preferred Stock was converted to common stock in 1994 on the date corresponding to its actual conversion in 1995.

(10) To reflect the income tax impact of the pro forma Macco purchase adjustments.

(11) To reflect the increase in weighted average common shares of Proffitt's that would have occurred if Proffitt's had acquired Macco as of the beginning of the fiscal year.

(12) During the nine months ended October 28, 1995, Younkers incurred expenses of $2,900 in the defense of a hostile takeover attempt. These expenses adversely affect Pro Forma net income by $1,786 and earnings per common share by $.09.

(13) Pro Forma merger adjustments do not reflect certain anticipated non-recurring charges of approximately $12,600 related to direct costs of the merger transaction, nor do they include any charges or benefits related to the combination of the operations of the businesses.

     Additionally, the pro forma merger adjustments do not reflect the impact of the proposed sale of two Younkers stores to Carson. The two stores have contributed approximately $19.0 million to Younkers' annual net sales and $0.5 million to annual net income on a pre-tax basis.

            PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                                OCTOBER 28, 1995
                                 (IN THOUSANDS)

                                                                                PRO FORMA
                                                                                 MERGER       PRO FORMA
                                                 PROFFITT'S    YOUNKERS(1)     ADJUSTMENTS      TOTAL
                                                 ----------    ------------    -----------    ----------
ASSETS
Current assets
  Cash and cash equivalents...................    $   1,173      $ 12,537                     $   13,710
  Net trade accounts receivable, less
    receivables sold to third party...........       15,229       106,051                        121,280
  Merchandise inventories.....................      242,061       149,113         3,273(2)       394,447
  Other current assets........................       17,011         5,828                         22,839
                                                 ----------    ------------    -----------    ----------
    Total current assets......................      275,474       273,529           3,273        552,276
Property and equipment, net...................      322,552        82,488                        405,040
Goodwill......................................       50,987                                       50,987
Other assets..................................       15,199        12,828                         28,027
                                                 ----------    ------------    -----------    ----------
                                                  $ 664,212      $368,845       $   3,273     $1,036,330
                                                 ----------    ------------    -----------    ----------
                                                 ----------    ------------    -----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable......................    $  91,603      $ 58,375                     $  149,978
  Other accounts payable......................       32,462        32,692         1,314(2)        66,468
  Current portion of long-term debt and
    capital lease obligations.................       16,528                                       16,528
                                                 ----------    ------------    -----------    ----------
    Total current liabilities.................      140,593        91,067           1,314        232,974
Real estate and mortgage notes................       69,410                                       69,410
Notes payable.................................       91,242        80,644                        171,886
Capital lease obligations.....................       10,964                                       10,964
Deferred income taxes.........................       56,755         3,820                         60,575
Other long-term liabilities...................        3,167         8,399                         11,566
Subordinated debentures.......................      100,444                                      100,444
Stockholders' equity..........................      191,637       184,915         1,959(2)       378,511
                                                 ----------    ------------    -----------    ----------
                                                  $ 664,212      $368,845       $   3,273     $1,036,330
                                                 ----------    ------------    -----------    ----------
                                                 ----------    ------------    -----------    ----------

                                PROFFITT'S, INC.
                     NOTES TO PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEETS

(1) Certain reclassifications have been made to the Younkers balance sheets to conform to Proffitt's presentation with no impact on total assets, total liabilities or total shareholders' equity.

(2) To conform the Younkers inventory valuation method to the Proffitt's method of valuing inventory which includes certain purchasing and distribution costs, and to adjust current deferred income taxes accordingly.

                    DESCRIPTION OF PROFFITT'S CAPITAL STOCK

GENERAL

    As of the date hereof, Proffitt's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Proffitt's Preferred Stock"). As of December 22, 1995, 10,257,055 shares of Proffitt's Common Stock and 600,000 shares of Proffitt's Series A Preferred Stock (as defined below) were issued and outstanding. The following summary description of the capital stock of Proffitt's does not purport to be complete and is qualified in its entirety by reference to Proffitt's Charter and to the Tennessee Business Corporation Act. See "AVAILABLE INFORMATION."

PROFFITT'S COMMON STOCK

    Holders of Proffitt's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders of Proffitt's and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Proffitt's Common Stock entitled to vote in any election of directors of Proffitt's may elect all of the directors standing for election. Holders of Proffitt's Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Proffitt's out of funds legally available therefor, subject to any preferential dividend rights of outstanding Proffitt's Preferred Stock. See "SUMMARY--Comparative Stock Prices and Dividends." Upon the liquidation, dissolution or winding up of Proffitt's, the holders of Proffitt's Common Stock are entitled to receive ratably the net assets of Proffitt's available after payment of all debts and other liabilities and subject to the prior rights of outstanding Proffitt's Preferred Stock. Holders of Proffitt's Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Proffitt's Common Stock are duly authorized, validly issued fully paid and nonassessable. The rights, preferences and privileges of holders of Proffitt's Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Proffitt's Preferred Stock, whether currently outstanding or designated and issued in the future.

PROFFITT'S PREFERRED STOCK

    The Board of Directors of Proffitt's has the authority to issue the Proffitt's Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders of Proffitt's. The ability of the Board of Directors of Proffitt's to issue Proffitt's Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Proffitt's.

    As of the date hereof, Proffitt's had outstanding 600,000 shares of Series A Cumulative Convertible Exchangeable Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"). The holders of Series A Preferred Stock are entitled to receive dividends at the rate of $3.25 per share per annum, payable semi-annually in arrears (the date on which such dividends are payable, the "Dividend Payment Date"). Dividends for Series A Preferred Stock are cumulative. The holders of Series A Preferred Stock do not have voting rights, except in certain limited circumstances and as required by applicable law. In the event of any liquidation, dissolution or winding up of Proffitt's, the holders of Series A Preferred Stock shall receive a liquidation preference of $50.00 per share, plus any accrued and unpaid dividends (the "Liquidation Preference"), prior to any distribution to holders of Proffitt's Common Stock.

    Proffitt's has the right to redeem, in whole or from time to time in part, Series A Preferred Stock at any time after the expiration of the two-year period commencing on the issue date of the Series A

Preferred Stock (the "Issue Date"); provided, however, that Proffitt's may not redeem Series A Preferred Stock prior to four years after the Issue Date unless certain pricing conditions are satisfied. Holders of outstanding shares of Series A Preferred Stock are entitled to receive on the date of redemption (the "Redemption Date") (i) $52.50 per outstanding share of Series A Preferred Stock, plus (ii) all accrued and unpaid dividends on the date of redemption. Unless the full cumulative dividends on all outstanding Series A Preferred Stock have been paid or are contemporaneously declared and paid for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are redeemed.

    Proffitt's has the right to exchange all, but not less than all, outstanding shares of Series A Preferred Stock for Proffitt's 6.50% Convertible Subordinated Debentures due 2006 (the "Exchange Debentures"). Holders of outstanding shares of Series A Preferred Stock are entitled to receive on the date of exchange (the "Exchange Date") (i) Exchange Debentures having an aggregate principal amount equal to $50.00 for each outstanding share of Series A Preferred Stock, plus
(ii) all accrued and unpaid dividends through, but not including, the date of exchange.

    Each holder of Series A Preferred Stock may convert such shares into Proffitt's Common Stock at any time before the close of business on the business day preceding a Redemption Date or an Exchange Date. For purposes of the conversion, each holder of Series A Preferred Stock converting shall be entitled to a number of shares of Proffitt's Common Stock determined by dividing the Liquidation Preference by the conversion price (as determined in the manner described in the Articles of Amendment to the Charter of Proffitt's filed with the Secretary of State for the State of Tennessee on March 31, 1994).

    On March 31, 1995, Proffitt's issued 32,982 shares of Series B Cumulative Junior Perpetual Preferred Stock ("Series B Preferred Stock") to the former stockholders of McRae's. On July 12, 1994, all outstanding shares of Series B Preferred Stock were redeemed by Proffitt's by the issuance of 156,218 shares of Proffitt's Common Stock. Such shares of Series B Preferred Stock were restored to the status of unauthorized and unissued shares of preferred stock, without designation as to series, and may thereafter be reissued as shares of any series of preferred stock other than shares of Series A Preferred Stock.

    As of March 28, 1995, 200,000 shares of the preferred stock were designated as Series C Junior Preferred Stock ("Series C Preferred Stock") to be issued under certain circumstances involving a potential change in control of Proffitt's. See "--Rights Plan." Each share of the Series C Preferred Stock, if issued, would bear a dividend rate of 100 times the aggregate amount per share of any dividend declared on Proffitt's Common Stock. Each share of Series C Preferred Stock would entitle the holder to 100 votes on all matters submitted to a vote of the stockholders of Proffitt's. Such shares provide for a liquidation preference of the greater of $100 per share or an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Proffitt's Common Stock. No shares of Series C Preferred Stock have been issued, and management is aware of no facts suggesting that issuance of such shares may be imminent. In connection with the Merger, Proffitt's will increase the number of authorized shares of Series C Preferred Stock to 500,000.

RIGHTS PLAN

    On March 28, 1995, the Board of Directors of Proffitt's declared a dividend distribution of one right (a "Right") for each share of Proffitt's Common Stock. Each Right entitles the holder to purchase from Proffitt's one one-hundredth (1/100) of a share of Series C Preferred Stock at a price of $85 per one one-hundredth (1/100) of a share. See "--Preferred Stock." Such Rights will attach to shares of Proffitt's Common Stock issued to Younkers stockholders in connection with the Merger. Initially, the Rights will not be exercisable, but will become exercisable upon the acquisition by any person of, or the announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 20% or more of the shares of Proffitt's Common Stock then outstanding, without the prior approval of the Proffitt's Board of Directors. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Proffitt's to treat each stockholder on a fair and equal basis.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Proffitt's Common Stock is Union Planters National Bank.

           COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK
                           AND YOUNKERS COMMON STOCK

    The following summary compares certain rights of Proffitt's stockholders under the Tennessee Business Corporation Act and Proffitt's Charter and Amended and Restated By-laws with the rights of Younkers stockholders under the Delaware General Corporation Law and the Younkers Restated Certificate of Incorporation and By-laws.

    Proffitt's is a Tennessee corporation subject to the provisions of the Tennessee Business Corporation Act (The "TBCA"). Younkers is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (the "DGCL"). Stockholders of Younkers, whose rights are governed by Younkers' Restated Certificate of Incorporation and By-laws and by the DGCL, will, upon consummation of the Merger, become stockholders of Proffitt's whose rights will then be governed by the Charter and By-laws of Proffitt's and by the TBCA. The following is a summary of the material differences in the rights of stockholders of Proffitt's and Younkers and is qualified in its entirety by reference to the governing law and the Certificate of Incorporation or Charter and By-laws of each of Proffitt's and Younkers. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REMOVAL OF DIRECTORS

    Younkers' Restated Certificate of Incorporation provides that any director may be removed only for cause by the vote of the holders of a majority of the outstanding shares of Younkers voting stock.

    Proffitt's Charter and By-laws provide that any or all directors may be removed only for cause (as defined in the TBCA) by a vote of a majority of the stockholders entitled to vote on such proposal.

NUMBER OF DIRECTORS

    The number of members of the Younkers Board of Directors may be increased or decreased from time to time by a vote of the majority of the entire Younkers Board of Directors, but may not exceed thirteen nor be less than seven, except as permitted by law or Younkers' By-laws.

    The number of members of the Proffitt's Board of Directors may be increased or decreased by the Proffitt's Board of Directors through an amendment to the By-laws; provided, however, that the adoption of such an amendment by the Proffitt's Board of Directors requires the vote of a majority of the entire Board. The Proffitt's Board of Directors may be comprised of up to fifteen members.

SPECIAL MEETINGS

    Younkers' By-laws authorize the Chairman of the Board or a majority of the Younkers Board of Directors to call a special meeting of stockholders. Such a call shall state the purpose or purposes of the proposed special meeting and no other business may be considered at such meeting.

    Proffitt's By-laws authorize the Chairman of the Board, the President and the Board of Directors to call a special meeting of stockholders. The Charter and By-laws also provide that a special meeting of stockholders shall be called at the written request of at least 25% of the outstanding shares of Proffitt's entitled to vote at the special meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

    The DGCL provides that the recommendation of the Younkers Board of Directors and the approval of a majority of the outstanding shares of Younkers Common Stock entitled to vote thereon is required to effect (i) a merger or consolidation in certain cases, (ii) an amendment to the Restated Certificate of Incorporation of Younkers in most instances, and (iii) to sell, lease or exchange all or substantially all of Younkers' assets. With respect to a merger, no vote of the Younkers stockholders would be required if Younkers were the surviving corporation and (i) the related agreement of merger did not amend Younkers' Restated Certificate of Incorporation, (ii) each share of Younkers Common Stock outstanding immediately before the merger were an identical outstanding or treasury share of Younkers Common Stock after the merger and
(iii) the number of shares of Younkers Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Younkers Common Stock outstanding immediately before the merger.

    The TBCA provides that the approval of the Proffitt's Board of Directors and of a majority of the outstanding shares of Proffitt's Common Stock entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of Proffitt's assets. In accordance with the TBCA, submission by the Proffitt's Board of Directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

    With respect to a merger, no vote of the stockholders of Proffitt's would be required if Proffitt's were the surviving corporation and (i) Proffitt's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each stockholder of Proffitt's immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger, (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

    With respect to a sale, lease, exchange or other disposition of substantially all the assets of Proffitt's, no vote of the stockholders of Proffitt's would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of Proffitt's.

ACTION BY WRITTEN CONSENT

    The DGCL provides, unless otherwise prohibited by the certificate of incorporation, for action without stockholder meetings, without prior notice and without a vote, if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Younkers Restated Certificate of Incorporation prohibits action by written consent. The TBCA provides that action may be taken without a stockholder meeting and vote if all stockholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the Proffitt's stockholders is impracticable given the number of holders of Proffitt's Common Stock.

INSPECTION RIGHTS

    Both the TBCA and the DGCL contain provisions granting stockholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Younkers' records during Younkers' usual business hours. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

    Under the TBCA, Proffitt's stockholders are also entitled to inspect and copy, during regular business hours at Proffitt's principal office, the minutes of stockholder meetings, charter, by-laws, annual reports, and certain other records of Proffitt's, provided the stockholder gives Proffitt's written notice of his demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a stockholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 days' written notice, inspect and copy: (i) accounting records of Proffitt's, (ii) the records of stockholders and excerpts from minutes of any meeting of Proffitt's Board of Directors, (iii) records of any action of a committee of Proffitt's Board of Directors while acting in place of the board of directors on behalf of the corporation, (iv) minutes of any meeting of the stockholders, and (v) records of action taken by the stockholders or Board of Directors without a meeting.

AMENDMENT OF BY-LAWS

    Proffitt's and Younkers By-laws may be modified, altered or repealed and new By-laws may be adopted by the vote of a majority of all stockholders or by the majority vote of the Board of Directors.

VOLUNTARY DISSOLUTION

    The DGCL provides that Younkers may be dissolved by the approval of the Younkers Board of Directors and a majority of the outstanding shares of Younkers stock entitled to vote thereon. The DGCL also allows all the stockholders of Younkers acting unanimously in writing to effect a dissolution of Younkers without the approval of the Younkers Board of Directors.

    The TBCA provides that Proffitt's may be dissolved if the Proffitt's Board of Directors proposes dissolution and a majority of the outstanding shares of Proffitt's stock entitled to vote thereon approves. In accordance with the TBCA the Proffitt's Board of Directors may condition its submission of a proposal for dissolution on any basis, including a greater stockholder vote requirement.

INDEMNIFICATION

    Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the DGCL and the TBCA provide that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however, that the TBCA states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (l) for any breach of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

    The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Younkers has adopted such a provision in its Restated Certificate of Incorporation.

BUSINESS COMBINATION STATUTE

    The DGCL prohibits business combinations for a period of three years such as mergers, consolidations, asset purchases and other transactions where the transaction is with a corporation subject to the provisions thereof, such as Younkers, and where the acquiror became an "interested stockholder" of the corporation before the date of the transaction unless (i) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    In this context, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the corporation. The DGCL prohibits business combinations with an unapproved interested stockholder for a period of three years after the date on which the person became an interested stockholder. The DGCL is very broad in its scope but it does not apply to corporations whose certificate of incorporation or by-laws contain a provision not to be covered by this section. Neither Younkers' Restated Certificate of Incorporation nor By-laws contain such a provision.

    Tennessee's Business Combination Act (the "Business Combination Act") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested stockholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested stockholder first acquired 10% or more of the resident domestic corporation, and (ii) either
(A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

    These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested stockholder, or the resident corporation may enact a charter amendment or by-law to remove itself entirely from the Business Combination Act. This charter amendment or by-law must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Proffitt's has not adopted a provision in its Charter or By-laws removing Proffitt's from coverage under the Business Combination Act.

    The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and by-laws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

    The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Younkers).

CONTROL SHARE ACQUISITION ACT

    The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to corporation's that have adopted a provision in its Charter or By-laws expressly declaring that the TCSAA will apply. Proffitt's has not adopted any provision in its Charter or By-laws electing protection under the TCSAA.

    The United States Court of Appeals for the Sixth Circuit, however, has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Younkers).

    The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

    Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to stockholders.

    In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

    The United States Court of Appeals for the Sixth Circuit has held that the TIPA violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Younkers).

    The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

    The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the TCSAA to govern foreign corporations. The TACPA provides that an authorized corporation can adopt a by-law or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority from the Tennessee Secretary of State and that satisfy any 2 of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

    The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Younkers).

    The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

    The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

    The DGCL contains no similar provision with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The DGCL generally allows dividends to be paid out of "surplus" of Younkers or, if there is no surplus, out of the net profits of Younkers for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of Younkers being less than the capital represented by the preferred stock of Younkers. There are no shares of Younkers preferred stock outstanding.

    The TBCA provides that Proffitt's generally may make dividends or other distributions to its stockholders unless after the distribution either (i) Proffitt's would not be able to pay its debts as they become due in the usual course of business or (ii) Proffitt's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. Outstanding shares of Proffitt's Series A Preferred Stock (as defined below) have preferential dissolution rights. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Proffitt's Preferred Stock."

DISSENTERS' RIGHTS

    The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or a national market system or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (C) cash in lieu of fractional shares of such stock, or any combination thereof. Given that the Younkers Common Stock is listed on the NASDAQ National Market System and holders of Younkers Common Stock are required by the terms of the Merger Agreement to accept in exchange for their shares of Younkers Common Stock only shares of Proffitt's Common Stock and cash in lieu of fractional shares, appraisal rights are not available to Younkers stockholders with respect to the Merger. See "THE SPECIAL MEETINGS--Appraisal Rights."

    The TBCA generally provides dissenters' rights for mergers and share exchanges that would require stockholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. Proffitt's Common Stock is listed on the NASDAQ National Market System and dissenters' rights are not available to Proffitt's stockholders with respect to the Merger.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

PROFFITT'S

    Principal Owners of Proffitt's Common Stock. The following table sets forth, based on the number of shares outstanding as of December 22, 1995 (except as noted below), the percentage of ownership of the Proffitt's Common Stock by the persons believed by Proffitt's to own beneficially more than 5% of the Proffitt's Common Stock based upon recent Schedule 13G filings and information provided by the beneficial owners.

                                                                           SHARES OF COMMON
                                                                       STOCK BENEFICIALLY OWNED
                          NAME AND ADDRESS                             ------------------------
                        OF BENEFICIAL OWNER                             NUMBER          PERCENT
--------------------------------------------------------------------   ---------        -------
Apollo Specialty Retail Partners, L.P...............................   1,421,801(1)      12.17%
  Two Manhattanville Road
  Purchase, New York
Ronald de Waal......................................................   1,000,113(2)       9.75%
  Terbekehofdreef 75
  B-2610 Wilrijk, Belgium
R. Brad Martin......................................................   1,211,199(3)      11.69%
  5810 Shelby Oaks Drive
  Memphis, Tennessee
Fidelity Investments................................................   1,405,630(4)      12.92%
  (Fidelity Management & Research,
  Fidelity Management Trust
  Company, and Fidelity International Limited)
  82 Devonshire Street
  Boston, Massachusetts 02109
RCM Capital Management..............................................   1,024,200          9.99%
  Four Embarcadero Center
  San Francisco, California

                                                                           SHARES OF COMMON
                                                                       STOCK BENEFICIALLY OWNED
                          NAME AND ADDRESS                             ------------------------
                        OF BENEFICIAL OWNER                             NUMBER          PERCENT
--------------------------------------------------------------------   ---------        -------
Stein Roe & Farnham.................................................     881,243(5)       8.48%
  One South Wacker Drive
  Chicago, Illinois

------------

(1) Represents shares issuable upon conversion of Proffitt's Series A Preferred Stock.
(2) Includes options to purchase 1,600 shares of Proffitt's Common Stock.
(3) Includes (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,300 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 75,000 shares held by the R. Brad Martin 1994-1 and 1995-1 Qualified Annuity Trusts, (iv) 4,050 shares owned by the R. Brad and Jean L. Martin Family Foundation, and (v) options to purchase 107,000 shares of Proffitt's Common Stock.
(4) As of November 13, 1995. Includes 622,430 shares issuable upon conversion of Proffitt's 4.75% Convertible Debentures ($26.6 million face value).
(5) Includes 134,543 shares issuable upon conversion of Proffitt's 4.75% Convertible Debentures ($5.745 million face value).

    Proffitt's Common Stock Ownership by Directors and Executive Officers. The following table sets forth, as of December 22, 1995, the beneficial ownership of Proffitt's Common Stock by all directors, each of the executive officers named in the Summary Compensation Table contained in the Proffitt's Proxy Statement dated May 2, 1995 and all directors and executive officers as a group.

                                                          AMOUNT AND NATURE           % OF OUTSTANDING
                        NAME                           OF BENEFICIAL OWNERSHIP          COMMON STOCK
----------------------------------------------------   -----------------------        ----------------
R. Brad Martin......................................          1,211,199(1)                  11.69%
James A. Coggin.....................................             31,000(2)                 *
James E. Glasscock..................................             19,500(2)                 *
Gary L. Howard......................................             22,000(2)                 *
Frederick J. Mershad................................             19,000(2)                 *
Bernard E. Bernstein................................             14,801(3)                 *
Edmond Cicala.......................................             17,489(2)                 *
Ronald de Waal......................................          1,000,113(2)                   9.75%
Michael S. Gross....................................              1,600(2)(4)              *
Richard D. McRae....................................             57,007(2)                 *
C. Warren Neel......................................              5,850(2)                 *
Harwell W. Proffitt.................................              7,100(2)                 *
Gerald Tsai, Jr.....................................              4,600(2)                 *
All directors and executive officers as a group (19
persons)............................................          2,572,929                     24.35%

------------

* Owns less than 1% of the total outstanding Common Stock of Proffitt's.

(1) Includes (i) 2,000 shares held by Mr. Martin as custodian for his minor children, (ii) 1,300 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 75,000 shares held by the R. Brad Martin 1994-1 and 1995-1 Qualified Annuity Trusts, (iv) 4,050 shares owned by the R. Brad and Jean L. Martin Family Foundation, and (v) options to purchase 220,000 shares of Proffitt's Common Stock.

(2) Includes 28,000, 17,000, 20,000, 17,000, 1,600, 1,600, 600, 600, 3,100,
    4,100, and 1,600 shares subject to options with respect to Coggin, Glasscock, Howard, Mershad, Cicala, de Waal, Gross, McRae, Neel, Proffitt, and Tsai, respectively.

(3) Includes options to purchase 3,100 shares of Proffitt's Common Stock and 3,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.

(4) Does not include shares held by Apollo Specialty Retail Partners, L.P. ("Apollo Specialty"). Mr. Gross is one of the founding principals of Apollo Advisors, L.P., the managing general partner of Apollo Investment Fund, L.P., the general partner of Apollo Specialty. Mr. Gross disclaims beneficial ownership of all securities held by Apollo Specialty.

YOUNKERS

    Principal Owners of Younkers Common Stock. The following table sets forth, based on the number of shares outstanding as of December 22, 1995, the percentage of ownership of the Younkers Common Stock by the persons believed by Younkers to own beneficially more than 5% of the Younkers Common Stock based upon information filed with the Commission pursuant to Section 13 of the Exchange Act as of December 22, 1995.

                                                                           SHARES OF COMMON
                                                                       STOCK BENEFICIALLY OWNED
                          NAME AND ADDRESS                             ------------------------
                        OF BENEFICIAL OWNER                             NUMBER          PERCENT
--------------------------------------------------------------------   ---------        -------
Carson Pirie Scott & Co. ...........................................   1,047,500          11.6%
  331 West Wisconsin Avenue
  Milwaukee, Wisconsin 53203
State of Wisconsin Investment Board.................................     534,000           5.9%
  Post Office Box 7842
  Madison, Wisconsin 53707
Sanford C. Bernstein & Co...........................................     583,400           6.5%
  767 5th Avenue
  New York, New York 10153
Fidelity Managment and Research Corporation.........................     469,300           5.2%
  82 Devonshire Street
  Boston, Massachusetts 02109

    Younkers Common Stock Ownership by Directors and Executive Officers. The following table sets forth, as of December 22, 1995, the beneficial ownership of Younkers Common Stock by all directors of Younkers during the past year, each of the executive officers named in the Summary Compensation Table contained in Younkers' Proxy Statement dated April 7, 1995 and all such directors and executive officers as a group.

                                                              AMOUNT AND NATURE         % OF OUTSTANDING
                         NAME                            OF BENEFICIAL OWNERSHIP (1)      COMMON STOCK
------------------------------------------------------   ---------------------------    ----------------
W. Thomas Gould (2)...................................             329,629                    3.52%
Robert M. Mosco.......................................              75,648                  *
Alan R. Raxter........................................              18,663                  *
Daniel C. Smith.......................................               7,830                  *
JoAnn R. Sauvageau....................................              11,860                  *
Jon F. Hrabe..........................................               9,079                  *
James A. Autry........................................               5,400                  *
Donald F. Dunn........................................               6,500                  *
Gerard K. Donnelly (3)................................               2,520                  *
G. David Hurd.........................................               4,350                  *
Ferd O. Lawson, Jr. (4)...............................               2,767                  *
John W. Burden III....................................               --                     --
Chaim Y. Edelstein....................................               --                     --
Alan S. Cooper........................................               --                     --
Susan A. Willetts.....................................                 500                  *
William C. Knapp......................................                 500                  *
All directors and executive officers as a group (23
persons)..............................................             535,051                    5.72%

------------

* Less than 1%

(1) Amounts include shares acquirable within 60 days of December 22, 1995 pursuant to the exercise of currently outstanding options as follows: Mr. Gould (228,600); Mr. Mosco (57, 436); Mr. Raxter (14,483); Mr. Smith
    (1,000); Ms. Sauvageau (11,078); Mr. Hrabe (3,000); Mr. Autry (500); Mr.
    Dunn (500); Mr. Donnelly (500); Mr. Hurd (500); Mr. Lawson (167); Ms. Willetts (500); Mr. Knapp (500); and all directors and executive officers as a group (355, 663). Also includes shares held by Younkers' profit sharing and savings plan for the account of Mr. Gould (17,764); Mr. Mosco (3,147); Mr. Raxter (2,300); Ms. Sauvageau (782); Mr. Hrabe (179); and all directors and executive officers as a group (33,253). Also includes 1,400 shares and 500 shares held in an
                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
    IRA by Mr. Mosco and Mr. Hrabe, respectively. Excludes
    86,465 shares and 16,615 shares held by Younkers on behalf of Mr. Gould and Mr. Mosco, respectively, with respect to deferred compensation arrangements.

(2) Amount includes 3,650 shares owned by Mr. Gould's wife as to which he disclaims beneficial ownership.

(3) Amount includes 20 shares held by Mr. Donnelly's children as to which he disclaims beneficial ownership.

(4) Amount includes 1,600 shares owned by Mr. Lawson's wife as to which he disclaims beneficial ownership.

                        PROPOSED AMENDMENT TO PROFFITT'S
                         1994 LONG-TERM INCENTIVE PLAN

    At the Proffitt's Special Meeting, stockholders of Proffitt's will be asked to approve and adopt an amendment to Proffitt's 1994 Long-Term Incentive Plan (the "Incentive Plan") to increase the number of shares of Proffitt's Common Stock issuable thereunder.

    THE BOARD OF DIRECTORS OF PROFFITT'S UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AND ADOPTION OF THE INCENTIVE PLAN AMENDMENT. APPROVAL AND ADOPTION OF THE INCENTIVE PLAN AMENDMENT BY PROFFITT'S STOCKHOLDERS ARE CONDITIONS TO CONSUMMATION OF THE MERGER AND STOCK ISSUANCE PURSUANT TO THE MERGER AGREEMENT.

    Proffitt's long-term success depends upon its ability to attract, retain and encourage dedicated, competent and resourceful key employees. To further these goals, the Proffitt's Board of Directors adopted the Incentive Plan on March 1, 1994, and the stockholders approved the Incentive Plan at Proffitt's Annual Meeting of the Stockholders held on June 16, 1994.

    The purpose of the Incentive Plan is to direct the attention and efforts of participating employees to the long-term performance of Proffitt's and its subsidiaries, by relating incentive compensation to the achievement of long-term corporate economic objectives. The Incentive Plan is also designed to retain, reward and motivate participating employees by providing an opportunity for investment in Proffitt's and the advantages inherent in stock ownership in Proffitt's.

PROPOSED INCENTIVE PLAN AMENDMENT

    The total number of shares of Proffitt's Common Stock currently authorized for issuance under the Incentive Plan is 1,200,000. As of December 22, 1995, options to purchase 996,300 shares of Proffitt's Common Stock had been granted (32,100 of which have been forfeited), 29,731 shares of restricted Proffitt's Common Stock had been granted, and 107,500 shares of Proffitt's Common Stock had been reserved for specific future awards under the Incentive Plan. Thus, as of December 22, 1995, 98,569 shares of Proffitt's Common Stock remain available for issuance under the Incentive Plan. The Incentive Plan Amendment would increase the number of shares of Proffitt's Common Stock authorized for issuance under the Incentive Plan by 1,711,000 shares from 1,200,000 shares to 2,911,000 shares, 711,000 shares of which are reserved for issuance upon exercise of options to purchase Younkers Common Stock which, following the Merger, will constitute options to purchase Proffitt's Common Stock. The Incentive Plan Amendment also authorizes 1,000,000 additional shares of Proffitt's Common Stock for future issuance pursuant to options and awards under the Incentive Plan. A copy of the Incentive Plan, as proposed to be amended, is attached as Appendix IV to this Joint Proxy Statement/Prospectus and is incorporated by reference herein.

    The Proffitt's Board of Directors believes that the Incentive Plan Amendment is necessary in order to recruit and retain a pool of skilled and experienced employees. In particular, the Stock Option Committee of the Proffitt's Board of Directors (the "Committee") expects that if the proposed amendment is approved by stockholders, a portion of the additional shares of Proffitt's Common Stock authorized for issuance under the Incentive Plan would be made available following the consummation of the Merger for grants and awards to key employees of Younkers.

    On October 20, 1995, the Proffitt's Board of Directors approved the proposed amendment and recommended that it be submitted to Proffitt's stockholders for approval.

SUMMARY OF INCENTIVE PLAN

    The following is a description of the principal features of the Incentive Plan, as amended. This description is qualified in its entirety by reference to the Incentive Plan, as amended, attached as Appendix IV to this Joint Proxy Statement/Prospectus.

    The Incentive Plan provides for the grant to directors, executive officers, and key employees of Proffitt's and its subsidiaries ("Participants") the following types of incentive awards: stock options, stock appreciation rights, restricted stock, and performance units. As of December 22, 1995, Proffitt's has granted options under the Incentive Plan to 159 employees and directors.

    The Committee has the exclusive discretion to select the Participants and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. The Incentive Plan remains in effect until all awards under the Incentive Plan have been satisfied by the issuance of shares of Proffitt's Common Stock or the payment of cash or have expired or otherwise terminated; provided, however, that no awards may be granted more than ten years after the date of the Incentive Plan's approval. Generally, a Participant's rights and interest under the Incentive Plan will not be transferable except by will or by the laws of the descent and distribution.

    Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of Proffitt's Common Stock at a price fixed by the Committee. The exercise price for stock options issued under the Incentive Plan that qualify as incentive stock options within the meaning of Section 422(b) of the Code shall not be less than 100% of the fair market value as of the date of grant. The option exercise price may be satisfied in cash or by exchanging shares of Proffitt's Common Stock owned by the optionee, or a combination of cash and shares. If the exercise price is paid by tendering shares of Proffitt's Common Stock, the Committee, in its discretion, may grant the optionee a new stock option for the number of shares used to pay the exercise price. The Committee has broad discretion as to the terms and conditions upon which options granted shall be exercised. Option have a maximum term of ten years from the date of grant. Options granted to date generally have a ten-year term and become exercisable on a cumulative basis in annual installments over a four-year period.

    Stock Appreciation Rights ("SAR") are rights to receive cash or shares, or a combination thereof, as the Committee may determine, in an amount equal to the excess of (i) the fair market value of the shares with respect to which the SAR is exercised over (ii) a specified price which must not be less than 100% of the fair market value of the shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100% of the fair market value of shares at the time such option is granted.

    SAR's may be granted in connection with a previously or contemporaneously granted stock option or independently. If a SAR is granted in relation to a stock option, (i) the SAR will be exercisable only at such times and by such persons as the related option is exercisable, and (ii) the grantee's right to exercise either the related option or the SAR will be cancelled to the extent that the other is exercised. No SAR may be exercised earlier than six months or later than ten years after the date of grant. The Committee may provide in the SAR agreement circumstances under which SAR's will become immediately exercisable and may, not withstanding the foregoing restriction on time of exercise, accelerate the exerciseability of any SAR at any time. No SAR's have been granted to date under the Incentive Plan.

    Awards of restricted shares under the Incentive Plan may be made at the discretion of the Committee and consist of shares of stock granted to a participant and subject to a stock restriction agreement. The Incentive Plan also provides for the automatic grant of restricted stock to outside directors of Proffitt's. At the time of an award, a Participant may have the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions subject to the restrictions set forth in the Incentive Plan and in the stock restriction agreement. Any shares of Proffitt's Common Stock issued as restricted shares are legended and may not be sold, transferred, or disposed of until such restrictions have elapsed. Upon the expiration, lapse, or removal of restrictions, shares free of restrictive legend will be granted to the grantee. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment. 29,731 shares of restricted stock have been issued to date.

    Performance unit awards entitle grantees to future payments based upon the achievement of pre-established long-term performance objectives. A performance unit agreement will establish with respect to each unit award (i) a performance period of not fewer than two years, (ii) a value for each unit which will not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee, and (iii) maximum and minimum performance targets to be achieved during the applicable performance period. Under each agreement, the grantee will be entitle to full value of a unit award for achievement of maximum targets and a portion of a unit award for performance exceeding minimum targets but less than maximum targets. The Committee has discretion to determine the Participants to whom performance unit awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any restriction, deferral periods, or performance requirements. No performance unit awards have been awarded to date under the Incentive Plan.

                             BUSINESS OF PROFFITT'S

    Founded in 1919, Proffitt's is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. Proffitt's objective is to be the dominant specialty department store chain in its region through a strategy which combines fashion leadership with opening or acquiring new stores and expanding and renovating existing stores.

    Proffitt's has experienced significant growth since 1991. During 1992 and 1993, Proffitt's acquired certain real and personal property and assumed certain operating leases of eighteen store locations from Hess Department Stores, Inc. and Crown American Corporation. The acquired locations were in Tennessee, Virginia, Georgia and Kentucky. These stores were renovated and placed in service as Proffitt's stores in 1992 and 1993.

    In March 1994, Proffitt's acquired all of the outstanding common stock of Macco Investments, Inc., a holding company for McRae's, Inc., a privately-owned retail department store chain with 28 department stores headquartered in Jackson, Mississippi.

    In March 1995, Proffitt's purchased a majority interest in Parks-Belk Company, the owner/operator of four Parks-Belk stores located in northeast Tennessee. Proffitt's purchased the remaining interest in Parks-Belk in April 1995 and subsequently converted three stores to Proffitt's stores and closed one.

    Proffitt's stores are primarily anchor stores in leading regional malls. Proffitt's currently operates under two divisions, the Proffitt's Division with 26 stores and the McRae's Division with 28 department stores and one specialty store. The stores operated under the Proffitt's Division are located in Tennessee (13 stores), Virginia (8 stores), Georgia (2 stores), Kentucky (2 stores) and North Carolina (1 store). The McRae's department stores are located in Alabama (13 stores), Mississippi (12 stores), Florida (2 stores) and Louisiana (1 store).

    Proffitt's operates separate merchandising, sales promotion and store operating divisions for the Proffitt's and McRae's Divisions, but operates centralized administrative and support functions, such as accounting, information systems and credit.

    Proffitt's regularly considers acquisition opportunities as well as other forms of business combinations. Proffitt's continues to evaluate and pursue transaction opportunities as they arise. In evaluating opportunities for future expansion, Proffitt's targets markets in which it believes it can achieve and sustain a strong competitive position. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction.

    Proffitt's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (615) 983-7000.

    For further information concerning Proffitt's, see "--Selected Financial and Operating Data," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              BUSINESS OF YOUNKERS

    Younkers is a leading fashion department store chain in Iowa, Nebraska and Wisconsin. Younkers operates 53 stores in those three states and the contiguous states of Michigan, Illinois, Minnesota and South Dakota. Younkers' stores are generally located in mid-sized to smaller cities where Younkers is one of the primary department stores and competition is more limited than in major metropolitan areas. Younkers' stores are full-line department stores which offer basic apparel for the entire family. In addition to apparel, these stores carry major cosmetic and fragrance lines, as well as a wide selection of housewares, china, linens, gift items and other merchandise. Younkers also sells furniture and operates restaurants in certain of its stores.

    Acquisitions are a key element of Younkers' growth strategy. In 1987, Younkers purchased the Brandeis stores located in Nebraska and Iowa. Younkers did not make another acquisition until after its initial public offering in April 1992, largely because its financial resources were limited by the substantial dividends it was paying to its then parent company. Younkers' initial public offering (in which its former parent sold its entire interest in Younkers) eliminated the need to pay such dividends and enabled Younkers management to actively pursue acquisition opportunities. Acquisitions may enable Younkers to achieve economics of scale and increase its purchasing power.

    In September 1992, Younkers completed the acquisition of the department store division of the H.C. Prange Company ("Prange"), consisting of 25 full-line department stores (18 in Wisconsin, five in Michigan and two in Illinois), together with related inventory and a furniture warehouse facility for a purchase price of approximately $68.0 million in cash and approximately $6.1 million in the assumption of liabilities financed through term loan and revolving credit borrowings. The acquisition of these stores (the "Northern Region stores") gave Younkers a leading position in Wisconsin and a strong entry into the Michigan market and increased Younkers' square footage of selling space by approximately 1.9 million square feet to 4.3 million. With the exception of the Milwaukee stores, the Northern Region stores are located in mid-sized to smaller cities.

    Younkers principal executive offices are located at 7th and Walnut Streets, Des Moines, Iowa 50397, and its telephone number is (515) 244-1112.

    For further information concerning Younkers, see "--Selected Financial and Operating Data," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                 LEGAL OPINIONS

    The validity of the Proffitt's Common Stock being offered hereby is being passed upon for Proffitt's by Barnes & Thornburg, special counsel to Proffitt's.

    Sullivan and Cromwell, counsel to Younkers, will deliver an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER"--Certain Federal Income Tax Consequences."

                                    EXPERTS

    The financial statements and schedules appearing in Proffitt's Form 10-K for the fiscal year ended January 28, 1995 have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon and included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Younkers incorporated in this Joint Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K for the fiscal year ended January 28, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedule of Younkers at January 29, 1994, and for each of the two years in the period ended January 29, 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in the Annual Report on Form 10-K for the fiscal year ended January 28, 1995, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

    The Proffitt's management and the Younkers management know of no other matters that may properly be, or which are likely to be, brought before the Proffitt's Special Meeting or the Younkers Special Meeting, respectively. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management, unless such authority is withheld.

    In order to be considered for inclusion in the Proxy Statement for the next annual meeting of stockholders of Younkers, any stockholder proposal intended to be presented at the meeting must have been received by Younkers on or before December 8, 1995. The annual meeting will be held only if the Merger is not consummated.

    In order to be considered for inclusion in the Proxy Statement for the next annual meeting of stockholders of Proffitt's, any stockholder proposal intended to be presented at the meeting must have been received by Proffitt's on or before January 2, 1996.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               PROFFITT'S, INC.,

                           BALTIC MERGER CORPORATION

                                      AND

                                 YOUNKERS, INC.

                          DATED AS OF OCTOBER 22, 1995

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----

ARTICLE I         THE MERGER........................................................      1
    Section 1.1   The Merger........................................................      1
    Section 1.2   Effective Time....................................................      1
    Section 1.3   Effects of the Merger.............................................      1
    Section 1.4   Charter and By-laws...............................................      2
    Section 1.5   Conversion of Securities..........................................      2
    Section 1.6   Parent to Make Certificates Available.............................      2
    Section 1.7   Dividends; Transfer Taxes; Withholding............................      3
    Section 1.8   No Fractional Securities..........................................      4
    Section 1.9   Return of Exchange Fund...........................................      4
    Section 1.10  Adjustment of Conversion Number...................................      4
    Section 1.11  No Further Ownership Rights in Company Common Stock...............      4
    Section 1.12  Closing of Company Transfer Books.................................      4
    Section 1.13  Lost Certificates.................................................      5
    Section 1.14  Affiliates........................................................      5
    Section 1.15  Dissenters' Rights................................................      5
    Section 1.16  Further Assurances................................................      5
    Section 1.17  Closing...........................................................      5

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF
                  PARENT AND SUB....................................................      5
    Section 2.1   Organization, Standing and Power..................................      5
    Section 2.2   Capital Structure.................................................      6
    Section 2.3   Authority.........................................................      6
    Section 2.4   Consents and Approvals; No Violation..............................      7
    Section 2.5   SEC Documents and Other Reports...................................      8
    Section 2.6   Registration Statement and Joint Proxy Statement..................      8
    Section 2.7   Absence of Certain Changes or Events..............................      8
    Section 2.8   Permits and Compliance............................................      9
    Section 2.9   Tax Matters.......................................................      9
    Section 2.10  Actions and Proceedings...........................................     10
    Section 2.11  Certain Agreements................................................     10
    Section 2.12  ERISA.............................................................     10
    Section 2.13  Compliance with Certain Laws......................................     11
    Section 2.14  Liabilities.......................................................     11
    Section 2.15  Labor Matters.....................................................     11
    Section 2.16  Intellectual Property.............................................     12
    Section 2.17  Opinion of Financial Advisor......................................     12
    Section 2.18  Pooling of Interests; Reorganization..............................     12
    Section 2.19  Required Vote of Parent Stockholders..............................     12
    Section 2.20  Ownership of Shares...............................................     12

                                                                                       PAGE
                                                                                       ----
    Section 2.21  Operations of Sub.................................................     12
    Section 2.22  Brokers...........................................................     12

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF
                  THE COMPANY.......................................................     12
    Section 3.1   Organization, Standing and Power..................................     12
    Section 3.2   Capital Structure.................................................     13
    Section 3.3   Authority.........................................................     13
    Section 3.4   Consents and Approvals; No Violation..............................     13
    Section 3.5   SEC Documents and Other Reports...................................     14
    Section 3.6   Registration Statement and Joint Proxy Statement..................     15
    Section 3.7   Absence of Certain Changes or Events..............................     15
    Section 3.8   Permits and Compliance............................................     15
    Section 3.9   Tax Matters.......................................................     16
    Section 3.10  Actions and Proceedings...........................................     16
    Section 3.11  Certain Agreements................................................     16
    Section 3.12  ERISA.............................................................     17
    Section 3.13  Compliance with Certain Laws......................................     18
    Section 3.14  Liabilities.......................................................     18
    Section 3.15  Labor Matters.....................................................     18
    Section 3.16  Intellectual Property.............................................     18
    Section 3.17  Opinion of Financial Advisor......................................     19
    Section 3.18  State Takeover Statutes and Shareholder Rights Plan...............     19
    Section 3.19  Required Vote of Company Stockholders.............................     19
    Section 3.20  Pooling of Interests; Reorganization..............................     19
    Section 3.21  Brokers...........................................................     19

ARTICLE IV        COVENANTS RELATING TO CONDUCT OF BUSINESS.........................     19
    Section 4.1   Conduct of Business Pending the Merger............................     19
    Section 4.2   No Solicitation...................................................     22
    Section 4.3   Third Party Standstill Agreements.................................     23
    Section 4.4   Pooling of Interests; Reorganization..............................     23

ARTICLE V         ADDITIONAL AGREEMENTS.............................................     23
    Section 5.1   Stockholder Meetings..............................................     23
    Section 5.2   Preparation of the Registration Statement and the Joint
                  Proxy Statement...................................................     23
    Section 5.3   Access to Information.............................................     24
    Section 5.4   Compliance with the Securities Act; Pooling Period................     24
    Section 5.5   NASDAQ Listing....................................................     25
    Section 5.6   Fees and Expenses.................................................     25
    Section 5.7   Company Stock Options; Stock Purchase Plan........................     27
    Section 5.8   Reasonable Best Efforts; Pooling of Interests.....................     28
    Section 5.9   Public Announcements..............................................     29

                                                                                       PAGE
                                                                                       ----
    Section 5.10  Real Estate Transfer and Gains Tax................................     29
    Section 5.11  State Takeover Laws...............................................     29
    Section 5.12  Indemnification; Directors and Officers Insurance.................     29
    Section 5.13  Notification of Certain Matters...................................     30
    Section 5.14  Directors.........................................................     30
    Section 5.15  Designation of Directors..........................................     30

ARTICLE VI        CONDITIONS PRECEDENT TO THE MERGER................................     30
    Section 6.1   Conditions to Each Party's Obligation to Effect the Merger........     30
    Section 6.2   Conditions to Obligation of the Company to Effect the Merger......     31
    Section 6.3   Conditions to Obligations of Parent and Sub to Effect the
                  Merger............................................................     32

ARTICLE VII       TERMINATION. AMENDMENT AND WAIVER.................................     33
    Section 7.1   Termination.......................................................     33
    Section 7.2   Effect of Termination.............................................     34
    Section 7.3   Amendment.........................................................     34
    Section 7.4   Waiver............................................................     34

ARTICLE VIII      GENERAL PROVISIONS................................................     35
    Section 8.1   Non-Survival of Representations, Warranties and Agreements........     35
    Section 8.2   Notices...........................................................     35
    Section 8.3   Interpretation....................................................     35
    Section 8.4   Counterparts......................................................     36
    Section 8.5   Entire Agreement; No Third-Party Beneficiaries....................     36
    Section 8.6   Governing Law.....................................................     36
    Section 8.7   Assignment........................................................     36
    Section 8.8   Severability......................................................     36
    Section 8.9   Enforcement of this Agreement.....................................     36

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 22, 1995 (this "Agreement"), among PROFFITT'S, INC., a Tennessee corporation ("Parent"), BALTIC MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and YOUNKERS, INC., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company will be converted into shares of Parent Common Stock, par value $.10 per share ("Parent Common Stock");

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "Del.C."), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Del.C.

    Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Del.C., is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.17), or as promptly thereafter as practicable.

    Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the Del.C.

    Section 1.4 Charter and By-laws. At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that Article Fourth of such Restated Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $.01 per share." As so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

    Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

    (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or by any wholly-owned Subsidiary of Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor; provided, however, that shares of Company Common Stock held in the treasury to fund the deferred compensation plans of W. Thomas Gould and Robert M. Mosco (the "Deferred Comp Shares") will be converted into the right to receive on the same terms and conditions as provided in such plans authorized but unissued shares of Parent Common Stock calculated by multiplying the Conversion Number (as hereafter defined) times the number of Deferred Comp Shares.

    (c) Subject to the provisions of Section 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into .98 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 1.6. Each certificate shall, from and after the Effective Time until surrendered in exchange for Parent Common Stock, for all purposes be deemed to represent the number of shares of Parent Common Stock calculated by taking the number of shares represented by the certificate times the Conversion Number.

    Section 1.6 Parent to Make Certificates Available.

    (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issued pursuant to Section 1.5(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to
Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the certificates representing the Parent Common Stock contemplated to be delivered pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.6, 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

    (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with
Section 1.8 and certain dividends and other distributions in accordance with
Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

    Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person surrenders the related Certificate or Certificates, as provided in
Section 1.6. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") of Parent Common Stock on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on NASDAQ on such date, the first date of trading of shares of Parent Common Stock on NASDAQ after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), or any issuance of securities (other than rights) pursuant to either the Parent Rights Plan (as hereinafter defined) or the Company Rights Plan (as hereinafter defined) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

    Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be cancelled and exchanged as provided in this Article I.

    Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own stockholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    Section 1.14 Affiliates. Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 5.4) of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.4 hereof.

    Section 1.15 Dissenters' Rights. In accordance with Section 262 of the Del.C., no appraisal rights shall be available to holders of the Company's Common Stock in connection with the Merger.

    Section 1.16 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.17 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the principal executive offices of Parent, 115 Calderwood Drive, Alcoa, Tennessee, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    Section 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

    Section 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on October 19, 1995, (i) 10,241,555 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 1,690,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Long-Term Incentive Plan and the 1987 Stock Option Plan; (iii) 350,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Employee Stock Purchase Plan; (iv) 1,421,801 shares of Parent Common Stock were reserved for future issuance pursuant to the terms of the Series A Cumulative Convertible Exchangeable Preferred Stock; and (v) 2,019,906 shares of Parent Common Stock were reserved for future issuance pursuant to the terms of the 4 3/4% Convertible Subordinated Debentures Due 2003. Six Hundred Thousand (600,000) shares of Parent's Series A Cumulative Convertible Exchangeable Preferred Stock were issued and outstanding. No other shares of Preferred Stock were issued and outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering not in excess of 1,215,000 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) the conversion provision of the Series A Preferred Stock, (d) the 1994 Employee Stock Purchase Plan, (e) the 4 3/4% Convertible Subordinated Debentures due 2003, (f) contingent stock grants of 35,000 shares of Parent Common Stock to key executives, and (g) securities issuable pursuant to the stock purchase rights declared as a dividend on March 28, 1995 (the "Parent Rights") and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank (the "Parent Rights Agreement") ( the Parent Rights and the Parent Rights Agreement are collectively the "Parent Rights Plan"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement declared the Merger advisable and approved this Agreement in accordance with the applicable law. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Parent of this Agreement, the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance"), and the amendment of Parent's 1994 Long-Term Incentive Plan to increase the number of authorized shares (collectively, the "Parent Stockholders' Approvals"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to (x) approval by the stockholders of Parent and (y) the filing of appropriate Merger documents as required by the Del.C. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws ("Blue Sky Laws").

    Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in the second sentence of this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Charter or By-laws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and NASDAQ, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

    Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since January 28, 1995, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder Meetings (as defined in
Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement, since January 28, 1995, (A) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by
Section 4.1(a)(vi), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock, except for regular semi-annual dividends of not more than $1.625 per share on Parent Series A Preferred Stock; and (D) there has been no event causing a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    Section 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined herein), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. "Knowledge of Parent" means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Parent.

    Section 2.9 Tax Matters. Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its or their properties, assets or business or any Parent Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

    Section 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, except for Proffitt's of Tri-Cities, Inc.'s withdrawal from Belk Employees' Group Life Insurance and Medical Plan to the extent that it no longer pays retiree life benefits (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to any Parent Plan which is subject to Title IV of ERISA, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Parent, there is no reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of

ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent Annual Report. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

    Section 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent Annual Report, or disclosed in the footnotes thereto, Parent and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Parent and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.15 Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

    Section 2.16 Intellectual Property. Parent and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries, taken a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.17 Opinion of Financial Advisor. Parent has received the written opinion of Smith Barney Inc., dated the date hereof, to the effect that, as of such date, the Conversion Number (as defined in such opinion) is fair to Parent from a financial point of view, a copy of which opinion will be delivered to the Company promptly after the date of this Agreement.

    Section 2.18 Pooling of Interests; Reorganization. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

    Section 2.19 Required Vote of Parent Stockholders. The affirmative vote of a majority of the votes eligible to be cast on the approval of this Agreement is required to approve this Agreement. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve the Share Issuance and to amend Parent's 1994 Long-Term Incentive Plan, provided that the total votes cast on each proposal represents a majority of the outstanding shares of Parent Common Stock. No other vote of the stockholders of Parent is required by law, the Charter or By-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

    Section 2.20 Ownership of Shares. Neither Parent nor any of its Subsidiaries
(i) "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Company's Rights Agreement), or (ii) "owns", as such term is defined in Section 203 of the Del.C., any Shares of Company Common Stock.

    Section 2.21 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 2.22 Brokers. No broker, investment banker or other person, other than Smith Barney Inc., the fees and expenses of which will be paid by Parent (and as reflected in an agreement between Smith Barney Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 20,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on October 16, 1995, (i) 8,985,810 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 153,080 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries of the Company, and (iii) not more than 738,563 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1990 Stock Option Plan, 1991 Stock Option Plan, the 1993 Long-Term Incentive Plan, or pursuant to any plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "Company Stock Option Plans"). No shares of Company Preferred Stock are outstanding. As of the date of this Agreement, except for stock options covering not in excess of 712,263 shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options") and securities issuable under the Company Rights Plan (as hereinafter defined), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined), each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, (b) approved this Agreement in accordance with the Del.C., (c) resolved to recommend the approval of this Agreement by the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement (which, for all purposes in this Agreement, shall be deemed to include any necessary approval of amendments to the Company's stock plans), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the Del.C. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.

    Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets,
(vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and NASDAQ, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

    Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since January 28, 1995, made any change in the accounting practices or policies applied in the preparation of financial statements.

    Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

    Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, since January 28, 1995, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4.1(b)(vi), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; and (D) there has been no event causing a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth in Schedule 3.8 to this Agreement is a description of (i) all leases to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject and all amendments thereto, (ii) all contractual licenses or other agreements or instruments involving sales in the Company stores to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject and all amendments thereto, and (iii) any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company Annual Report. "Knowledge of the Company" means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer.

    Section 3.9 Tax Matters. Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company.

    Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

    Section 3.11 Certain Agreements. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (other than pursuant to provisions adopted more than two (2) years ago), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth in
Schedule 3.11.

Section 3.12 ERISA.

    (a) With respect to each material Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Plan,
(iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates is a contributing employer to a Company Multiemployer Plan (as hereinafter defined) subject to Title IV of ERISA and for which there would be withdrawal liability if on the Effective Time the Company or any of its ERISA Affiliates withdrew from such Company Multiemployer Plan, and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (iv) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. Except as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to any Company Plan which is subject to Title IV of ERISA, the present value of the liabilities (as determined on a terminated plan basis) do not exceed the fair market value of the Plan assets as of the most recent valuation date.

    (b) With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application for such determination is now pending, and to the Knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of
Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Documents, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. As used herein, (i) "Company Plan" means a "pension plan"

(as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

    (c) A copy of each material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been provided or made available to Parent prior to the date hereof.

    Section 3.13 Compliance with Certain Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, Environmental Laws and consumer credit laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company. The Company will provide such certificates and environmental studies as Parent may reasonably request.

    Section 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company Annual Report, or disclosed in the footnotes thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, the Company and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract, except as set forth in Schedule 3.15. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    Section 3.16 Intellectual Property. The Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio (as defined in such opinion) is fair to the Company's stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

    Section 3.18 State Takeover Statutes and Stockholder Rights Plan. (a) As of the date hereof, assuming the accuracy of Parent's representations and warranties contained in Section 2.19 (Ownership of Shares), the Board of Directors of the Company has taken all action so that prior to the execution hereof, the Board of Directors has approved the Merger pursuant to Section 203(a)(1) of the Del.C. As of the date hereof, no other state takeover statutes, including without limitation, any business combination act, are applicable to the Merger, this Agreement and the transactions contemplated hereby.

    (b) The Company has taken all necessary action so that, as of the Effective Time, (i) neither the Company nor Parent will have any obligations under the rights of the Company Stockholders declared as a dividend on October 30, 1994 (the "Rights") or the Company's Rights Agreement between the Company and Norwest Bank Minnesota, N.A. , dated as of October 30,1994 (the "Rights Agreement") (the Rights and Rights Agreement collectively are the "Company Rights Plan") and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

    Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    Section 3.20 Pooling of Interests; Reorganization. To the knowledge of the Company, neither it nor any of its Subsidiaries or Affiliates has, or will have,
(i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.21 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Goldman, Sachs & Co. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger.

    (a) Actions by Parent. Except as expressly permitted by clauses (i) through
(ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

    (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular semi-annual dividends of not more than $1.625 per share on Parent Series A Preferred Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) subject to the limitations of Section 4.4 and 5.9(b), purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of Parent securities pursuant to the Parent Rights Plan, and (C) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

    (iii) amend its charter or by-laws; provided, however, that Parent may amend its Charter to increase its authorized capital stock ;

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any individual acquisition, merger, consolidation or purchase, the equity value of which does not exceed $50 million;

    (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to Parent and its Subsidiaries taken as a whole, (B) as may be required by any Governmental Entity and (C) subject to Sections 4.4 and 5.9(b), dispositions involving an aggregate consideration not in excess of $50 million;

    (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

    (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or

    (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiii) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company, subject to Section 4.2 hereof, shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company, subject to
Section 4.2 hereof, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms or the issuance of Company securities pursuant to the Company Rights Plan;

    (iii) amend its charter or by-laws;

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than transactions that are in the ordinary course of business consistent with past practice and that are not material;

    (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) as may be required by any Governmental Entity;

    (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

    (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

    (viii) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than as required by law;

    (ix) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

    (xii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

    (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    Section 4.2 No Solicitation. From and after the date hereof, neither Parent nor the Company will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that either Parent or the Company may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of either Parent or the Company concludes in good faith on the basis of the advice of its outside counsel (Barnes & Thornburg and Sullivan & Cromwell, respectively) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Each of Parent and the Company will promptly (but in no case later than 24 hours) notify the other of any Takeover Proposal, including the material terms and conditions thereof (provided that neither need disclose the identity of the person or group making such Takeover Proposal). As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Parent's or the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries or as permitted under this Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving either Parent or the Company or any of their respective Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, either Parent or the Company or any of their respective Subsidiaries.

    Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries or Affiliates shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1 Stockholder Meetings. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised by counsel, the Company and Parent each shall call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable for the purpose of considering the approval of this Agreement (in the case of the Company) and the Parent Stockholders' Approvals (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the advice of Sullivan & Cromwell in the case of the Company and Barnes & Thornburg in the case of Parent that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of the Company, Parent and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its shareholders unless, in any such case, any such Board concludes in good faith on the basis of the advice of Sullivan & Cromwell in the case of the Company and Barnes & Thornburg in the case of Parent that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

    Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and

Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this
Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement dated August 30, 1995 between Parent and the Company (the "Confidentiality Agreement").

    Section 5.4 Compliance with the Securities Act; Pooling Period.

    (a) Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the opinion of the Company, at the time of the Company Stockholder Meeting referred to in Section 5.1 "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which Parent reasonably identifies (by written notice to the Company within ten business days after Parent's receipt of such list) as being a person who may be deemed to be an Affiliate of the Company within the meaning of Rule 145; provided, however, that no such person identified by Parent shall be added to the list of Affiliates of the Company if Parent shall receive from the Company, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Parent to the effect that such person is not an Affiliate. The Company shall reasonably exercise all reasonable efforts to deliver or cause to be delivered to Parent, prior to the

Effective Time, from each of such Affiliates of the Company identified in the foregoing list, an affiliate letter in customary form dated as of the Closing Date.

    (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such Affiliates of the Company in exchange for Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless whether each such Affiliates has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76. Any shares of Company Common Stock held by such Affiliates shall not be transferable, regardless whether each such Affiliate has provided the written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by Affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing. Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such Affiliates received in the Merger and the certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

    Section 5.5 NASDAQ Listing. Parent shall use its reasonable best efforts to list on NASDAQ, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

    Section 5.6 Fees and Expenses.

    (a) Except as provided in this Section 5.6 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

    (b) (i) If any event referred to in Section 7.1(h) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) and prior to such termination the stockholders of the Company did not approve this Agreement, then the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent a fee of $6.0 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

       (ii) If:

           (A) this Agreement is terminated by the Company pursuant to Section 7.1(d) and within twelve months after such a termination a Superior Company Acquisition Transaction (as hereinafter defined) occurs;

           (B) (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to
       Section 7.1(e), (y) prior to the Company Stockholder Meeting but after the date of this Agreement a Company Third Party Acquisition Event has occurred and (z) by reason thereof or otherwise the event referred to in clause (D) of the definition of Company Third Party Acquisition Event (the "Company Clause D Event") occurs after the date hereof but prior to the first anniversary of such termination;

           (C) this Agreement is terminated by the Company or Parent pursuant to
       Section 7.1(g); or

           (D) this Agreement is terminated by Parent pursuant to Section 7.1(h) following the occurrence of a Company Third Party Acquisition Event; then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent a fee of $6.0 million in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (A), the Superior Company Acquisition Transaction, or, in the case of clause (B), the later of such termination and such Company Clause D Event or, in the case of clause (C) or (D), such termination.

    A "Company Third Party Acquisition Event" means any of the following events:
(A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person (other than Parent or its Affiliates) shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); (E) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, other than Parent and its Affiliates, to effect any of the foregoing transactions. For purposes of this Section 5.6, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    A "Superior Company Acquisition Transaction" means the event referred to in clause (D) of Company Third Party Acquisition Event provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Company's stockholders than the financial and other terms of the Merger.

        (c) (i) If any event referred to in Section 7.1(i) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) and prior to such termination the stockholders of Parent did not approve this Agreement, then Parent shall (without prejudice to any other rights of Company against Parent) pay to the Company a fee of $6.0 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

       (ii) If:

           (A) (x) this Agreement is terminated by the Company or Parent at a time when the Company is entitled to terminate this Agreement pursuant to
       Section 7.1(f), (y) prior to the Parent Stockholder Meeting but after the date of this Agreement a Parent Third Party Acquisition Event has occurred and (z) by reason thereof or otherwise the event referred to in clause (D) of the definition of Parent Third Party Acquisition Event (the "Parent Clause D Event") occurs after the date hereof but prior to the first anniversary of such termination; or

           (B) this Agreement is terminated by the Company pursuant to Section 7.1(i) following the occurrence of a Parent Third Party Acquisition Event (as hereinafter defined); then, in each case, Parent shall (without prejudice to any other rights of the Company against Parent) pay to the Company a fee of $6.0 million in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (A), the later of such termination and such Parent Clause D Event or, in the case of clause (B), such termination.

    A "Parent Third Party Acquisition Event" means any of the following events:
(A) any Person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock (other than by reason of an issuance of shares of Parent Common Stock permitted by Section 4.1(a)); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Parent Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Parent Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Parent, or other similar business combination involving Parent; (D) Parent enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Parent (other than this Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Parent (in either case, except as expressly permitted by Section 6.1 hereof) or (E) there is a public announcement with respect to a plan or intention by any Person to effect any of the foregoing transactions.

    (d) Parent and the Company acknowledge that the agreements contained in
Section 5.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub and the Company would not enter into this Agreement. Accordingly, if either Parent or the Company fails promptly to pay the amount due pursuant to Section 5.6(b), and, to obtain such payment, Company, on the one hand, or Parent or Sub, on the other hand, commences a suit which results in a judgment for the fee set forth in
Section 5.6(b) or 5.6(c), the Company or Parent, as the case may be, shall pay to Parent or Sub, on the one hand, or the Company, on the other hand, its costs and expenses (including attorneys' fees) in connection with such suit together with interest on the amount of the fee at the prime rate of NationsBank of North Carolina, N.A., in effect on the date such payment was required to be made.

    Section 5.7 Company Stock Options; Stock Purchase Plan.

    (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Option Plans, or otherwise granted by the Company outside of any Company Stock Option Plan, will be assumed by Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Number, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Conversion Number. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; (ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations with respect to the Company Stock Options; and (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent. It is the intention of the parties that, subject to applicable law, the Company Stock Options assumed by Parent qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Company Stock Options qualified as incentive stock options prior to the Effective Time and the adjustments referred to in this Section 5.7(a) shall be effected in a manner which is consistent with Section 424(a) of the Code.

    (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 5.7(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file as soon as practicable after the Effective Time with the Securities and Exchange Commission, and keep current the effectiveness of, a registration statement on Form S-8 or other appropriate form for as long as such options remain outstanding (and maintain the current status of the prospectus with respect thereto).

    (c) The Company agrees that it will not grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Parent Stock Options, as described in this Section 5.7.

    Section 5.8 Reasonable Best Efforts; Pooling of Interests.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

    (b) Each of Parent and the Company agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

    (c) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (d) Notwithstanding anything to the contrary contained in this Agreement,
(i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.8 if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of Sullivan & Cromwell in the case of the Company and Barnes & Thornburg in the case of Parent that such action would violate the fiduciary obligations of such Board under applicable law, and (ii) in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any material divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the material businesses, or assets of Parent or any of its Affiliates or that otherwise would have a Material Adverse Effect on Parent.

    Section 5.9 Public Announcements. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of NASDAQ.

    Section 5.10 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section
5.10 in the preparation of any return with respect to the Gains Taxes.

    Section 5.11 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 5.12 Indemnification; Directors and Officers Insurance. For three years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Restated Certificate of Incorporation and By-Laws and indemnification agreements in existence on the date hereof with any officers and directors of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than two years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof (which premium the Company represents and warrants to be approximately $280,000.00).

    Section 5.13 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.14 Directors. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

    Section 5.15 Designation of Directors. At the Effective Time, Parent shall cause the four members of the Company's current Executive Committee to be appointed to its board of directors which persons shall serve until the next regularly scheduled annual meeting of Parent or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws. For the three annual meetings following the Effective Time, Parent shall use its reasonable best efforts to cause three or more members of the Company's Executive Committee to be nominated for election to Parent's board of directors, subject to fiduciary obligations under applicable law.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Restated Certificate of Incorporation and By-laws of the Company, and the Parent Stockholders' Approvals shall have been obtained by the requisite vote of the stockholders of Parent in accordance with applicable rules of NASDAQ, applicable law and the Charter and By-laws of Parent.

    (b) Listing on NASDAQ. The Parent Common Stock issuable in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

    (c) HSR and Other Approvals.

        (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

    (d) Accounting. Parent shall have received an opinion of Coopers & Lybrand, LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company, that the Merger will qualify for pooling of interests accounting treatment under generally accepted accounting principles if closed and consummated in accordance with this Agreement.

    (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (f) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

    (g) Certain Executive Agreements. The agreements entered into by Parent and Mr. W. Thomas Gould and Mr. Robert M. Mosco on the date hereof shall have remained in full force and effect without breach thereof.

    Section 6.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) Tax Opinion. The Company shall have received an opinion of Sullivan & Cromwell in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

        (i) the Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

        (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

        (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

        (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

        (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

        (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Sullivan & Cromwell may receive and rely upon representations from Parent, the Company, and others.

    (c) The Company shall have received an opinion of Barnes & Thornburg, counsel to Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Parent Common Stock to be issued in the Merger will, when issued, have been duly authorized, validly issued and shall not be subject to further assessment. In rendering such opinion, Barnes & Thornburg may rely upon the opinion of Tennessee counsel reasonably satisfactory to the Company.

    Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity or any other person as a result of this Agreement or any of the transactions contemplated herein which, in the opinion of Barnes & Thornburg, would have a Material Adverse Effect on Parent (assuming for purposes of this paragraph (b) that the Merger shall have occurred).

                                  ARTICLE VII

                       TERMINATION. AMENDMENT AND WAIVER

    Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (d) by Parent or the Company if the Merger has not been effected on or prior to the close of business on June 30, 1996 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

    (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof;

    (f) by Parent or the Company if the Parent Stockholders' Approvals are not obtained at the Parent Stockholder Meeting or any adjournment or postponement thereof;

    (g) by Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless and until three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which written notice shall inform Parent of the material terms and conditions of the Takeover Proposal but need not include the identity of such third party);

    (h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the

Company is commenced, and, after ten (10) business days, the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

    (i) by the Company if (i) the Board of Directors of Parent shall not have recommended, or shall have resolved not to recommend or shall have modified or withdrawn its recommendation of the Parent Stockholders' Approvals or declaration that the Merger is advisable and fair to and in the best interests of Parent and its stockholders, or shall have resolved to do so, (ii) a Parent Clause D event shall have occurred, or (iii) an offer of the type described in
(C) of Parent Third Party Acquisition Event shall have been commenced and after ten (10) business days, the Board of Directors of Parent fails to recommend against acceptance of such offer by its stockholders (including taking no position with respect to the acceptance of such offer by its stockholders).

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and to its stockholders than the transactions contemplated hereby, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

    Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 4.4 and 5.12 and this Article VIII shall survive the Effective Time, and those set forth in Sections 5.7 and 7.2 and this Article VIII and the Confidentiality Agreement shall survive termination.

    Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:
      Proffitt's, Inc.
      5810 Shelby Oaks Drive
      Memphis, Tennessee 38134
      Attn.: Mr. R. Brad Martin

      Proffitt's, Inc.
      3455 Highway 80 West
      Jackson, Mississippi 39209
      Attn.: Brian J. Martin, Esquire

      with copies to:

      James A. Strain, Esquire
      Barnes & Thornburg
      11 South Meridian Street, Suite 1313
      Indianapolis, Indiana 46204

    (b) if to the Company, to:

       Younkers, Inc.
       7th and Walnut Streets
       Des Moines, Iowa 50397
       Attn.: Mr. W. Thomas Gould
       Mr. Alan R. Raxter

       with copies to:

       Benjamin F. Stapleton, Esquire
       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004

    Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.4, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

    Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the State of Delaware (unless such courts assert no jurisdiction, in which case the Company consents to the exclusive jurisdiction of the courts of the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of

Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          PROFFITT'S, INC.

                                          By:         /s/ R. BRAD MARTIN
                                              ---------------------------------

                                              Name: R. Brad Martin
                                             Title: Chairman of the Board and
                                                 Chief Executive Officer

Attest:

By:        /s/ JAMES E. GLASSCOCK
    ----------------------------------

    Name: James E. Glasscock
   Title: Executive Vice President and
        Chief Financial Officer

                                          BALTIC MERGER CORPORATION

                                          By:         /s/ R. BRAD MARTIN
                                              ---------------------------------

                                              Name: R. Brad Martin
                                             Title: President

Attest:

By:        /s/ JAMES E. GLASSCOCK
    ----------------------------------

    Name: James E. Glasscock
   Title: Treasurer

                                          YOUNKERS, INC.

                                          By:        /s/ W. THOMAS GOULD
                                              ---------------------------------

                                              Name: W. Thomas Gould
                                             Title: Chairman and Chief Executive
                                              Officer

Attest:

By          /s/ ALAN R. BAXTER
   -----------------------------------

   Name: Alan R. Raxter
  Title: Executive Vice President and
   Chief Financial Officer

                                                                     APPENDIX II

[Letterhead]


October 22, 1995
The Board of Directors
Proffitt's, Inc.
115 North Calderwood
Alcoa, Tennessee 37701

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to Proffitt's, Inc. ("Proffitt's") of the consideration to be paid by Proffitt's pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 22, 1995 (the "Merger Agreement"), by and among Proffitt's, Baltic Merger Corporation, a wholly owned subsidiary of Proffitt's ("Sub"), and Younkers, Inc. ("Younkers"). As more fully described in the Merger Agreement, (i) Sub will be merged with and into Younkers (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Younkers (the "Younkers Common Stock") will be converted into 0.98 (the "Conversion Number") of a share of the common stock, par value $0.10 per share, of Proffitt's (the "Proffitt's Common Stock").

    In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Proffitt's and with certain senior officers and other representatives and advisors of Younkers concerning the businesses, operations and prospects of Proffitt's and Younkers. We examined certain publicly available business and financial information relating to Proffitt's and Younkers as well as certain financial forecasts and other data for Proffitt's and Younkers which were provided to us by or otherwise discussed with the respective managements of Proffitt's and Younkers, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Proffitt's Common Stock and Younkers Common Stock; historical and projected earnings and operating data of Proffitt's and Younkers; and the capitalization and financial condition of Proffitt's and Younkers. We also evaluated the potential pro forma financial impact of the Merger on Proffitt's. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Proffitt's and Younkers. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Proffitt's and Younkers that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Proffitt's and Younkers as to the future financial performance of Proffitt's and

Younkers and the potential strategic implications and operational benefits anticipated from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Proffitt's and Younkers. We are not expressing any opinion as to what the value of the Proffitt's Common Stock actually will be when issued to Younkers stockholders pursuant to the Merger or the prices at which the Proffitt's Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Proffitt's or Younkers nor have we made any physical inspection of the properties or assets of Proffitt's or Younkers. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Proffitt's or the effect of any other transaction in which Proffitt's might engage. In arriving at our opinion, we have taken into account the views of management of Proffitt's that, consistent with Proffitt's established strategy of growth through acquisitions, the Merger represents a significant strategic opportunity for Proffitt's to further enhance its growth prospects and ability to participate in future industry consolidation. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Smith Barney has been engaged to render financial advisory services to Proffitt's in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon consummation of the Merger. We also will receive a fee upon delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade the securities of Proffitt's and Younkers for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Proffitt's unrelated to the Merger, and has received compensation for such services. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with Proffitt's and Younkers.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Proffitt's in evaluating the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety in the Joint Proxy Statement/Prospectus of Proffitt's and Younkers relating to the proposed Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Conversion Number is fair, from a financial point of view, to Proffitt's.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.

                                                                    APPENDIX III

[Letterhead]

PERSONAL AND CONFIDENTIAL

October 22, 1995

Board of Directors
Younkers, Inc.
7th and Walnut Streets
Des Moines, Iowa 50397

Members of the Board of Directors:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Younkers, Inc. (the "Company") of the exchange ratio of 0.98 shares of Common Stock, par value $0.10 per share, of Proffitt's, Inc. ("Proffitt's) to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of October 22, 1995 among Proffitt's, Baltic Merger Corporation, a wholly-owned subsidiary of Proffitt's, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as managing underwriter of a public offering of 6,170,000 shares of Common Stock of Younkers in April 22, 1992 and a public offering of 2,200,000 shares of Common Stock of Younkers in April 22, 1993. We are also familiar with the Company having acted as its financial advisor in connection with the unsolicited proposal and subsequent tender offers from Carson Pirie Scott & Co., and having acted as financial advisor in connection with, and having participation in certain of the negotiations leading, to the Agreement. In the course of trading activities of Goldman, Sachs & Co., as of the close of business on October 20, 1995, had accumulated a short position of 6,500 Shares and a long position of 90 Shares.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and Proffitt's for the five fiscal years ended January 31, 1995; certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company and Proffitt's; certain other communications from the Company and Proffitt's to their respective shareholders; and certain internal financial analyses and forecasts for the Company and Proffitt's prepared by their respective management teams. We also have held discussions with members of the senior management of the Company and Proffitt's regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined pursuant to the Agreement. In addition, we have reviewed the reported price and trading activity for the Shares and Proffitt's Common Stock, compared certain financial and stock market information for the Company and Proffitt's with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Proffitt's or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the transaction contemplated by the Agreement will be recorded as a pooling of interests under generally accepted accounting principles.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

                                                                     APPENDIX IV

                                PROFFITT'S, INC.
                         1994 LONG-TERM INCENTIVE PLAN

1. PURPOSE.

    The purpose of the PROFFITT'S, INC. 1994 LONG-TERM INCENTIVE PLAN (the "Plan") is to further the earnings of PROFFITT'S, INC., a Tennessee corporation, and its subsidiaries (collectively, the "Company") by assisting the Company in attracting, retaining and motivating management employees and directors of high caliber and potential. The Plan provides for the award of long-term incentives to those officers, other key executives and directors who make substantial contributions to the Company by their loyalty, industry and invention.

2. ADMINISTRATION.

    The Plan shall be administered by a committee (the "Committee") selected by the Board of Directors of the Company (the "Board of Directors") consisting solely of two or more members who are "outside directors" as described in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Except to the extent permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act") (or any successor rule of similar import), each Committee member shall be ineligible to receive, and shall not have been, during the one-year period prior to appointment thereto, granted or awarded stock options, stock appreciation rights, performance units, or restricted stock pursuant to this Plan or any other similar plan of the Company or any affiliate of the Company. Without limiting the foregoing, the Committee shall have full and final authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application. Subject to the provisions hereof, the Committee shall have full and final authority in its discretion to determine the employees and directors to whom awards shall be made under the Plan; to determine the type of awards to be made and the amount, size and terms and conditions of each such award; to determine the time when awards shall be granted; to determine the provisions of each agreement evidencing an award; and to make all other determinations necessary or advisable for the administration of the plan.

3. STOCK SUBJECT TO THE PLAN.

    The Company may grant awards under the Plan with respect to not more than a total of 2,911,000 shares of $.10 par value common stock of the Company (the "Shares") (subject, however, to adjustment as provided in paragraph 20, below). Such shares may be authorized and unissued Shares or treasury Shares. Except as otherwise provided herein, any Shares subject to an option or right which for any reason is surrendered before exercise or expires or is terminated unexercised as to such Shares shall again be available for the granting of awards under the Plan. Similarly, if any Shares granted pursuant to restricted stock awards are forfeited, such forfeited Shares shall again be available for the granting of awards under the Plan.

4. ELIGIBILITY TO RECEIVE AWARDS.

    Persons eligible to receive awards under the Plan shall be limited to those officers, other key employees and directors of the Company who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability and success of the Company (but excluding members of the Committee, except as provided in paragraphs 6(h) and 8(e)).

5. FORM OF AWARDS.

    Awards may be made from time to time by the Committee in the form of stock options to purchase Shares, stock appreciation rights, performance units, restricted stock, or any combination of the above.

Stock options may be options which are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Code, or options which are not intended to so qualify ("Nonqualified Stock Options").

6. STOCK OPTIONS.

    Stock options for the purchase of Shares shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time; provided that the maximum number of options which may be granted to any one grantee during any twelve-month period is 125,000 (as adjusted pursuant to paragraph 20, below). Such agreement shall contain the terms and conditions applicable to the options, including in substance the following terms and conditions:

    (a) Type of Option. Each option agreement shall identify the options represented thereby as Incentive Stock Options or Nonqualified Stock Options, as the case may be, and shall set forth the number of Shares subject to the options.

    (b) Option Price. The option exercise price to be paid by the optionee to the Company for each Share purchased upon the exercise of an option shall be determined by the Committee, but shall in no event be less than the par value of a Share.

    (c) Exercise Term. Each option agreement shall state the period or periods of time within which the option may be exercised, in whole or in part, as determined by the Committee and subject to such terms and conditions as are prescribed for such purpose by the Committee, provided that no option shall be exercisable after ten years from the date of grant thereof. The Committee, in its discretion, may provide in the option agreement circumstances under which the option shall become immediately exercisable, in whole or in part, and, notwithstanding the foregoing, may accelerate the exercisability of any option, in whole or in part, at any time.

    (d) Payment for shares. The purchase price of the Shares with respect to which an option is exercised shall be payable in full at the time of exercise in cash, shares at fair market value, or a combination thereof, as the Committee may determine and subject to such terms and conditions as may be prescribed by the Committee for such purpose. If the purchase price is paid by tendering Shares, the Committee in its discretion may grant the optionee a new stock option for the number of Shares used to pay the purchase price.

    (e) Rights Upon Termination. In the event of Termination (as defined below) of an optionee's status as an employee or director of the Company for any cause other than Retirement (as defined below), death or Disability, (as defined below), the optionee shall have the right to exercise the option during its term within a period of three months after such Termination to the extent that the option was exercisable at the time of Termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. As used herein, "Termination" means, (i) in the case of an employee, the cessation of the grantee's employment by the Company for any reason, and (ii) in the case of a director, the cessation of the grantee's service as a director of the Company; and "Terminates" has the corresponding meaning. As used herein, "Retirement" means retirement from active employment (in the case of an employee), or active service (in the case of a director) with the Company on or after age 65, or such earlier age with the express written consent for purposes of the Plan of the Company at or before the time of such retirement, and "Retires" has the corresponding meaning. As used herein, "Disability" means a condition that, in the judgment of the Committee, has rendered a grantee completely and presumably permanently unable to perform any and every duty of his regular occupation, and "Disabled" has the corresponding meaning. In the event that an optionee Retires, dies or becomes Disabled prior to the expiration of his option and without having fully exercised his option, the optionee or his Beneficiary (as defined below) shall have the right to exercise the option during its term within a period of (i) one year after Termination due to Retirement, death or Disability, or (ii) one year after death if death occurs either within one year after Termination due to Retirement or

Disability or within three months after Termination for other reasons, to the extent that the option was exercisable at the time of death or Termination, or within such other period, and subject to such terms and conditions, as may be specified by the committee. (As used herein, "Beneficiary" means the person or persons designated in writing by the grantee as his beneficiary with respect to an award under the Plan; or, in the absence of an effective designation or if the designated person or persons predecease the grantee, the grantee's Beneficiary shall be the person or persons who acquire by bequest or inheritance the grantee's rights in respect of an award.) In order to be effective, a grantee's designation of a Beneficiary must be on file with the Committee before the grantee's death, but any such designation may be revoked and a new designation substituted therefor at any time before the grantee's death.

    (f) Nontransferability. Options granted under the Plan shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution. During the lifetime of the optionee the option is exercisable only by the optionee.

    (g) Incentive Stock Options. In the case of an Incentive Stock Option, each option shall be subject to such other terms conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as an incentive stock option within the meaning of Section 422(b) of the Code (or any amendment or substitute or successor thereto or regulation thereunder), including in substance, without limitation, the following:

        (i) The purchase Price of stock subject to an Incentive Stock Option shall not be less than 100 percent of the fair market value of such stock on the date the option is granted, as determined by the Committee.

        (ii) The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year under all plans of the Company and its subsidiary corporations (which term, as used hereinafter, shall have the meaning ascribed thereto in
    Section 424(f) of the Code or successor provision of similar import) shall not exceed $100,000.

        (iii) No Incentive Stock Option shall be granted to any employee if at the time the option is granted the individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, unless at the time such option is granted the option price is at least 110 percent of the fair market value (as determined by the Committee) of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant.

        (iv) Directors who are not employees of the Company shall not be eligible to receive Incentive Stock Options.

        (v) In the event of Termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Nonqualified Stock Option.

    (h) Automatic Grant of Options to Nonemployee Directors. Notwithstanding any other provision of the Plan, the grant of options hereunder to directors who are not also employees of the Company ("Nonemployee Directors") shall be subject to the following terms and conditions:

        (i) Immediately following each of the nine consecutive annual meetings of the stockholders of the Company ("Annual Meeting") beginning with the 1994 Annual Meeting, each Nonemployee Director of the Company who is then incumbent shall be granted a Nonqualified Stock Option to purchase 1,000 Shares (as adjusted pursuant to paragraph 20, below).

        (ii) If, during the period beginning with the 1994 Annual Meeting and ending with the 2003 Annual Meeting, a person is elected or appointed as a Nonemployee Director of the Company other than at an Annual Meeting, such person shall thereupon be granted a Nonqualified Stock Option to purchase 1,000 shares (as adjusted pursuant to paragraph 20, below).

        (iii) The purchase price of stock subject to an option granted to Nonemployee Directors under this paragraph 6(h) shall be equal to 100 percent of the fair market value of such stock on the date the option is granted, as determined by the Committee.

        (iv) Except as provided in paragraph 18, each option granted to Nonemployee Directors under this paragraph 6(h) shall be exercisable to the extent of (a) 20% of the Shares covered thereby on or after the date which is six months after the date of grant; (b) an additional 20% of the Shares covered thereby on or after the first anniversary of the date of grant; (c) an additional 20% of the Shares covered thereby on or after the second anniversary of the date of grant; (d) an additional 20% of the Shares covered thereby on or after the third anniversary of the date of grant; and
    (e) exercisable to the extent of the remaining 20% of the Shares covered thereby on or after the fourth anniversary of the date of grant; provided, however, that no portion of the option shall be exercisable any earlier than the date the Plan is approved by the stockholders of the Company.

        (v) Unless otherwise provided in the Plan, all provisions with respect to the terms of Nonqualified Stock Options hereunder shall be applicable to options granted to Nonemployee Directors under this paragraph 6(h).

        (vi) The automatic grants described in this paragraph 6(h) and the restricted stock awards under paragraph 8(e) shall constitute the only awards under the Plan permitted to be made to Nonemployee Directors.

7. STOCK APPRECIATION RIGHTS.

    Stock appreciation rights (SARs) shall be evidenced by written SAR agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time; provided that the maximum number of SARs which may be granted to any one grantee during any twelve- month period is 125,000 (as adjusted pursuant to paragraph 20, below). Such SAR agreements shall contain the terms and conditions applicable to the SARs, including in substance the following terms and conditions:

    (a) Award. SARs may be granted in connection with a previously or contemporaneously granted stock option, or independently of a stock option. SARs shall entitle the grantee, subject to such terms and conditions as may be determined by the Committee, to receive upon exercise thereof all or a portion of the excess of (i) the fair market value at the time of exercise, as determined by the Committee, of a specified number of Shares with respect to which the SAR is exercised, over (ii) a specified price which shall not be less than 100 percent of the fair market value of the Shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100 percent of the fair market value of the Shares at the time such option was granted. Upon exercise of a SAR, the number of Shares reserved for issuance hereunder shall be reduced by the number of Shares covered by the SAR. Shares covered by a SAR shall not be used more than once to calculate the amount to be received pursuant to the exercise of the SAR.

    (b) SARs Related to Stock Options. If a SAR is granted in relation to a stock option, (i) the SAR shall be exercisable only at such times, and by such persons, as the related option is exercisable; (ii) the grantee's right to exercise the related option shall be canceled if and to the extent that the Shares subject to the option are used to calculate the amount to be received upon the exercise of the related SAR; (iii) the grantee's right to exercise the related SAR shall be canceled if and to the extent that the Shares subject to the SAR are purchased upon the exercise of the related option; and (iv) the SAR shall not be transferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the grantee only by him.

    (c) Term. Each SAR agreement shall state the period or periods of time within which the SAR may be exercised, in whole or in part, as determined by the Committee and subject to such terms and conditions as are prescribed for such purpose by the Committee, provided that no SAR shall be exercisable earlier than six months after the date of grant or later than ten years after the date of grant. The Committee may, in its discretion, provide in the SAR agreement circumstances under which the SARs shall become immediately exercisable, in whole or in part, and may, notwithstanding the foregoing, accelerate the exercisability of any SAR, in whole or in part, at any time.

    (d) Termination. SARs shall be exercisable only during the grantee's tenure as an employee or director of the Company, except that, in the discretion of the Committee, a SAR may be made exercisable for up to three months after the grantee is Terminated for any reason other than Retirement, death or Disability, and for up to one year after the grantee is Terminated because of Retirement, death or Disability.

    (e) Payment. Upon exercise of a SAR, payment shall be made in cash, in shares at fair market value on the date of exercise, or in a combination thereof, as the Committee may determine at the time of exercise.

    (f) Other Terms. SARs shall be granted in such manner and such form, and subject to such additional terms and conditions, as the Committee in its sole discretion deems necessary or desirable, including without limitation: (i) if granted in connection with an Incentive Stock Option, in order to satisfy any requirements set forth under Section 422 of the Code; or, (ii) in order to avoid any insider-trading liability in connection with a SAR under Section 16(b) of the 1934 Act.

8. RESTRICTED STOCK AWARDS.

    Restricted stock awards under the Plan shall consist of Shares free of any purchase price or for such purchase price as may be established by the Committee restricted against transfer, subject to forfeiture, and subject to such other terms and conditions (including attainment of performance objectives) as may be determined by the Committee. Restricted stock shall be evidenced by written restricted stock agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time, which agreement shall contain the terms and conditions applicable to such awards, including in substance the following terms and conditions:

    (a) Restriction Period. Restrictions shall be imposed for such period or periods as may be determined by the Committee. The Committee, in its discretion, may provide in the agreement circumstances under which the restricted stock shall become immediately transferable and nonforfeitable, or under which the restricted stock shall be forfeited, and, notwithstanding the foregoing, may accelerate the expiration of the restriction period imposed on any Shares at any time.

    (b) Restrictions Upon Transfer. Restricted stock and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such Shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the grantee shall have all of the other rights of a stockholder, including, but not limited to, the right to receive dividends and the right to vote such Shares.

    (c) Certificates. A certificate or certificates representing the number of restricted Shares granted shall be registered in the name of the grantee. The Committee, in its sole discretion, shall determine when the certificate or certificates shall be delivered to the grantee (or, in the event of the grantee's death, to his Beneficiary), may provide for the holding of such certificate or certificates in escrow or in custody by the Company or its designee pending their delivery to the grantee or Beneficiary, and may provide for any appropriate legend to be borne by the certificate or certificates.

    (d) Lapse of Restrictions. The restricted stock agreement shall specify the terms and conditions upon which any restriction upon restricted stock awarded under the Plan shall expire, lapse, or be removed, as determined by the Committee. Upon the expiration, lapse, or removal of such restrictions, Shares free of the restrictive legend shall be issued to the grantee or his legal representative.

    (e) Automatic Award of Restricted Stock to Nonemployee Directors. Notwithstanding any other provision of the Plan, awards of restricted stock hereunder to Nonemployee Directors shall be subject to the following terms and conditions:

        (i) Immediately following the 1994 Annual Meeting of the stockholders of the Company, each Nonemployee Director of the Company who is then incumbent shall be awarded 1,000 Shares of restricted stock (as adjusted pursuant to paragraph 20, below).

        (ii) If, after the 1994 Annual Meeting and until the 2003 Annual Meeting, a person is elected or appointed as a Nonemployee Director of the Company other than at an Annual Meeting, such person shall thereupon be awarded 1,000 Shares of restricted stock (as adjusted pursuant to paragraph 20, below).

        (iii) The shares of restricted stock awarded pursuant to this paragraph 8(e) shall have a restriction period of ten years. The restrictions shall lapse with respect to 10 percent of the Shares awarded hereunder on the anniversary date of the award during each of the ten consecutive calendar years following the date on which the award is made, but only if the grantee has been a director of the Company continuously from the grant date of the restricted stock award to such anniversary date; provided, however, that all restrictions shall lapse, and the grantee of such restricted Shares shall be entitled to the delivery of a stock certificate or certificates evidencing the restricted Shares, upon (a) the date of the grantee's death or Disability while serving as a director, or (b) the date on which the Board of Directors determines that the holder will not be nominated for election as a director by reason of Retirement. Upon any other Termination, all shares still subject to the restrictions hereof shall be returned to or canceled by the Company and shall be deemed to have been forfeited by the grantee.

        (iv) No Shares awarded under this paragraph 8(e) may be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered unless, until and then only to the extent that the restrictions shall have lapsed in accordance with paragraph 8(e) (iii) hereof.

        (v) Stock certificates evidencing restricted Shares awarded under this paragraph 8(e) shall be issued in the sole name of the grantee (but shall be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that such Shares (a) are subject to the terms and restrictions of the Plan, (b) are subject to forfeiture or cancellation under the terms of the Plan, and (c) shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered except pursuant to the provisions of the Plan.

        (vi) Unless otherwise provided in the Plan, all provisions with respect to the terms of restricted stock awards hereunder shall be applicable to restricted stock awarded to Nonemployee Directors under this paragraph 8(e).

        (vii) The restricted stock awards under this paragraph 8(e) and the automatic grants described in paragraph 6(h) shall constitute the only awards under the Plan permitted to be made to Nonemployee Directors.

9. PERFORMANCE UNITS.

    Performance unit awards under the Plan shall entitle grantees to future payments based upon the achievements of preestablished long-term performance objectives and shall be evidenced by written performance unit agreements in such form not inconsistent with this Plan as the Committee shall approve from time to time. Such agreements shall contain the terms and conditions applicable to the performance unit awards, including in substance the following terms and conditions:

    (a) Performance Period. The Committee shall establish with respect to each unit award a performance period of not fewer than two years.

    (b) Unit Value. The Committee shall establish with respect to each unit award value for each unit which shall not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee.

    (c) Performance Targets. The Committee shall establish with respect to each unit award maximum and minimum performance targets to be achieved during the applicable performance period. Achievement of maximum targets shall entitle grantees to payment with respect to the full value of a unit award. Grantees shall be entitled to payment with respect to a portion of a unit award according to the level of achievement of targets as specified by the Committee for performance which achieves or exceeds the minimum target but fails to achieve the maximum target.

    (d) Performance Measures. Performance targets established by the Committee shall relate to corporate, subsidiary, division, or unit performance and may be established in terms of growth in gross revenue, earnings per share, ratios of earnings to equity or assets, or such other measures or standards as may be determined by the Committee in its discretion. Multiple targets may be used and may have the same or different weighing, and they may relate to absolute performance or relative performance measured against other companies or businesses.

    (e) Adjustments. At any time prior to the payment of a unit award, the Committee may adjust previously established performance targets or other terms and conditions, including the Company's or other corporations' financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practices, mergers, acquisitions or divestitures or other extraordinary unusual or non-recurring items or events.

    (f) Payment of Unit Awards. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained and any other terms and conditions satisfied for such period. The Committee shall determine what, if any, payment is due on the unit award and whether such payment shall be made in cash, Shares, or a combination thereof. Payment shall be made in a lump sum or installments, as determined by the Committee, commencing as promptly as practicable following the end of the performance period unless deferred subject to such terms and conditions and in such form as may be prescribed by the Committee.

    (g) Termination. In the event that a grantee is Terminated as an employee or director by the Company prior to the end of the performance period by reason of death, Disability, or Retirement with the consent of the Company, any unit award, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period according to the portion of the performance period during which the grantee was employed by or served as a director of the Company, provided that the Committee shall have the power to provide for an appropriate settlement of a unit award before the end of the performance period. Upon any other Termination, participation shall terminate forthwith and all outstanding unit awards shall be canceled.

10. LOANS AND SUPPLEMENTAL CASH.

    The Committee, in its sole discretion to further the purpose of the Plan, may provide for supplemental cash payments or loans to individuals in connection with all or any part of an award under the Plan. Supplemental cash payments shall be subject to such terms and conditions as shall be prescribed by the Committee at the time of grant, provided that in no event shall the amount of payment exceed:

    (a) In the case of an option, the excess fair market value of a Share on the date of exercise over the option price multiplied by the number of Shares for which such option is exercised, or

    (b) In the case of a SAR, performance unit, or restricted stock award, the value of the Shares and other consideration issued in payment of such award.

Any loan shall be evidenced by a written loan agreement or other instrument in such form and containing such terms and conditions (including, without limitation, provisions for interest, payment schedules, collateral, forgiveness or acceleration) as the Committee may prescribe from time to time.

11. GENERAL RESTRICTIONS.

    Each award under the Plan shall be subject to the requirement that if at any time the Company shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of Shares, or (iv) the satisfaction of withholding tax or other withholding liabilities is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of Shares thereunder, such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, agreement, or withholding shall have been effected or obtained free of any conditions not acceptable to the Company. Any such restriction affecting an award shall not extend the time within which the award may be exercised; and neither the Company nor its directors or officers nor the Committee shall have any obligation or liability to the grantee or to a Beneficiary with respect to any Shares with respect to which an award shall lapse or with respect to which the grant, issuance or purchase of Shares shall not be effected, because of any such restriction.

12. SINGLE OR MULTIPLE AGREEMENTS.

    Multiple awards, multiple forms of awards, or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

L3. RIGHTS OF THE SHAREHOLDER.

    The recipient of any award under the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for Shares are issued to him, and the issuance of Shares shall confer no retroactive right to dividends.

14. RIGHTS TO TERMINATE.

    Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or to serve as a director, or affect any right which the Company may have to terminate the employment or directorship of such person.

15. WITHHOLDING.

    (a) Prior to the issuance or transfer of Shares under the Plan, the recipient shall remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements. The recipient may satisfy the withholding requirement in whole or in part by electing to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be the fair market value, as determined by the Committee, of the stock on the date that the amount of tax to be withheld is determined (the "Tax Date"). Such election must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements, as interpreted by the Committee, and may not be made unless approved by the Committee, in its discretion.

    (b) Whenever payments to a grantee in respect of an award under the Plan are to be made in cash, such payments shall be net of the amount necessary to satisfy any federal, state or local withholding tax requirements.

16. NON-ASSIGNABILITY.

    No award under the Plan shall be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution, or by such other means as the Committee may approve. Except as otherwise provided herein, during the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

17. NON-UNIFORM DETERMINATIONS.

    The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

18. CHANGE IN CONTROL PROVISIONS.

    (a) In the event of (1) a Change in Control (as defined) or (2) a Potential Change in Control (as defined), but only if and to the extent so determined by the Board of Directors at or after grant (subject to any right of approval expressly reserved by the Board of Directors at the time of such determination), the following acceleration and valuation provisions shall apply:

        (i) Any SARs outstanding for at least six months and any stock options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

        (ii) Any restrictions and deferral limitations applicable to any restricted stock, performance units or other stock-based awards, in each case to the extent not already vested under the Plan, shall lapse and such shares, performance units or other stock-based awards shall be deemed fully vested.

        (iii) The value of all outstanding stock options, SARs, restricted stock, performance units and other stock-based awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the Change in Control Price (as defined) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

    (b) As used herein, the term "Change in Control" means the happening of any of the following:

        (i) Any person or entity, including a "group" as defined in Section 13(d)(3) of the 1934 Act, other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 25 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), or

        (ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

        (iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

    (c) As used herein, the term "Potential Change in Control" means the happening of any of the following:

        (i) The approval by stockholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company; or

        (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company, a wholly-owned subsidiary thereof or any employee benefit plan of the Company or its subsidiaries, including any trustee of such plan acting as such trustee) of securities of the Company representing 5 percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

    (d) As used herein, the term "Change in Control Price" means the highest price per share paid in any transaction reported on the National Association of Securities Dealers Automated Quotation System, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Company at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case determined by the Committee except that, in the case of Incentive Stock Options and SARs relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the optionee exercises such SARs or, where applicable, the date on which a cash out occurs under Section 18(a)(iii).

19. NON-COMPETITION PROVISION.

    Unless the award agreement relating to a stock option, SAR, restricted stock or performance unit specifies otherwise, a grantee shall forfeit all unexercised, unearned and/or unpaid awards, including, but not by way of limitation, awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the grantee without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise, in any business or activity competitive with the business conducted by the Company or any of its subsidiaries; or (ii) the grantee performs any act or engages in any activity which in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company.

20. ADJUSTMENTS.

    In the event of any change in the outstanding common stock of the Company, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of Shares which may be issued under the Plan, the number of Shares subject to outstanding awards, and the option exercise price of each outstanding option, and may make such other changes in outstanding options, SARs, performance units and restricted stock awards, as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees, provided that any fractional Shares resulting from such adjustments shall be eliminated.

21. AMENDMENT.

    The Board of Directors may terminate, amend, modify or suspend the Plan at any time, except that the Board shall not, without the authorization of the holders of a majority of Company's voting securities, increase the maximum number of Shares which may be issued under the Plan (other than increases pursuant to paragraph 20 hereof), extend the last date on which awards may be granted under the Plan, extend the date on which the Plan expires, change the class of persons eligible to receive awards, or change the minimum option price. In no event, however, shall the provisions of paragraphs 6(h) and 8(e) be amended more often than once every six months, other than to comport with changes in the Code, the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. No termination, modification, amendment or suspension of the Plan shall adversely affect the rights of any grantee or Beneficiary under an award previously granted, unless the grantee or Beneficiary shall consent; but it shall be conclusively presumed that any adjustment pursuant to paragraph 20 hereof does not adversely affect any such right.

22. EFFECT ON OTHER PLANS.

    Participation in this Plan shall not affect a grantee's eligibility to participate in any other benefit or incentive plan of the Company. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided therein.

23. EFFECTIVE DATE AND DURATION OF THE PLAN.

    The Plan shall become effective when adopted by the Board of Directors, provided that the Plan is approved by the holders of a majority of the Company's voting securities on the date of its adoption by the Board or before the first anniversary of that date. Unless it is sooner terminated in accordance with paragraph 21 hereof, the Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of Shares or payment of cash or have expired or otherwise terminated, but no award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Board of Directors or is approved by the holders of the Company's voting securities.

24. UNFUNDED PLAN.

    The Plan shall be unfunded, except to the extent otherwise provided in accordance with Section 8 hereof. Neither the Company nor any affiliate shall be required to segregate any assets that may be represented by stock options, SARs, or performance units, and neither the Company nor any affiliate shall be deemed to be a trustee of any amounts to be paid under any stock option, SAR or performance unit. Any liability of the Company or any affiliate to pay any grantee or Beneficiary with respect to an option, SAR or performance unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligations will be deemed to be secured by a pledge or encumbrance on any property of the Company or an affiliate.

25. GOVERNING LAW.

    The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Tennessee except to the extent that such laws may be superseded by any federal law.

ADOPTED BY THE BOARD OF DIRECTORS OF PROFFITT'S, INC. ON THE FIRST DAY OF MARCH, 1994.

                                          By          /s/ R. BRAD MARTIN
                                             ----------------------------------
                                              R. Brad Martin, Chairman of the
                                                     Board of Directors
                                                and Chief Executive Officer

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The ByLaws of Proffitt's provide that Proffitt's shall indemnify to the full extent authorized or permitted by the Tennessee Business Corporation Act any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testate or intestate, is or was an officer or director of Proffitt's or serves or served as an officer or director of any other enterprise at the request of Proffitt's.

    Section 48-18-503 of the Tennessee Business Corporation Act provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the Tennessee Business Corporation Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, that the director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Tennessee Business Corporation Act. Section 48-18-507 of the Tennessee Business Corporation Act provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the Tennessee Business Corporation Act applicable to mandatory indemnification of directors.

    Proffitt's ByLaws further provide that Proffitt's may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Proffitt's, or is or was serving at the request of Proffitt's as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not Proffitt's would have the power to indemnify such person against such liability under the ByLaws, provided that such insurance is available on acceptable terms as determined by a majority of Proffitt's Board of Directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)  The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

        (2)       Agreement and Plan of Merger, dated as of October 22, 1995, among
                  Proffitt's, Inc., Baltic Merger Corporation and Younkers, Inc. (Appendix I
                  to Joint Proxy Statement/Prospectus)

        (3)(a)    Charter, as amended, of Proffitt's, Inc. (Incorporated by reference from
                  Exhibits to the Form S-1 Registration Statement No. 33-13548 dated June 3,
                  1987)

        (3)(b)    Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series A Cumulative Convertible
                  Exchangeable Preferred Stock (Incorporated by reference from Exhibits to the Form 8-K dated April 14, 1994)

        (3)(c)    Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series B Cumulative Junior
                  Perpetual Preferred Stock (Incorporated by reference from Exhibits to the
                  Form 8-K dated April 14, 1994)
        (3)(d)    Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series C Junior Preferred Stock
                  (Incorporated by reference from Exhibits to the Form 8-K dated April 3,
                  1995)
        (3)(e)    Articles of Amendment to the Charter of Proffitt's, Inc., designating the maximum number of shares of all classes of stock which the corporation shall have the authority to issue (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July
                  29, 1995)
        (3)(f)    Articles of Amendment to the Charter of Proffitt's, Inc., designating special meeting of shareholders (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July 29,
                  1995)
        (3)(g)    Amended and Restated Bylaws of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended July 29, 1995)
        (4)(a)    Form of 7.5% Junior Subordinated Debentures due 2004 (Incorporated by
                  reference from Exhibits to the Form 8-K dated April 14, 1994)
        (4)(b)    Form of 4.75% Convertible Subordinated Debentures due 2003 (Incorporated by
                  reference from Exhibits to the Form S-3 Registration Statement No. 33-70000
                  dated October 19, 1993)
        (4)(c)    Form of Rights Certificate (Incorporated by reference from Exhibits to the
                  Form 8-K dated April 3, 1995)
        (5)       Opinion of Barnes & Thornburg regarding legality
        (8)       Opinion of Sullivan & Cromwell regarding certain federal income tax consequences
        (23)(a)   Consent of Coopers & Lybrand L.L.P.
        (23)(b)   Consent of Deloitte & Touche LLP
        (23)(c)   Consent of Ernst & Young LLP
        (23)(d)   Consent of KPMG Peat Marwick LLP
        (23)(e)   Consent of Barnes & Thornburg (in opinion regarding legality)
        (23)(f)   Consent of Sullivan & Cromwell (in opinion regarding certain federal income tax consequences)
        (99)(a)   Form of Proxy Card for Proffitt's, Inc.
        (99)(b)   Form of Proxy Card for Younkers, Inc.
        (99)(c)   Form of Letter to Stockholders of Proffitt's, Inc. to Accompany Joint Proxy
                  Statement/Prospectus
        (99)(d)   Form of Letter to Stockholders of Younkers, Inc. to Accompany Joint Proxy
                  Statement/Prospectus
        (99)(e)   Notice of Special Meeting of Stockholders of Proffitt's, Inc.
        (99)(f)   Notice of Special Meeting of Stockholders of Younkers, Inc.
        (99)(g)   Opinion of Smith Barney Inc. (Appendix II to Joint Proxy
                  Statement/Prospectus)
        (99)(h)   Consent of Smith Barney Inc.
        (99)(i)   Opinion of Goldman, Sachs & Co. (Appendix III to Joint Proxy State-
                  ment/Prospectus)
        (99)(j)   Consent of Goldman, Sachs & Co.

      (b)  No financial statement schedules are required to be filed herewith pursuant to Item
           21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
   "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 3, 1996.

                                          PROFFITT'S, INC.

                                          By: /s/ R. Brad Martin
                                              ..................................
                                                       R. Brad Martin
                                               Chairman of the Board and Chief
                                                      Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 3, 1996 by the following persons in the capacities indicated.

                  NAME                            TITLE/POSITION
----------------------------------------  ------------------------------
/s/ R. Brad Martin
 ........................................  Chairman of the Board and
             R. Brad Martin                 Chief Executive Officer

/s/ James A. Coggin
 ........................................  President
            James A. Coggin

/s/ Bernard E. Bernstein
 ........................................  Director
          Bernard E. Bernstein

/s/ Edmond D. Cicala
 ........................................  Director
            Edmond D. Cicala

/s/ Ronald de Waal
 ........................................  Director
             Ronald de Waal

/s/ Richard D. McRae
 ........................................  Director
            Richard D. McRae

/s/ C. Warren Neel
 ........................................  Director
             C. Warren Neel

/s/ Harwell W. Proffitt
 ........................................  Director
          Harwell W. Proffitt

/s/ Gerald Tsai, Jr.
 ........................................  Director
            Gerald Tsai, Jr.

/s/ Julia A. Bentley
 ........................................  Senior Vice President and
            Julia A. Bentley                Secretary

 ........................................  Director
            Michael A. Gross

/s/ James E. Glasscock
 ........................................  Executive Vice President,
           James E. Glasscock               Chief Financial Officer and
                                            Treasurer